                            SCHEDULE 14C INFORMATION

 INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934

Check the appropriate box:

[ ]  Preliminary Information Statement          [ ]  Confidential, for Use of the Commission
                                                Only
[X]  Definitive Information Statement           (as permitted by Rule 14c-5(d)(2))

                              SPECTRAN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required:

[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1)  Title of each class of securities to which transaction applies:

                              Common Stock, par value $.10
        ------------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

                                       3,409,621
        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                            $9.00 per share of Common Stock*
        ------------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

                                      $26,723,653*
        ------------------------------------------------------------------------

     5)  Total fee paid:

                                        $5,345*
        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

                                      $13,466.24*
        ------------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

                                     Schedule 14D-1
        ------------------------------------------------------------------------

     3)  Filing Party:

                                Lucent Technologies Inc.
        ------------------------------------------------------------------------

     4)  Date Filed:

                                     July 21, 1999
        ------------------------------------------------------------------------

* The filing fee was calculated in the following manner: first, pursuant to Exchange Act Rule 0-11, the aggregate cash to be received by the Registrant's stockholders and holders of "in the money" options in the proposed transaction was determined by adding (i) $25,332,291 ($9.00 per share to be paid to the holders of the 2,814,699 issued and outstanding shares of Common Stock held by stockholders other than Seattle Acquisition Inc.) plus (ii) $1,391,362 to be paid to the holders of options to purchase 594,922 shares of Common Stock that have an exercise price below $9.00 per share, which equals $26,723,653; and second, pursuant to Exchange Act Rule 0-11, $26,723,653 was multiplied by 1/50th of one percent, which equals $5,345. The fee due upon the filing of the preliminary information statement is $5,345, which amount is completely offset by the $13,466.24 fee previously paid in connection with the filing of the
  Schedule 14D-1 by Lucent Technologies Inc. in connection with the first step of the transaction of which the merger that is the subject of this Information Statement is a part.

                              SPECTRAN CORPORATION
                                  50 HALL ROAD
                        STURBRIDGE, MASSACHUSETTS 01566

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            ------------------------

     Notice is hereby given that a special meeting of the stockholders (the "Special Meeting") of SpecTran Corporation (the "Company") will be held at The Crowne Plaza Hotel, 10 Lincoln Square, Worcester, Massachusetts, on February 1, 2000, at 10:00 a.m. (local time), for the following purposes:

     1. To consider and vote upon a proposal (the "Merger Proposal") to adopt the Agreement of Merger, dated July 15, 1999 (the "Merger Agreement"), by and among the Company, Lucent Technologies Inc. ("Lucent") and Seattle Acquisition Inc., a wholly-owned subsidiary of Lucent ("Acquisition"), and the transactions contemplated thereby including the Merger. The Merger Agreement provides for the merger (the "Merger") of Acquisition with and into the Company, with the Company surviving the Merger and becoming a wholly-owned subsidiary of Lucent. In the Merger, holders of outstanding shares of the common stock, par value $.10 per share (the "Common Stock") (other than the Company, Acquisition and Lucent and holders of dissenting shares) will receive $9.00 in cash for each share of Common Stock held by them. Adoption of the Merger Agreement will also constitute approval of the Merger and the other transactions contemplated by the Merger Agreement.

     2. To consider and transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on January 5, 2000 as the record date for the determination of stockholders entitled to vote at the Special Meeting and any adjournment or postponement thereof.

     On July 14, 1999, the Board of Directors of the Company unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Tender Offer (as defined below) and the Merger, and determined that the terms of the Merger Agreement are fair to, and in the best interests of, the stockholders of the Company. The Merger is the second step of a two-step transaction pursuant to which Lucent, as the owner of all of the capital stock of Acquisition, will acquire the entire equity interest in the Company for an aggregate purchase price of approximately $64 million in cash, plus the assumption of approximately $35 million of debt. The first step was a Tender Offer for all outstanding shares of Common Stock at $9.00 per share net to the seller in cash (the "Tender Offer"). Acquisition acquired 4,383,731 shares of Common Stock upon the consummation of the Tender Offer on August 31, 1999, representing approximately 60.9% of the issued and outstanding Common Stock (approximately 53.3% on a fully diluted basis) on such date and has sufficient voting power to approve the Merger Proposal regardless of the vote of any other stockholder of the Company.

     You are urged to read carefully the accompanying Information Statement, which includes a description of the terms of the proposed Merger. A copy of the Merger Agreement is attached to the Information Statement as Annex A.

     As more fully explained in the Information Statement, holders of the Common Stock have the right to dissent from the Merger and to receive payment of the fair value of their shares upon full compliance with Section 262 of the Delaware General Corporation Law, a copy of which is attached to the Information Statement as Annex B.

     PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS CONSUMMATED, YOU WILL BE SENT A LETTER OF TRANSMITTAL FOR THAT PURPOSE AS SOON AS REASONABLY PRACTICABLE THEREAFTER.

                                          By order of the Board of Directors,

                                          George J. Roberts,
                                          Secretary

January 7, 2000

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                              SPECTRAN CORPORATION
                                  50 HALL ROAD
                        STURBRIDGE, MASSACHUSETTS 01566
                            ------------------------

                             INFORMATION STATEMENT
                            ------------------------

     This Information Statement is being furnished to the holders of common stock, par value $.10 per share (the "Common Stock"), of SpecTran Corporation, a Delaware corporation (the "Company"), in connection with a special meeting of stockholders to be held on February 1, 2000 or at any adjournments thereof (the "Special Meeting"). The approximate date of mailing this Information Statement is January 10, 2000.

     This Information Statement relates to the proposal (the "Merger Proposal") to adopt the Agreement of Merger, dated July 15, 1999 (the "Merger Agreement"), by and among the Company, Lucent Technologies Inc. ("Lucent") and Seattle Acquisition Inc., a wholly-owned subsidiary of Lucent ("Acquisition"), and the transactions contemplated thereby, including the Merger. The Merger Agreement provides for the merger (the "Merger") of Acquisition with and into the Company, with the Company surviving the Merger and becoming a wholly-owned subsidiary of Lucent (in such capacity the "Surviving Corporation"). A copy of the Merger Agreement is attached hereto as Annex A.

     As a result of the Merger, each issued and outstanding share of Common Stock (other than any shares owned by the Company, Lucent or Acquisition and any shares which are held by any dissenting stockholders) will automatically be converted into the right to receive $9.00, in cash, without interest (the "Merger Consideration").

     The Merger is the second step of a two-step transaction pursuant to which Lucent, as the owner of all of the capital stock of Acquisition, will acquire the entire equity interest in the Company for an aggregate purchase price of approximately $64 million in cash, plus the assumption of approximately $35 million of debt. The first step was a Tender Offer for all of the outstanding shares of Common Stock at $9.00 per share net to the seller in cash (the "Tender Offer").

     As a result of the consummation of the Tender Offer, as of the close of business on the Record Date, Acquisition was the record owner of an aggregate of 4,383,731 shares of Common Stock, representing approximately 60.9% of the issued and outstanding Common Stock (approximately 53.3% on a fully diluted basis) and has sufficient voting power to approve the Merger Proposal regardless of the vote of any other stockholder of the Company. Pursuant to the Merger Agreement, Acquisition is obligated to vote the shares of Common Stock owned by it in favor of the Merger Proposal. THE COMPANY CURRENTLY ANTICIPATES THAT THE MERGER WILL BE CONSUMMATED ON FEBRUARY 1, 2000 OR AS PROMPTLY AS PRACTICABLE THEREAFTER. See "The Special Meeting -- Vote Required" and "Security Ownership of Certain Beneficial Owners and Management."

     The Board of Directors of the Company has unanimously approved the Merger and determined that the terms of the Merger are fair to, and in the best interests of, the stockholders of the Company.

     Only holders of shares of Common Stock of record at the close of business on January 5, 2000 (the "Record Date") will be entitled to vote at the Special Meeting. The Common Stock is the only class of the Company's voting securities outstanding. On the Record Date there were 7,198,430 outstanding shares of Common Stock, each of which is entitled to one vote.

     The Company has received the written opinion of Lazard Freres & Co. LLC ("Lazard") dated July 15, 1999 to the effect that, as of that date, and subject to the considerations stated therein, the $9.00 in cash per share of Common Stock to be received by holders of shares of Common Stock in the Tender Offer and the Merger was fair, from a financial point of view, to those stockholders. A copy of Lazard's opinion is attached to this Information Statement as Annex C. YOU SHOULD READ LAZARD'S OPINION CAREFULLY AND IN ITS ENTIRETY.

     THE MERGER IS FOR CASH ONLY. AFTER THE CLOSING OF THE MERGER, CURRENT COMPANY STOCKHOLDERS (OTHER THAN LUCENT) WILL HAVE NO FURTHER OWNERSHIP INTEREST IN THE COMPANY.

     The Common Stock is traded on the NASDAQ National Market System under the symbol "SPTR". On July 14, 1999, the day before the public announcement of the Merger was made, the last reported sale price of the Common Stock, as reported on the NASDAQ National Market System, was $11.50 per share. On January 6, 2000, the last trading day prior to the date of this Information Statement, the last reported sale price of the Common Stock, as reported on the NASDAQ National Market System, was $8.88 per share.

     STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THIS INFORMATION STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THE DELIVERY OF THIS INFORMATION STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS INFORMATION STATEMENT.

     All information contained in this Information Statement concerning Lucent and Acquisition has been supplied by Lucent and Acquisition and has not been independently verified by the Company. Except as otherwise indicated, all other information contained in this Information Statement has been supplied by the Company.

     The date of this Information Statement is January 7, 2000.
                            ------------------------

     THE COMPANY IS NOT ASKING ITS STOCKHOLDERS FOR A PROXY AND STOCKHOLDERS ARE REQUESTED NOT TO SEND A PROXY.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
THE SPECIAL MEETING.........................................    5
Date, Place and Time........................................    5
  Purpose of the Meeting....................................    5
  Vote Required.............................................    5
  Appraisal Rights of Dissenting Stockholders...............    5
PARTIES TO THE MERGER AGREEMENT.............................    6
  The Company...............................................    6
  Lucent....................................................    6
  Acquisition...............................................    6
LITIGATION RELATED TO THE TENDER OFFER AND THE MERGER.......    6
THE MERGER..................................................    7
  Background of the Tender Offer and the Merger.............    7
  Background of the Relationship............................    7
  Supply Relationship with Lucent...........................    7
  Licensee Relationship with Lucent.........................    7
  Background of the Tender Offer and the Merger.............    8
  The Company's Reasons for the Tender Offer and the
     Merger.................................................   14
  Lucent's and Acquisition's Reasons for the Merger.........   16
  Opinion of Financial Advisor..............................   16
THE MERGER AGREEMENT........................................   22
  Effective Time............................................   22
  The Merger................................................   22
  Conversion of Securities..................................   22
  Conditions to the Merger..................................   25
  Termination of the Merger Agreement.......................   26
  No Solicitation by the Company; Takeover Proposals........   27
  Fees and Expenses; Termination Fee........................   28
  Conduct of Business by the Company........................   29
  Board of Directors........................................   31
  Stock Options.............................................   31
  Warrants..................................................   31
  Employee Matters..........................................   32
  Indemnification...........................................   32
  Reasonable Best Efforts...................................   33
  Representations and Warranties............................   33
ACCOUNTING TREATMENT........................................   33
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................   34
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................   35
  Retirement Arrangements...................................   35
  Stock Options.............................................   35
  Shares Tendered...........................................   36
  Shares to be Sold in the Merger...........................   36
  Indemnification...........................................   36
RIGHTS OF DISSENTING STOCKHOLDERS...........................   37
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....   39

                                                              PAGE
                                                              ----
ADDITIONAL INFORMATION ABOUT THE COMPANY AND ITS BUSINESS...   40
  Description of Business...................................   40
  Properties................................................   45
  Legal Proceedings.........................................   45
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   47
  As of December 31, 1998...................................   47
  As of September 30, 1999..................................   51
FORWARD LOOKING STATEMENTS..................................   56
DELISTING AND DEREGISTRATION OF COMMON STOCK................   56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   57
  Change in Control.........................................   58
SELECTED FINANCIAL DATA.....................................   59
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
  RISKS.....................................................   59
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS....................   59
OTHER MATTERS...............................................   59
CONSOLIDATED FINANCIAL STATEMENTS...........................  F-1

ANNEX A   AGREEMENT OF MERGER
ANNEX B   SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
ANNEX C   OPINION OF FINANCIAL ADVISOR
ANNEX D   AMENDED COMPLAINT
ANNEX E   FINANCIAL PROJECTIONS

                              THE SPECIAL MEETING

DATE, PLACE AND TIME

     The Special Meeting will be held at 10:00 a.m. local time, on February 1, 2000, at The Crowne Plaza Hotel, 10 Lincoln Square, Worcester, Massachusetts.

PURPOSE OF THE MEETING

     At the Special Meeting, the holders of Common Stock will consider and vote upon the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. As a result of the Merger, the Company will become a wholly-owned subsidiary of Lucent and each issued and outstanding share of Common Stock (other than any shares owned by the Company, Lucent or Acquisition and any shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded appraisal rights for such shares in accordance with Delaware law) shall be automatically converted into the right to receive the Merger Consideration.

     On July 14, 1999, the Board of Directors of the Company unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Tender Offer (as discussed below) and the Merger, and determined that the terms of the Merger Agreement are fair to, and in the best interests of, the stockholders of the Company. The Merger is the second step of a two-step transaction pursuant to which Lucent, as the owner of all of the capital stock of Acquisition, will acquire the entire equity interest in the Company for an aggregate purchase price of approximately $64 million in cash, plus the assumption of approximately $35 million of debt. The first step was a Tender Offer for all of the outstanding shares of Common Stock at $9.00 per share net to the seller in cash. Acquisition acquired 4,383,731 shares of Common Stock upon the consummation of the Tender Offer on August 31, 1999, representing approximately 60.9% of outstanding shares (approximately 53.3% on a fully diluted basis) on such date.

VOTE REQUIRED

     Approval of the Merger Proposal will require the affirmative vote of the holders of greater than 50% of the outstanding Common Stock. Only holders of record of Common Stock at the close of business on January 5, 2000 (the "Record Date") are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The Common Stock is the Company's only voting security outstanding. At the close of business on the Record Date, there were 7,198,430 shares of Common Stock outstanding, each of which entitles the registered holder thereof to one vote on all matters voted upon at the Special Meeting. As of the Record Date, as a result of the consummation of the Tender Offer, Acquisition, a wholly owned subsidiary of Lucent, owned, in the aggregate, 4,383,731 shares of Common Stock or approximately 60.9% of the issued and outstanding Common Stock (approximately 53.3% on a fully diluted basis). See "Security Ownership of Certain Beneficial Owners and Management." Accordingly, Acquisition will be able to approve the Merger Proposal without the vote of any other stockholders of the Company. See "The Merger -- The Company's Reasons for the Tender Offer and the Merger."

     THE COMPANY IS NOT ASKING ITS STOCKHOLDERS FOR A PROXY AND STOCKHOLDERS ARE REQUESTED NOT TO SEND A PROXY.

     YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR THE COMMON STOCK WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

     Under the Delaware General Corporation Law ("DGCL"), holders of Common Stock have the right to dissent from the Merger and to receive payment of the fair value of their shares upon full compliance with Section 262 of the Delaware General Corporation Law. See "Rights of Dissenting Stockholders" and Annex B.

                        PARTIES TO THE MERGER AGREEMENT

THE COMPANY

     The Company operates through two wholly owned subsidiaries, SpecTran Communication Fiber Technologies, Inc. ("SpecTran Communication") and SpecTran Specialty Optics Company ("SpecTran Specialty"). The Company, through its subsidiary SpecTran Communication, develops, manufactures and markets multimode and single-mode optical fiber for data communications and telecommunications applications and through its subsidiary SpecTran Specialty, develops, manufactures and markets specialty multimode and single-mode fiber and value-added fiber optic products for industrial, military/aerospace, communication and medical applications. The Company is a Delaware corporation with its principal executive offices at 50 Hall Road, Sturbridge, Massachusetts 01566. Its telephone number is (508) 347-2261. See "Additional Information About the Company and Its Business."

LUCENT

     Lucent designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronic components. Lucent is a global leader in the sale of public communications systems and is a supplier of systems or software to most of the world's largest network operators. Lucent is also a global leader in the sale of business communications systems and in the sale of microelectronic components for communications applications to manufacturers of communications systems and computers. Lucent conducts its research and development activities through Bell Laboratories, one of the world's foremost industrial research and development organizations. Lucent is a Delaware corporation with its principal offices located at 600 Mountain Avenue, Murray Hill, New Jersey, 07974. Lucent's telephone number is (908) 582-8500.

ACQUISITION

     Acquisition, a Delaware corporation and a wholly owned subsidiary of Lucent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of Acquisition are located at 600 Mountain Avenue, Murray Hill, New Jersey, 07974. All outstanding shares of capital stock of Acquisition are owned by Lucent. Acquisition's telephone number is (908) 582-8500.

             LITIGATION RELATED TO THE TENDER OFFER AND THE MERGER

     After the announcement of the Merger Agreement on July 15, 1999, two putative class action lawsuits relating to the Merger were filed in the Court of Chancery for the State of Delaware: Chase v. Harrison, et. al., C.A. No. 17312-NC and Airmont Plaza Associates, et. al. v. SpecTran Corporation, et. al., C.A. No. 17314-NC. The lawsuits were filed by plaintiffs claiming to be stockholders of the Company, purportedly on behalf of all of the Company's stockholders, against the Company, members of the Board of Directors of the Company and Lucent. The plaintiffs in both lawsuits alleged, among other things, that the terms of the proposed Merger were not the result of an auction process or active market check, that the $9.00 per share price offered by Lucent is inadequate, and that the Company's directors breached their fiduciary duties to the stockholders of the Company in connection with the Merger Agreement. Both lawsuits seek to have the Merger enjoined or, if the Merger is completed, to have it rescinded and to recover unspecified damages, fees and expenses. The Company and Lucent intend to vigorously oppose these lawsuits.

     On July 29, 1999, the plaintiff in Chase v. Harrison, et al., Civil Action No. 17312-NC, filed an Amended Class Action Complaint (the "Amended Complaint") in Delaware Chancery Court. In the Amended Complaint, the plaintiff alleges, among other things, that (1) the proposed purchase price is inadequate; (2) the Company's Solicitation/Recommendation Statement on Schedule 14D-9 is misleading and omits material information in that it fails to disclose (a) the Company's financial results for the second fiscal quarter ended June 30, 1999, (b) why the Company's projected financial results, as announced by the Company on May 28, 1999, did not warrant that a substantial premium be paid for the Company relative to the existing market price, (c) information concerning the identity of other bidders for the Company and the terms of any competing bids or expressions of interest, (d) why the Company did not wait until after its third quarter ended September 30, 1999 financial results were available to determine whether Company C would make an offer to acquire the Company, (e) the reasons for Lazard Freres & Co. LLC's determination that the Merger was "fair", (f) the total amount of benefits that each of the Company's executive officers and directors will realize from the Merger, and (g) the value of the Company to Lucent and the benefits Lucent will derive from the Merger, including the equivalent amount that Lucent would have to spend to build the manufacturing capacity that it will be buying from the Company and that Lucent had approved a higher purchase price; and (3) the Board of Directors of the Company breached its fiduciary duty to the stockholders of the Company to exercise due care, loyalty and candor. The Amended Complaint further alleges that Lucent aided and abetted the breach of fiduciary duty by the individual defendants. A complete copy of the Amended Complaint is attached hereto as Annex D.

     Concurrent with the filing of the Amended Complaint, the plaintiff in Chase
v. Harrison, et al. petitioned the Delaware Chancery Court for expedited discovery and the scheduling of a hearing on a preliminary injunction. A telephone conference call was held by the Delaware Chancery Court on July 30, 1999, at which time the court declined to permit expedited discovery and declined to schedule a hearing on a preliminary injunction. Instead, the court scheduled a hearing on August 13, 1999 to hear arguments as to whether an order temporarily restraining consummation of the Merger should be issued. This scheduled hearing was subsequently canceled when, by letter dated August 2, 1999, plaintiff's counsel withdrew plaintiff's application for a temporary restraining order.

                                   THE MERGER

BACKGROUND OF THE TENDER OFFER AND THE MERGER

  Background of the Relationship

     The Company has a long-standing relationship with Lucent both as a supplier of optical fiber to Lucent and a licensee of technology from Lucent.

  Supply Relationship with Lucent

     The Company and Lucent have a three-year supply agreement (the "Supply Agreement") terminating December 31, 1999, under which Lucent is required to make certain annual minimum purchases of optical fiber. Lucent has satisfied its minimum annual purchase obligations under the Supply Agreement through and including 1999. In 1998, Lucent purchased quantities of optical fiber in excess of the required annual minimum. In September 1998, the Company and Lucent began discussions regarding quantities of optical fiber Lucent anticipated purchasing from the Company in 1999. In the course of these discussions, the parties discussed the possibility of entering into a new supply agreement to replace the Supply Agreement. Those discussions continued through January 1999 when Lucent stated that it would not enter a new supply agreement but would (and did) make additional purchases under the terms of the Supply Agreement on an as needed basis. On June 1, 1999, Lucent advised the Company that, due to excess inventories, for the remainder of the year Lucent would decrease significantly the amount of optical fiber it would purchase from the Company. During the calendar years ended December 31, 1998 and 1997, the Company sold (the Company recognizes revenue when a product is shipped) approximately $26 million and $6.6 million, respectively, of optical fiber to Lucent. During the six month period ended June 30, 1999, the Company sold approximately $9.5 million of optical fiber to Lucent.

  Licensee Relationship with Lucent

     The Company has been a licensee of Lucent's and its predecessor companies' optical fiber patents since 1981. From mid 1997 until October 30, 1998, the Company and Lucent discussed the possibility of entering into a further patent license agreement. On October 30, 1998, the Company and Lucent established a new worldwide, non-exclusive license exchanging rights under their optical fiber patents issued prior to January 1, 1998, and additional patents related to multimode fiber based on applications filed through October 1998. The Company is licensed by Lucent to make optical fiber at its existing factories for worldwide use and sale and export from the United States. The license contains some product limitations including certain exclusions to make or sell select specialty fibers for some applications. Lucent receives non-exclusive, royalty-free worldwide rights. The Company agreed to pay Lucent a $4.0 million license fee in installments and, beginning in 2000, a royalty on sales. On January 31, 1999, the Company paid the first license fee installment of $750,000 and on July 31, 1999 paid a second license fee installment of $500,000. An additional $1,000,000 is due in 2000, $1,000,000 in 2001 and $750,000 in 2002.
Lucent has the right to terminate the agreement if the Company is acquired by an optical fiber manufacturer.

     For the six months ended June 30, 1999, the Company made no royalty payments to Lucent. For the fiscal years ending December 31, 1998, 1997 and 1996, the Company made aggregate royalty payments to Lucent of approximately $60,000, $890,000 and $760,000, respectively. All such royalty payments were in respect of sales by SpecTran Communication.

  Background of the Tender Offer and the Merger

     The Company has been in the process of substantially expanding its capacity at its manufacturing facilities and completing the development of and implementing a new optical fiber manufacturing process, which has required significantly more funds and more time than anticipated. In addition, there were operational and inventory issues at a subsidiary in part related to its relocation and expansion. Sales growth and gross profit in 1998 were adversely affected by highly competitive market conditions and pricing pressures caused by an industry-wide oversupply situation.

     The Company has financed its capital and operational needs through a combination of cash flow from operations and borrowings under its loan agreements. The Company violated certain covenants contained in both its revolving credit agreement and senior secured notes as a result of its second quarter 1998 results.

     In the third quarter of 1998, the Company entered negotiations with its lenders to revise those covenants and began exploring various financial and strategic alternatives including seeking additional capital or entering into strategic alliances in an attempt to reduce its debt. During the fourth quarter of 1998 the Company received an unsolicited proposal from a company (Company A) seeking to make a minority equity investment in the Company at an unattractive price coupled with substantial governance and management controls. The Company determined to explore retaining expert advice to assist the Company in evaluating this proposal as well as to explore other financial and strategic alternatives.

     In late November 1998, Mr. Robert A. Schmitz, a director of the Company, who was also serving as a financial advisor to the Company, contacted Lazard and suggested that Lazard meet with the Board of Directors of the Company.

     In December 1998, the Company signed an agreement with its lenders to amend certain covenants contained in both the revolving credit agreement and the senior secured notes. In connection with the signing of that agreement, all violations of the original agreements were waived. The Company has continued to finance its capital and operational needs through a combination of cash flow from operations and borrowings and expects to continue to do so, assuming the Company continues to meet its lenders revised covenants. While the Company has been in compliance with all the revised covenants, there continues to be no assurance that the Company would be able to remain in compliance with all the revised covenants.

     On January 7, 1999, representatives of Lazard made a presentation to the Board of Directors of the Company. After representatives of Lazard were excused, the directors present voted unanimously to engage Lazard to explore and advise the Board of Directors concerning financial and strategic alternatives for the Company and on January 25, 1999, the Company entered into an agreement with Lazard to do so.

     On February 1, 1999, because of the Company's significant business relationships with Lucent, a representative of Lazard and Mr. Charles B. Harrison, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, pursuant to a confidentiality agreement later signed, met with

Mr. Robert Mohalley, Strategy Vice President for Lucent's Network Products Group, and Mr. Denys Gounot, Chief Operating Officer of Lucent's Network Products Group, to inform them that Lazard had been engaged to explore financial and strategic alternatives for the Company.

     In early February, at the request of the Company, Lazard began contacting prospective strategic and financial partners and, during the months of February and March, contacted 34 parties (including Lucent) and supplied a number of them with non-public information pursuant to confidentiality and non-disclosure agreements. During February, management and representatives of Lazard met with some of the 34 contacted parties who expressed potential interest in pursuing various types of transactions. On February 17, 1999, Lazard and management provided to the Board of Directors a status report of their efforts to explore financial and strategic alternatives for the Company.

     In late February and early March, twelve interested parties submitted non-binding preliminary indications of interest for a variety of proposed transactions. These interested parties were invited to conduct detailed due diligence reviews, including meetings with Company management, review of additional non-public information and tours of the Company's facilities.

     In early March 1999, although Lucent stated it did not expect to submit a proposal, Lucent indicated interest in meeting with senior management and visiting the Company's facilities.

     During March and April, management and representatives of Lazard met with those companies who had given preliminary indications of interest in pursuing various types of transactions.

     On March 18, 1999, Lazard and management provided to the Board of Directors a status report on their efforts to explore financial and strategic alternatives for the Company.

     On March 24 and 25, 1999, representatives from Lucent conducted due diligence on the Company and visited the Company's facilities.

     In late April and early May, the Company received second non-binding indication of interest letters from six interested parties describing various alternative transactions, including a supply agreement with warrants to purchase common stock, cash purchase of different subsidiaries of the Company, a minority cash investment with a supply agreement and substantial governance rights, a merger of optical fiber assets and two proposals to acquire the Company, one for stock and one for cash.

     On April 21, 1999, Lazard and management provided to the Board of Directors a status report on their efforts to explore financial and strategic alternatives for the Company.

     In late April, Lucent informed Lazard that it was not going to submit a proposal, but might be interested under the right circumstances in pursuing a supply agreement.

     On May 10, 1999, a representative from Lucent (Mr. Mohalley) sent the Company a letter stating that upon further review Lucent might be interested in pursuing a transaction. On May 11, 1999, during a telephone conversation, Mr. Mohalley asked Mr. Harrison for at least an additional two weeks to conduct more due diligence before submitting an indication of interest letter.

     On May 11, 1999, the Board of Directors of the Company met to discuss the indication of interest letters and Lucent's request for additional time. All of the Company's directors were present, as were representatives of Lazard. At the meeting the directors discussed the non-binding proposals contained in those letters and determined that each of the proposals had drawbacks. The proposed minority investment from Company A was for an inadequate per share price coupled with significant management and governance controls. The Board rejected the two proposals to purchase only the specialty subsidiary since it was viewed as having substantial growth potential, the prices were inadequate and stockholder value was not adequately enhanced. One letter referred to a merger but Lazard and the Company were unable to obtain a firm proposal. Regarding an offer for a supply agreement with warrants, the supply agreement was at below current market prices for optical fiber and the offer did not provide the capital infusion that the Company desired. The Board directed the Company's management and Lazard to continue to pursue a possible transaction with Lucent and further refine and clarify the other two proposals, one involving the sale of the Company for cash (Company C) and the other involving the sale of the Company for stock (Company B).

     On May 17-18, 1999, representatives of Lucent, including Mr. Terrence Bentley, Director Corporate Development of Lucent, and Mr. Richard Sullivan, Network Products Group Director Business Development of Lucent, visited the Company to conduct further due diligence. Subsequently, there were a number of calls among representatives of Lucent, the Company and Lazard to review various due diligence items.

     On May 19, 1999, senior management of the Company and representatives of Lazard visited Company B to conduct due diligence on Company B. Subsequently, there were a number of calls among representatives of Company B, the Company and Lazard to review various items related to due diligence both by the Company on Company B and by Company B on the Company.

     On May 20-21, 1999, representatives of Company C visited the Company to conduct further due diligence. Subsequently, there were a number of calls among representatives of Company C, the Company and Lazard to review various due diligence items.

     On May 28, 1999, at the Annual Meeting of the Company's stockholders, the Company publicly announced its 1999 projected net sales of more than $90 million and projected growth rates of sales and earnings through 2003, information which had been shared under confidentiality agreements with each of the prospective strategic and financial partners. A copy of the financial projections that were provided to Lucent and other prospective strategic and financial partners are attached hereto as Annex E.

     At a June 4, 1999, meeting of the Board of Directors, senior management of the Company and representatives of Lazard reported on the status of their efforts to explore financial and strategic alternatives for the Company, including reviewing the non-binding proposals submitted to the Company and reporting that there was serious interest being expressed by Lucent, but that certain persons at Lucent believed the Company to be worth approximately $6 per share if the value of Lucent's purchases of optical fiber from the Company were eliminated.

     On June 14, 1999, senior executives from Lucent visited the Company to meet with senior management of the Company and to tour the facilities.

     On June 15, 1999, Company C informed Lazard that Company C was withdrawing from the process until after the Company's results for the quarter ended September 30, 1999 were available and subject to additional discussions and diligence.

     On June 15, 1999, Company B sent a letter reducing its proposed exchange ratio. On the same day, Mr. Bentley indicated to Mr. Harrison that Lucent would be willing to offer $8.00 per share of Common Stock in cash subject to due diligence. Concurrently, a representative of Lucent reviewed different valuations of the Company's stock.

     On June 16, 1999, a representative of Lazard contacted Mr. Bentley and suggested that Lucent submit a proposal in writing to acquire the Company for Lucent stock at a price higher than $8.00 per share of Common Stock.

     On June 17, 1999, a representative of Lucent informed a representative of Lazard that Lucent had completed its purchases of optical fiber from the Company for the year. Later that day, Lucent submitted a non-binding indication of interest letter for the acquisition of the Company for $8.00 - $8.75 per share of Common Stock.

     At a June 18, 1999 telephonic meeting of the Board of Directors, a representative of Lazard reported that the Company had received a non-binding indication of interest letter from Lucent for $8.00 - $8.75 per share of Common Stock and that Lucent had stated that it had completed its purchases of optical fiber from the Company for the year. A representative of Lazard added that it was unclear if Lucent's proposal contemplated stock or cash consideration. He then reported that Company C had determined to defer proceeding further until after the Company's results in the quarter ended September 30, 1999 were available and subject to additional discussions and diligence. A representative of Lazard also reported that Company B had reduced its stock offer. A representative of Lazard observed that Company B's stock was highly illiquid, had limited institutional ownership and no equity research coverage and should the Company's stockholders receive such stock, and wish to liquidate their position, they may be unable to do so without realizing a significant discount.

In addition, Lazard informed the Board of Directors that Lazard was unable to evaluate Company B, including its market price, with any reasonable degree of assurance. The Board discussed the Lucent proposal, expressed concern about the price and the strong desire that any offer be for stock consideration.

     On June 21, 1999, Mr. Harrison met with Mr. Bentley, indicated that Lucent's offer was insufficient and that the Company strongly preferred a stock transaction. During this meeting, the Company's auditors by telephone informed Mr. Harrison and Mr. Bentley that any business combination in which the Company was involved would not be eligible to be accounted for on a pooling of interests basis. At the end of the meeting, Mr. Bentley indicated that Lucent would be willing to increase its previous non-binding indication of interest to $9.00 per share of Common Stock in cash but did not want to pursue a stock transaction.

     On June 21, 1999, the Board of Directors met by conference telephone call in the evening (one director was unavailable) and discussed Mr. Harrison's report of his meeting with Lucent. The discussion principally involved Lucent's increase of its previous non-binding indication of interest to $9.00 per share in cash and a review of information related to the trading history of the Company's Common Stock. The Board had no other discussions regarding price range. The Board directed Mr. Harrison to discuss a possible stock transaction again with Mr. Bentley because the Board believed that Lucent's stock had potential for appreciation and wished to pursue a stock for stock transaction instead of a cash for stock transaction. Lucent had been (and remained) unwilling to do a stock transaction.

     On June 22, 1999, the Company and Lucent executed a revised non-disclosure agreement.

     On the morning of June 22, 1999, Mr. Harrison spoke with Mr. Bentley. Mr. Harrison reported again that the Company's Board strongly preferred a stock transaction. Mr. Bentley reiterated that Lucent would not agree to a stock transaction but would be interested in pursuing a cash transaction at $9.00 per share of Common Stock.

     On June 22, 1999 at 5:00 p.m., the Board of Directors of the Company met and was updated by Mr. Harrison. The Board repeated its preference for a stock transaction. The Board directed Mr. Harrison to attempt again to ascertain whether Lucent would be willing to acquire the Company for stock, but also authorized Mr. Harrison to proceed with discussions regarding a cash transaction for $9.00 per share of Common Stock or higher. Later that evening, Mr. Harrison raised the matter of a stock transaction again with Mr. Bentley.

     On June 23, 1999, Mr. Bentley informed Mr. Harrison that Lucent was strongly disinclined to do a stock transaction for a number of reasons, including added costs to Lucent in time and expense. Mr. Bentley stated that he would consider discussing with the CFO of Lucent an acquisition of the Company at a price of $8.00 per share of Common Stock in Lucent stock, but advised Mr. Harrison that he did not believe such a transaction would be approved and that the environment for obtaining such approval from Lucent's senior management was very unfavorable. Mr. Harrison stated he would discuss the matter with the Company's directors and advise Mr. Bentley. Mr. Harrison polled the Board and the unanimous sense was to proceed with negotiations for a $9.00 per share of Common Stock cash transaction. Mr. Harrison so informed Mr. Bentley that same day.

     On June 25, 1999, Company C sent a letter to the Company confirming in writing its June 15, 1999 conversation with a representative of Lazard.

     On June 28 and June 29, 1999, representatives from Lucent visited the Company to meet with senior management of the Company, to tour the facilities and to continue due diligence. On June 30, 1999, the parties agreed to proceed on a non-binding basis.

     From July 1 to July 14, 1999, representatives of Lucent conducted further due diligence. The representatives also negotiated the Merger Agreement with representatives of the Company. During negotiations, the Company requested and Lucent agreed to eliminate several deal protection measures including an option to acquire up to 19.9% of the Common Stock under certain conditions, agreements from directors and officers to tender their Common Stock and vote in favor of the Merger and a reduction in the break-up fee in the event the transaction was not completed for certain reasons from $2.5 million to $2.0 million.

     On July 14, 1999, the Board of Directors of the Company held a meeting to consider the Tender Offer, the Merger and the Merger Agreement. At the meeting, the Board of Directors reviewed the Tender Offer and the terms of the Merger Agreement with its legal counsel and representatives of Lazard. The Board of Directors of the Company heard presentations by its legal counsel with respect to the terms of the proposed offer, the Merger and the Merger Agreement, and legal counsel advised the Board of Directors that the negotiations for the Merger Agreement were substantially complete. The Board of Directors also heard a presentation by representatives of Lazard with respect to the financial terms of the Tender Offer, the Merger and Lazard's valuation analysis. The Board of Directors, with the participation of the representatives of Lazard, reviewed again the alternatives for the Company.

     At the conclusion of the presentation, representatives of Lazard delivered Lazard's oral opinion that, as of the date of the Merger Agreement, and based upon the procedures followed, matters considered, assumptions made and limitations of the review undertaken in connection with such opinion, the $9.00 in cash per share of Common Stock to be paid to the stockholders of the Company pursuant to the Tender Offer and the Merger was fair to such stockholders from a financial point of view. Lazard subsequently delivered a written opinion dated the date of the Merger Agreement to the same effect.

     Based upon such discussion, presentations and opinion, the Board of Directors of the Company unanimously approved the Tender Offer and the Merger and determined that the terms of the Tender Offer and the Merger were fair to, and in the best interests of, the stockholders of the Company and unanimously recommended that stockholders of the Company accept the Tender Offer and tender their share of Common Stock to Acquisition pursuant to the terms of the Tender Offer.

     On July 15, 1999, Lucent and the Company announced the signing of the Merger Agreement.

     After the announcement of the Merger Agreement on July 15, 1999, two putative class action lawsuits relating to the Merger were filed in the Court of Chancery for the State of Delaware: Chase v. Harrison, et. al., C.A. No. 17312-NC and Airmont Plaza Associates, et. al. v. SpecTran Corporation, et. al., C.A. No. 17314-NC. The lawsuits were filed by plaintiffs claiming to be stockholders of the Company, purportedly on behalf of all of the Company's stockholders, against the Company, members of the Board of Directors of the Company and Lucent. The plaintiffs in both lawsuits alleged, among other things, that the terms of the proposed Merger were not the result of an auction process or active market check, that the $9.00 per share price offered by Lucent is inadequate, and that the Company's directors breached their fiduciary duties to the stockholders of the Company in connection with the Merger Agreement. Both lawsuits seek to have the Merger enjoined or, if the Merger is completed, to have it rescinded and to recover unspecified damages, fees and expenses. The Company and Lucent intend to vigorously oppose these lawsuits.

     On July 21, 1999, Lucent filed a Schedule 14D-1 Tender Offer Statement (the "14D-1") pertaining to the Offer with the Commission. On the same day, the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the "14D-9") with the Commission.

     Also on July 21, 1999, Acquisition commenced a Tender Offer to the Company's stockholders in which it offered to purchase all outstanding shares of the Company's Common Stock for $9.00 per share. The offer period was to expire at midnight on August 17, 1999, unless extended.

     On July 29, 1999, the plaintiff in Chase v. Harrison, et al., Civil Action No. 17312-NC, filed an Amended Class Action Complaint (the "Amended Complaint") in Delaware Chancery Court. In the Amended Complaint, the plaintiff alleges, among other things, that (1) the proposed purchase price is inadequate; (2) the Company's Solicitation/Recommendation Statement on Schedule 14D-9 is misleading and omits material information in that it fails to disclose (a) the Company's financial results for the second fiscal quarter ended June 30, 1999, (b) why the Company's projected financial results, as announced by the Company on May 28, 1999, did not warrant that a substantial premium be paid for the Company relative to the existing market price, (c) information concerning the identity of other bidders for the Company and the terms of any competing bids or expressions of interest, (d) why the Company did not wait until after its third quarter ended September 30, 1999 financial results were available to determine whether Company C would make an offer to acquire the Company, (e) the reasons for Lazard Freres & Co. LLC's determination that the Merger was "fair", (f) the total amount of benefits that each of the Company's executive officers and directors will realize from the Merger, and (g) the value of the Company to Lucent and the benefits Lucent will derive from the Merger, including the equivalent amount that Lucent would have to spend to build the manufacturing capacity that it will be buying from the Company and that Lucent had approved a higher purchase price; and

(3) the Board of Directors of the Company breached its fiduciary duty to the stockholders of the Company to exercise due care, loyalty and candor. The Amended Complaint further alleges that Lucent aided and abetted the breach of fiduciary duty by the individual defendants. A complete copy of the Amended Complaint is attached hereto as Annex D.

     Concurrent with the filing of the Amended Complaint, the plaintiff in Chase
v. Harrison, et al. petitioned the Delaware Chancery Court for expedited discovery and the scheduling of a hearing on a preliminary injunction. A telephone conference call was held by the Delaware Chancery Court on July 30, 1999, at which time the court declined to permit expedited discovery and declined to schedule a hearing on a preliminary injunction. Instead, the court scheduled a hearing on August 13, 1999 to hear arguments as to whether an order temporarily restraining consummation of the Merger should be issued. This scheduled hearing was subsequently canceled when, by letter dated August 2, 1999, plaintiff's counsel withdrew plaintiff's application for a temporary restraining order.

     On August 4, 1999 the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the purchase of the Common Stock pursuant to the Offer, expired.

     Also on August 4, 1999, Lucent filed Amendment No. 1 to the 14D-1, disclosing that a press release was issued by Lucent announcing the expiration of the waiting period under the HSR Act, and providing an update on the recent activity in Chase v. Harrison, et. al.

     On August 5, 1999, the Company filed Amendment No. 1 to the 14D-9, which provided an update on the recent activity in Chase v. Harrison, et. al.

     On August 17, 1999, the Company filed Amendment No. 2 to the 14D-9, which amended and supplemented the Section of the 14D-9 entitled "Reasons for the Recommendation" by discussing the reasons for the Board of Directors' conclusion that the Merger Consideration is fair even though it does not include a premium over the closing price of the Common Stock on the Nasdaq National Market on July 14, 1999, the day before the announcement of the execution of the Merger Agreement, and including a letter from Lazard granting Lazard's consent to include Lazard's opinion in the 14D-9.

     Also on August 17, 1999, Lucent filed Amendment No. 2 to the 14D-1, which amended and restated the Offer to Purchase to indicate that certain conditions to the Tender Offer may be waived by Lucent in its "reasonable" discretion, rather than in its "sole" discretion.

     On August 18, 1999, Lucent announced that 3,314,031 shares, or 47.1% of the outstanding Common Stock (40.3% of the outstanding Common Stock on a fully diluted basis), were tendered pursuant to the Tender Offer. Lucent also announced that it had extended the Tender Offer until midnight on August 24, 1999 in order to give stockholders additional time to tender their shares.

     Also on August 18, 1999, Lucent filed Amendment No. 3 to the 14D-1, reporting that the Tender Offer had been extended and would expire at 12:00 midnight on August 24, 1999, unless further extended.

     On August 25, 1999, Lucent announced that 3,393,505 shares of the outstanding Common Stock, or 48.2% of the outstanding Common Stock (41.3% of the outstanding Common Stock on a fully diluted basis) had been tendered pursuant to the Tender Offer. Lucent also announced that it had extended the Tender Offer until midnight on August 31, 1999 in order to give stockholders additional time to tender their shares.

     Also on August 25, 1999, Lucent filed Amendment No. 4 to the 14D-1 to report that the Tender Offer had been extended and would expire at 12: 00 midnight on August 31, 1999, unless further extended.

     On September 1, 1999 Lucent announced that the Tender Offer expired at midnight on August 31, 1999, and that Lucent had accepted tendered shares representing about 60.9% of the outstanding Common Stock

(approximately 53.3% on a fully diluted basis), thereby meeting the minimum condition for the Tender Offer that at least 50% of the outstanding shares of Common Stock on a fully diluted basis be tendered.

     On September 3, 1999, Lucent filed its final amendment to the 14D-1, Amendment No. 5 to the 14D-1, to report that Acquisition had purchased 4,383,731 shares of Common Stock, constituting approximately 60.9% of the outstanding shares of Common Stock (approximately 53.3% on a full diluted basis).

THE COMPANY'S REASONS FOR THE TENDER OFFER AND THE MERGER

     The Board of Directors of the Company has unanimously approved the Tender Offer and the Merger and determined that the terms of the Merger are fair to, and in the best interests of, the stockholders of the Company.

     In reaching its determination described above, the Board of Directors of the Company considered a number of factors, including, without limitation, the following:

          (i) the possible alternatives to the Tender Offer and the Merger (including the possibility of continuing to operate the Company as an independent entity), the range of possible benefits to the Company's stockholders of such alternatives and the timing and the likelihood of accomplishing any of such alternatives;

          (ii) the Company's prospects if it were to remain independent, its growth potential, the risks inherent in remaining independent, the Company's existing debt and the need for capital to achieve its longer term business plan;

          (iii) the competitive advantage in the industry of large optical fiber manufacturers and the competitive advantage of large integrated optical fiber, optical cable and systems manufacturers, including Lucent, with substantial financial resources;

          (iv) the dependence of the Company for its sales of multimode optical fiber on relatively few customers, some of whom, including Lucent, are licensors and competitors of the Company. In particular, the Board considered whether, in light of Lucent's decreased demand for fiber, if the acquisition did not occur, Lucent would increase its own capacity to manufacture current or new optical fiber designs itself;

          (v) in view of the extensive efforts of both the Company and Lazard to find financial and strategic partners and potential acquirors, that it was highly unlikely that any other party would propose to enter into a more favorable transaction to the Company and its stockholders;

          (vi) the presentation of Lazard at the July 14, 1999 meeting of the Board of Directors and the opinion of Lazard to the effect that, as of such date and subject to the considerations stated in the opinion, the $9.00 in cash per share of Common Stock to be paid to the holders of shares of Common Stock pursuant to the Tender Offer and in the Merger was fair, from a financial point of view, to such stockholders. While there were many factors which supported the fairness of the transaction, the Board was aware that in Lazard's Premium Discount Analysis, shown in detail on page 18 below, the proposed purchase price of $9 in cash per share represented a discount to the July 13, 1999 spot and average historical closing prices of $11.13 per share, the one month spot and average historical closing prices of $9.50 and $10.37 per share, respectively, and the two months average historical closing price of $9.28 per share, which would not support the fairness of the transaction if viewed independently of the remainder of the analysis and of factors such as that the Common Stock had a relatively low average daily trading volume and was historically volatile, coupled with the likelihood that the July 13, 1999 closing price reflected, in part, market speculation regarding a possible takeover of the Company and would not be sustained if a transaction did not go forward. The Board was also aware that the proposed purchase price of $9 in cash per share of Common Stock represented a premium to the two months, three months, six months, year-to-date and one year spot historical closing prices of $7.56, $3.81, $5.25, $4.13 and $7.00, respectively, and to the three months, six months, year-to-date and one year average historical closing prices of $8.05, $6.46, $6.33 and $5.73, respectively, which would support the fairness of the transaction. Further, the Board did not make its assessment based upon any one element of any one analysis but rather considered many factors, including all of Lazard's analyses and Lazard's opinion that the price was fair from a financial point of view in making its determination that the terms of the Merger are fair to, and in the best interests of the stockholders and the Company. A copy of the written opinion of Lazard, which sets forth the procedures followed, matters considered, assumptions made and limitations of the review undertaken by Lazard, is attached hereto as Annex C. STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY;

          (vii) current financial market conditions, volatility and trading information with respect to the Common Stock of the Company and the historical prices for the Common Stock, including the fact that, although the proposed purchase price of $9 per share of Common Stock is less than recent NASDAQ National Market closing prices for the Common Stock, representing a discount of approximately 21.7% over the July 14, 1999 market price of $11.50 per share of Common Stock and discounts of approximately 14.0% and 4.0% over the one and two months average closing prices of $10.46 and $9.37 per share of Common Stock, respectively, the purchase price of $9.00 per share of Common Stock represents: a premium of approximately 10.2% over the three month average closing price of $8.17 per share of Common Stock; a premium of approximately 38.2% over the six month average closing price of $6.51 per share of Common Stock; a premium of approximately 40.2% over the average closing price since January 1, 1999; and a premium of approximately 56.6% over the one year average closing price of $5.75 per share of Common Stock; and a determination that the proposed purchase price is fair even though it does not include a premium over the closing price per share of Common Stock on the Nasdaq National Market on July 14, 1999 due to the following factors: (i) that the Company and its financial advisors solicited expressions of interest for a variety of transactions from 34 companies over more than six months and that such solicitation did not produce any offers that were superior to the Tender Offer; (ii) that the Company's public announcement that it was exploring various financial alternatives including entering into strategic alliances did not produce any offers that were superior to the Tender Offer; (iii) Lazard's opinion to the effect that, as of the date of such opinion and subject to the considerations stated in the opinion, the $9.00 in cash per share of Common Stock to be paid to the holders of shares of Common Stock pursuant to the Tender Offer and the Merger was fair to stockholders of the Company, from a financial point of view; and (iv) that the $11.50 closing price for the Common Stock on July 14, 1999 might not accurately reflect the value of the Company based upon the fact that the Common Stock had a relatively low average daily trading volume and was historically volatile, coupled with the likelihood that the July 14, 1999 closing price reflected, in part, market speculation regarding a possible takeover of the Company and would not be sustained if a transaction did not occur;

          (viii) the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and the financial strength of Lucent and the absence of any financing condition in the Tender Offer;

          (ix) the financial and other terms and conditions of the Tender Offer, the Merger and the Merger Agreement, including, without limitation, the fact that the terms of the Merger Agreement will not prevent other third parties from making certain bona fide proposals subsequent to execution of the Merger Agreement, will not prevent the Board of Directors from determining, in the exercise of its fiduciary duties in accordance with the Merger Agreement, to provide information to and engage in negotiations with such third parties and will permit the Company, subject to the non-solicitation provisions and the payment of the termination fee of $2.0 million, to enter into a transaction with a third party that would be more favorable to the Company's stockholders than the Tender Offer and the Merger; and

          (x) the anticipated benefits of the Merger to the Company's employees and the communities in which the Company operates.

     The foregoing discussion of the information and factors considered and given weight by the Board of Directors is not intended to be exhaustive. The Board did not assign relative weights to the above factors or determine that any factor was of particular importance relative to other factors. Rather, the Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it during the process followed by the Board. In addition, it is possible that different members of the Board assigned different weights to the different factors.

     The Board recognized that there can be no assurance as to the level of growth or profits to be attained by Company if it remained independent, or by the Surviving Corporation, in the future.

     It is expected that if the Merger is not consummated, the Company's current management, under the general direction of the Board, will continue to manage the Company as an ongoing business.

     THE FULL TEXT OF THE WRITTEN FAIRNESS OPINION OF LAZARD IS ATTACHED HERETO AS ANNEX C. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. SUCH OPINION WAS PRESENTED FOR THE INFORMATION OF THE BOARD IN CONNECTION WITH THEIR CONSIDERATION OF THE AGREEMENT OF MERGER AND IS DIRECTED ONLY TO THE FAIRNESS (FROM A FINANCIAL POINT OF VIEW) OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES (OTHER THAN LUCENT AND ITS AFFILIATES) PURSUANT TO THE MERGER. SUCH OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE WITH RESPECT TO THE MERGER.

     IN LIGHT OF THE FACTORS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AND DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY.

LUCENT'S AND ACQUISITION'S REASONS FOR THE MERGER

     The purpose of the Merger is to enable Lucent to acquire all shares of Common Stock not purchased pursuant to the Tender Offer. As a result of the Tender Offer, Lucent acquired control of, and a majority of the entire equity interest in, the Company. Upon the consummation of the Merger, the Company will become a wholly owned subsidiary of Lucent.

OPINION OF FINANCIAL ADVISOR

     On July 15, 1999, Lazard delivered its written opinion (the "Lazard Opinion") to the Company's Board to the effect that, as of that date, and subject to the considerations described in the Lazard Opinion, the $9.00 in cash per share of Common Stock to be received by the holders of shares of Common Stock in the Tender Offer and the Merger was fair, from a financial point of view, to the holders of shares of Common Stock.

     THE FULL TEXT OF THE LAZARD OPINION DATED JULY 15, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES OF COMMON STOCK ARE ENCOURAGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY.

     In connection with rendering its opinion to the Board of Directors of the Company, Lazard, among other things:

     - reviewed the financial terms and conditions of the Merger Agreement;

     - analyzed certain historical business and financial information relating to the Company;

     - reviewed various financial forecasts and other data provided to Lazard by the Company;

     - held discussions with members of the senior management of the Company with respect to the business and prospects of the Company and its strategic objectives;

     - reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to that of the Company;

     - reviewed the financial terms of certain business combinations involving companies in lines of businesses Lazard believed to be generally comparable to that of the Company, and in other industries generally;

     - reviewed the historical stock prices and trading volumes of the shares of Common Stock; and

     - conducted such other financial studies, analyses and investigations, as Lazard deemed appropriate.

     In conducting its analyses and in arriving at its opinion, Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or Lucent, or concerning the solvency or fair value of either of the Company or Lucent. With respect to financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they are based.

     The Lazard Opinion was necessarily based on accounting standards, economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, July 15, 1999. Subsequent developments may affect the Lazard Opinion, and Lazard does not have any obligation to update, revise or reaffirm the Lazard Opinion.

     In rendering the Lazard Opinion, Lazard assumed that the Tender Offer and the Merger would be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company and that obtaining any necessary regulatory approvals for the Tender Offer and the Merger would not have an adverse effect on the Company.

     The Lazard Opinion did not address the relative merits of the transaction contemplated by the Merger Agreement as compared to any alternative business transaction which might have been available to the Company.

     In conducting its analyses and in arriving at its opinion, Lazard utilized preliminary estimated financial results for the Company for the quarter ending June 30, 1999, which were provided by the Company to Lazard in advance of the public release of the Company's official quarterly results on July 30, 1999.

     The following is a summary of the material financial analyses used by Lazard in connection with providing the Lazard Opinion to the Board of Directors of the Company on July 15, 1999.

  Historical Stock Trading Analysis

     Lazard reviewed the historical trading prices and volumes for the shares of Common Stock. Lazard noted that:

     - between July 13, 1998 and July 13, 1999, the trading range for the shares of Common Stock was from an intra-day low of $2.875 per share to an intra-day high of $12.875 per share; and

     - between July 13, 1998 and May 27, 1999 (one day prior to the Company's annual stockholder meeting), the trading range for the shares of Common Stock was from an intra-day low of $2.875 per share to an intra-day high of $8.00 per share.

     In addition, Lazard noted that the closing price of the shares of Common Stock on January 7, 1999, the day Lazard was instructed to begin the process of exploring financial and strategic alternatives for the Company, was $4.75 per share of Common Stock. Furthermore, Lazard noted that:

     - between July 13, 1998 and July 13, 1999, approximately 70% of the Company's trading volume was below $9.00 per share of Common Stock; and

     - between May 27, 1998 and May 27, 1999, 100% of the Company's trading volume was below $9.00 per share of Common Stock.

     Lazard also reviewed the Common Stock's performance for the period between July 15, 1994 and July 13, 1999.

  Discounted Cash Flow Analysis

     Lazard performed a discounted cash flow analysis of the Company based on two sets of financial projections prepared by the management of the Company -- the Stand-Alone Projections and the Alternate Projections. The "Stand-Alone Projections" assumed the Company would continue as an independent, publicly traded company, no additional sales of optical fiber to Lucent for the remainder of 1999 and no incremental capital infusion and, accordingly, lower capital expenditures and lower sales growth. The "Alternate Projections" assumed the Company would have been able to fund an additional $20 million of capital expenditures in 2000 and 2001, which the Company is not permitted to do pursuant to its current covenants with its lenders, and assumed that Lucent would continue to purchase fiber optic products from the Company in the second half of 1999. The Alternate Projections also assumed that a strategic partner was identified to fund the Company's capital expenditures and to purchase a significant portion of the Company's single-mode fiber capacity. Lazard noted that both models assumed pricing for single-mode optical fiber significantly higher than the pricing that third parties were experiencing under then current market conditions and were willing to pay for the Company's products.

     With respect to the Stand-Alone Projections, Lazard calculated the net present value of unlevered free cash flows for the years 1999 through 2003 using discount rates ranging from 18.0% to 22.0% and calculated terminal values based on multiples of estimated EBITDA for 2003 ranging from 4.0x to 6.0x. These terminal values were then discounted to present value using discount rates ranging from 18.0% to 22.0% and added to the net present value of unlevered free cash flows for the years 1999 through 2003 to determine a range of implied values per share of Common Stock. With respect to the Alternate Projections, Lazard calculated the net present value of unlevered free cash flows for the years 1999 through 2003 using discount rates ranging from 20.0% to 25.0% and calculated terminal values based on multiples of estimated EBITDA for 2003 ranging from 4.0x to 6.0x. These terminal values were then discounted to present value using discount rates ranging from 20.0% to 25.0% and added to the net present value of unlevered free cash flows for the years 1999 through 2003 to determine a range of implied values per share of Common Stock.

     The results of this analysis are summarized as follows:

                                                   IMPLIED VALUE PER SHARE
                                                       OF COMMON STOCK
                                                   -----------------------
Stand-Alone Projections..........................      $5.39 to $10.25
Alternate Projections............................      $6.81 to $13.49

  Premium/Discount Analysis

     Lazard calculated that the price of $9.00 per share of Common Stock to be received by the holders of shares of Common Stock in the Tender Offer and the Merger implies the following premiums/(discounts) to various spot and average historical closing prices for the shares of Common Stock:

                                                    CLOSING PRICE
                                ------------------------------------------------------
                                          SPOT                        AVERAGE
                                -------------------------    -------------------------
                                                PREMIUM/                     PREMIUM/
HISTORICAL PERIOD               SHARE PRICE    (DISCOUNT)    SHARE PRICE    (DISCOUNT)
-----------------               -----------    ----------    -----------    ----------
July 13, 1999.................    $11.13         (19.1)%       $11.13         (19.1)%
1 Month.......................      9.50          (5.3)%        10.37         (13.2)%
2 Month.......................      7.56          19.0%          9.28          (3.0)%
3 Month.......................      3.81         136.1%          8.05          11.8%
6 Months......................      5.25          71.4%          6.46          39.3%
January 1, 1999...............      4.13         118.2%          6.33          42.2%
1 Year........................      7.00          28.6%          5.73          57.1%

  Selected Companies Analysis

     Lazard reviewed and compared certain financial information, ratios and public market multiples for the Company to corresponding financial information, ratios and public market multiples for the following companies (the "Selected Companies"):

     - AFC Cable Systems, Inc.;

     - Anixter International Inc.;

     - Belden Inc.;

     - Cable Design Technologies Corporation;

     - Draka Holding N.V.;

     - Encore Wire Corporation;

     - General Cable Corporation; and

     - Superior Telecom Inc.

     While Lazard believed that no publicly traded companies are directly comparable to the Company, the Selected Companies were chosen because they are optical fiber cable manufacturers and therefore, in Lazard's judgement, are the most relevant comparable companies to the Company.

     The multiples and ratios for the Company were calculated using the closing price per share of Common Stock on July 13, 1999 ($11.13) and the Stand-Alone Projections. The multiples and ratios for each of the Selected Companies were calculated based on the most recent SEC filings, publicly available research reports, Institutional Brokers Estimate System ("IBES") estimates and closing share prices on July 13, 1999.

     Lazard's analyses of the Selected Companies compared the following to the results for the Company:

     - market capitalization as a multiple of latest twelve months ("LTM") and estimated 1999 revenue;

     - market capitalization as a multiple of LTM and estimated 1999 EBITDA;

     - market capitalization as a multiple of LTM and estimated 1999 earnings before interest and taxes ("EBIT"); and

     - stock price as a multiple of estimated 1999 and estimated 2000 earnings per share ("EPS").

     The results of these analyses are summarized as follows:

                                                                   SELECTED COMPANIES
                                                          ------------------------------------
                                                           LOW     MEDIAN     HIGH     COMPANY
                                                          -----    ------    ------    -------
Market Capitalization as a Multiple of:
LTM Revenue.............................................  0.44x     1.06x     1.99x         1.31x
  Estimated 1999 Revenue................................  0.41x     0.94x     1.44x         1.22x
  LTM EBITDA............................................  6.1x      8.4x     13.1x          9.0x
  Estimated 1999 EBITDA.................................  5.1x      6.9x      8.7x          6.9x
  LTM EBIT..............................................  7.1x     10.8x     15.9x         26.3x
  Estimated 1999 EBIT...................................  6.2x      8.6x     10.8x         17.5x
Stock Price as a Multiple of:
  Estimated 1999 EPS....................................  8.7x     14.5x     17.8x         42.2x
  Estimated 2000 EPS....................................  7.1x     10.6x     15.1x         41.5x

     Lazard also calculated the implied value per share of Common Stock based on the foregoing multiples for the Selected Companies and the Stand-Alone Projections as follows:

                                                             IMPLIED VALUE PER SHARE
                                                                 OF COMMON STOCK
                                                            -------------------------
                                                             LOW     MEDIAN     HIGH
                                                            -----    ------    ------
LTM Revenue...............................................  $1.37    $ 7.93    $17.72
Estimated 1999 Revenue....................................  $1.40    $ 7.48    $13.13
LTM EBITDA................................................  $6.11    $ 9.69    $16.86
Estimated 1999 EBITDA.....................................  $6.99    $10.62    $14.23
LTM EBIT..................................................  $0.47    $ 2.43    $ 5.10
Estimated 1999 EBIT.......................................  $1.65    $ 3.54    $ 5.29
Estimated 1999 EPS........................................  $2.30    $ 3.83    $ 4.70
Estimated 2000 EPS........................................  $1.90    $ 2.85    $ 4.05

  Selected Transactions Analysis

     Lazard reviewed certain publicly available financial information relating to the following announced merger and acquisition transactions involving companies in the optical fiber industry since 1993 (the "Selected
Transactions"):

     - Thomas & Betts Corporation's planned acquisition of AFC Cable Systems, Inc.;

     - Superior TeleCom Inc.'s acquisition of Essex International Inc.;

     - Anicom Inc.'s acquisition of Texcan Cables;

     - BICC PLC's acquisition of certain businesses of Metal Manufacturers Limited;

     - Kohlberg Kravis Roberts & Co.'s acquisition of Amphenol Corporation;

     - General Instrument Corporation's spin-off of Commscope, Inc.;

     - Marmon Group Inc.'s acquisition of Suprenant Cable Corp.;

     - The Company's acquisition of Applied Photonic Devices, Inc.; and

     - Corning Inc.'s and Siemens AG's acquisition of the optical-fiber and optical-cable businesses of Northern Telecom Limited.

     Lazard noted that the reasons for, and circumstances surrounding, each of the Selected Transactions analyzed was unique, and the characteristics of the companies and the transactions involved were not directly comparable to the Company or the Merger.

     Lazard's analyses of the Selected Transactions calculated the following:

     - transaction value as a multiple of LTM Revenues, LTM EBITDA and LTM EBIT; and

     - price per share paid in the transaction as a multiple of LTM EPS.

     The results of these analyses were as follows:

                                                             SELECTED TRANSACTIONS
                                                           --------------------------
                                                            LOW      MEDIAN     HIGH
                                                           ------    ------    ------
Transaction Value as a Multiple of:
LTM Revenues.............................................   0.49x     1.11x         1.79x
  LTM EBITDA.............................................   6.3x      8.5x         10.9x
  LTM EBIT...............................................   7.4x     10.3x         12.2x

                                                             SELECTED TRANSACTIONS
                                                           --------------------------
                                                            LOW      MEDIAN     HIGH
                                                           ------    ------    ------
Price per Share as a Multiple of:
  LTM EPS................................................  12.2x     16.6x         19.8x

     Lazard also calculated the implied value per share of Common Stock based on the foregoing multiples for the Selected Transactions and the Company's estimated financial information for the latest twelve months ended June 30, 1999 as follows:

                                                             IMPLIED VALUE PER SHARE
                                                                 OF COMMON STOCK
                                                            -------------------------
                                                             LOW     MEDIAN     HIGH
                                                            -----    ------    ------
LTM Revenues..............................................  $1.90    $8.44     $15.60
LTM EBITDA................................................  $6.38    $9.81     $13.47
LTM EBIT..................................................  $0.64    $2.17     $ 3.14
LTM EPS...................................................  $2.88    $3.91     $ 4.67

  Other Considerations

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Lazard Opinion. In arriving at its fairness determination, Lazard considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

     The analyses were prepared for the benefit of the Board of Directors of the Company and the Lazard Opinion was rendered in connection with its consideration of the Tender Offer and the Merger. The analyses performed by Lazard do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than as set forth in these analyses. Similarly, any estimate of values or forecast of future results contained in the analyses is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. The Lazard Opinion does not constitute a recommendation as to whether any holder of shares of Common Stock should have tendered his or her shares of Common Stock in the Tender Offer or as to how any holder of shares of Common Stock should vote his or her shares with regards to the Merger. Lazard has consented to the inclusion of the Lazard Opinion in this Information Statement. In giving such consent, Lazard does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     As described above, the Lazard Opinion was one of many factors taken into consideration by the Board of Directors of the Company in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Lazard.

     Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Lazard has provided and/or is providing certain investment banking services to Lucent or its affiliates unrelated to the Merger, for which services Lazard has received compensation.

     The Company selected Lazard as its investment banker because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Tender Offer and the Merger.

     Lazard provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of the Company for its own account and for the account of customers.

     In connection with Lazard's services as financial advisor to the Company, the Company paid Lazard a fee of $250,000, which became payable immediately upon the Company's engagement of Lazard, plus an additional fee of $750,000, which became payable at the close of the Tender Offer. The Company also has agreed to reimburse Lazard for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Lazard and certain related parties against certain liabilities, including certain liabilities under the federal securities laws. Additional fees would have been paid by the Company to Lazard if the total consideration paid for the acquisition of the Company had been higher. The fees paid to Lazard were based on arms-length negotiations between Lazard and the Company. Other than as disclosed in this Information Statement, no other fees are payable by the Company to Lazard, and Lazard has neither performed any services for, nor received any fees from, the Company within the previous two years.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Annex A to the Information Statement and is incorporated herein by reference. For more detail regarding the terms and conditions of the Merger Agreement, see the full text of the Merger Agreement.

EFFECTIVE TIME

     At the time of the closing under the Merger Agreement (the "Closing"), a Certificate of Merger (the "Certificate of Merger") will be filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time of such filing (the "Effective Time"). The Date of the Closing is hereinafter referred to as the Closing Date.

THE MERGER

     At the Effective Time, Acquisition will be merged with and into the Company, with the Company continuing as the surviving corporation. As a result of the Merger, the separate corporate existence of Acquisition will cease and the Surviving Corporation will succeed to and assume all the rights and obligations of Acquisition in accordance with the DGCL.

     At the Effective Time, the Certificate of Incorporation and the By-laws of Acquisition as in effect immediately prior thereto, will become the Certificate of Incorporation and By-laws, respectively, of the Surviving Corporation, until thereafter amended in accordance with applicable law, except that Article I of such Certificate of Incorporation shall be amended to read as follows: "The name of the Corporation is: SpecTran Corporation."

     From and after the Effective Time, the directors and officers of Acquisition immediately prior to the Effective Time will become the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

CONVERSION OF SECURITIES

  Common Stock

     At the Effective Time, by virtue of the Merger and without any further action on the part of Lucent, Acquisition, the Company or any stockholder of the
Company:

          (i) each issued and outstanding share of common stock of Acquisition shall be converted into one share of Common Stock of the Surviving Corporation;

          (ii) each share of Common Stock that is owned or held in treasury by the Company and each share of Common Stock that is owned by Acquisition or Lucent shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto and each share held by any subsidiary of the Company or Lucent (other than Acquisition) shall remain outstanding without change; and

          (iii) all other issued and outstanding shares of Common Stock (other than shares as to which dissenters' rights of appraisal have been perfected) shall be canceled and converted into the right to receive from the Surviving Corporation, in cash and without interest, $9.00 per share.

     As a result of the actions described above, the Company will become a wholly owned subsidiary of Lucent at the Effective Time.

     Shares of Common Stock which immediately prior to the Effective Time are held by persons who have properly exercised and perfected appraisal rights under
Section 262 of the DGCL (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration. The holders of Dissenting Shares will be entitled to receive such consideration as shall be determined pursuant to
Section 262 of the DGCL; provided, that if any such holder fails to perfect or withdraws or loses its right to appraisal under Section 262 of the DGCL, each of such holder's shares of Common Stock will be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and such shares will no longer be Dissenting Shares. See "Rights of Dissenting Stockholders."

     After the Effective Time, holders of Common Stock will cease to have rights with respect thereto, except the right to receive $9.00 per share in cash in respect of each such share and the right to perfect appraisal rights in respect thereof. No transfer of shares of Common Stock will be made on the stock transfer books of the Surviving Corporation after the Effective Time.

  Stock Options

     As of the Effective Time, each then outstanding option granted by the Company to purchase Common Stock ("Company Stock Options"), whether vested or unvested, shall be canceled and converted into a right of the holder thereof to receive in respect of such Company Stock Option an amount in cash, without interest (the "Company Stock Option Consideration"), equal to the immediately prior to such cancellation and conversion product of (i) the number of shares of Common Stock represented by such Company Stock Option immediately prior to such cancellation and conversion multiplied by (ii) the excess, if any, by which the Merger Consideration of $9.00 per share exceeds the exercise price per share with respect to such Company Stock Option, net of all applicable federal, state, local or foreign taxes.

  Warrants

     The Merger Agreement provides that prior to the Effective Time, the Company shall take all actions to receive from each holder of an outstanding warrant (each, a "Warrant") to purchase shares of the Common Stock an agreement that, as of the Effective Time, such Warrant shall be converted into a right of such holder to receive from the Paying Agent the consideration set forth in the next sentence at the same time that each such holder is entitled to receive payment for shares of Common Stock from the Surviving Corporation in connection with the Merger. Each holder of a Warrant shall be entitled to receive from the Paying Agent in respect of the shares of Common Stock to be issued upon the exercise of such Warrant, an amount in cash, without interest, equal to the product of (i) the number of shares of Common Stock subject to such Warrant immediately prior to the Effective Time and (ii) the excess, if any, by which the Merger Consideration exceeds the exercise price per share that was applicable with respect to such Warrant.

     All Warrants issued by the Company have been converted into Common Stock and all shares issued in connection with the exercise of the Warrants have been tendered in the Tender Offer.

  Exchange of Securities

     Prior to the Effective Time, Lucent shall designate The Bank of New York, or another bank or trust company designated by Lucent, to act as paying agent in the Merger (the "Paying Agent"), and, from time to time, on, prior to or after the Effective Time, Lucent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in the amounts and at the times necessary for the prompt payment of the Merger Consideration upon surrender of certificates representing outstanding shares of 'Common Stock (the "Certificates") (such amounts as and when so made available shall hereinafter be referred to as the "Payment Fund.") Any and all interest earned on funds deposited with the Paying Agent shall be turned over to Lucent.

     As soon as practicable after the Effective Time, Lucent shall use its reasonable best efforts to cause the Paying Agent to send each person who was, at the Effective Time, a holder of record of Certificates, a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Paying Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of Certificates for cancellation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto and such other documents as the Paying Agent may reasonably require, such holder shall be entitled to receive in exchange therefor the applicable Merger Consideration, and the Certificates so surrendered shall then be canceled. Such Merger Consideration shall be mailed as promptly as practicable after the satisfaction by such holder of the foregoing. Except as described below, until surrendered, each Certificate, from and after the Effective Time, shall be deemed to represent only the right to receive, upon surrender, the Merger Consideration. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

     If payment of any portion of the Merger Consideration is to be made to any person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such payment that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such person either (i) shall pay to the Paying Agent any transfer or other taxes required as a result of the payment of the Merger Consideration to such person or (ii) shall establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. Lucent, Acquisition or the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration or Company Stock Option Consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of Common Stock or holder of Company Stock Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by Lucent, Acquisition or the Paying Agent, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock or holder of Company Stock Options in respect of which such deduction and withholding was made by Lucent, Acquisition or the Paying Agent. All amounts in respect of taxes received or withheld by Lucent, Acquisition or the Paying Agent shall be disposed of by Lucent, Acquisition or the Paying Agent in accordance with the Code or such state, local or foreign tax law, as applicable.

     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect of such Certificate as determined in accordance with the Merger Agreement. When authorizing such payment of the Merger Consideration in exchange for such Certificate, the Board of Directors of the Surviving Corporation (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver to the Surviving Corporation a bond in such sum as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against Lucent, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

     At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

     Neither Lucent nor the Company shall be liable to any former holder of capital stock of the Company for any Merger Consideration which is delivered to a public official pursuant to any official request under any applicable abandoned property, escheat or similar law.

     The Merger Consideration shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Common Stock previously represented by such surrendered Certificates.

     Any portion of the Payment Fund which remains undistributed to the former holders of Common Stock for six months after the Effective Time shall be delivered to Lucent, upon its request, and any such former holders who have not theretofore surrendered to the Paying Agent their Certificates in compliance herewith shall thereafter look only to Lucent for payment of their claim for their portion of the Payment Fund. Neither Lucent, Acquisition, the Paying Agent nor the Company shall be liable to any former holder of Common Stock for any portion of the Payment Fund which is delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

     HOLDERS OF COMMON STOCK SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL.

CONDITIONS TO THE MERGER

     The Merger Agreement provides that the respective obligations of Lucent, Acquisition and the Company to consummate the Merger are subject to the satisfaction of each of the following conditions:

          (1) if required by applicable law, the Merger Agreement having been approved and adopted by the affirmative vote of holders of a majority of the outstanding Common Stock;

          (2) no judgment, order, decree, statute, law, ordinance, rule or regulation enacted, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any governmental entity

             (a) preventing the consummation of the Merger or

             (b) which is otherwise reasonably likely to have a material adverse effect on the Company or Lucent, as applicable, arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement;

     provided, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered; and

          (3) Acquisition shall have previously accepted for payment and paid for the Common Stock pursuant to the Tender Offer.

     The obligations of Lucent and Acquisition to consummate the Merger are also subject to the fulfillment or satisfaction at or prior to the Effective Time that (1) the Company shall have performed and complied in all material respects with all agreements and conditions contained in the Merger Agreement that are required to be performed or complied with it prior to or at the Effective Time,
(2) each of the representations and warranties of the Company contained in the Merger Agreement that are qualified by material adverse effect, shall be true and correct and each of the representations and warranties of the Company to the extent it is not so qualified by material adverse effect, shall be true and correct in all material respects, in each case, on and as of the Effective Time,
(3) no event or events shall have occurred that could reasonably be expected to have a material adverse effect on the Company and (4) the Company shall have received all necessary consents or waivers, in form and substance satisfactory to Lucent and Acquisition, from the other parties to each contract, lease or agreement to which the Company is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company.

     The obligations of the Company to consummate the Merger are also subject to the fulfillment or satisfaction at or prior to the Effective Time that (1) Lucent and Acquisition shall have performed and complied in all material respects with all agreements and conditions contained in the Merger Agreement that are required to be performed or complied with them prior to or at the Effective Time and (2) each of the representations and warranties of Acquisition and Lucent contained in the Merger Agreement that are qualified by material adverse effect shall be true and correct and each of the representations and warranties of Acquisition and Lucent to the extent it is not so qualified by material adverse effect, shall be true and correct in all material respects, in each case, on and as of the Effective Time.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement:

          (1) by the agreement of each of the Boards of Directors of Lucent, Acquisition and the Company;

          (2) by the Company if any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Common Stock pursuant to the Tender Offer or the Merger and such order, decree or ruling or other action has become final and nonappealable;

          (3) by the Company, in the event Lucent or Acquisition materially breaches its obligations under the Merger Agreement, unless such breach is cured within 15 days after notice to Lucent by the Company; or

          (4) by the Company prior to the Special Meeting if in response to a takeover proposal which constitutes a Superior Proposal (as defined below under "-- No Solicitation by the Company; Takeover Proposals") which had not been solicited by the Company and which had not otherwise resulted from a breach of the covenants of the Company described below under "-- No Solicitation by the Company; Takeover Proposals".

     The Merger Agreement also provided for termination in the event of the occurrence of any of the following events (these termination events became moot upon the payment by Lucent for shares of Common Stock pursuant to the Tender Offer):

          (1) by Lucent or Acquisition if any court of competent jurisdiction in the United States or other governmental authority had issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Common Stock pursuant to the Tender Offer or the Merger and such order, decree or ruling or other action had become final and nonappealable;

          (2) by Lucent, Acquisition or the Company if Acquisition had not accepted for payment any Common Stock pursuant to the Tender Offer prior to December 31, 1999, provided, that this right to terminate the Merger Agreement would not have been available to any party whose failure to fulfill any obligation under the Merger Agreement had been the cause of, or resulted in, the failure of Acquisition to accept for payment any Common Stock on or before such date;

          (3) by Lucent, if the Company or any of its directors or officers had participated in discussions or negotiations in breach (other than an immaterial breach) of the covenants of the Company described below under "-- No Solicitation by the Company; Takeover Proposals";

          (4) by Lucent or Acquisition, in the event the Company had materially breached its obligations under the Merger Agreement, unless such breach was cured within 15 days after notice to the Company by Lucent or Acquisition; or

          (5) by Lucent or Acquisition prior to the purchase of Common Stock pursuant to the Tender Offer in the event of a breach or failure to perform by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which

             (a) would have given rise to the failure of one of the following conditions:

                  (i) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality was not true and correct or any of such representations and warranties that are not so qualified were not true and correct in any material respect, in each case, at the date of the Merger Agreement and at the scheduled or extended expiration of the Tender Offer; or

                  (ii) the Company's failure to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply could not be cured, or had not been cured within 15 business days after the Company had received written notice from Lucent of such breach or failure to perform; and

             (b) could not be cured, or had not been cured within 15 days after the Company received written notice from Lucent of such breach or failure to perform.

NO SOLICITATION BY THE COMPANY; TAKEOVER PROPOSALS

     The Merger Agreement provides that the Company will not, nor will it permit any of it subsidiaries to, nor will it authorize or permit any of its, directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (1) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Takeover Proposal (as defined below) or (2) participate in any discussions or negotiations regarding any Takeover Proposal. Notwithstanding the foregoing, if prior to the Special Meeting, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is legally advisable to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company, in response to a Superior Proposal (as defined below) which was not solicited by it or which did not result from a breach by the Company of its non-solicitation obligations, and subject to compliance with the Merger Agreement, may furnish information with respect to the Company and its subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement and participate in discussions or negotiations regarding such Superior Proposal.

     For purposes of the Merger Agreement, a "Takeover Proposal" means any inquiry, proposal or offer from any person (1) relating to any direct or indirect acquisition or purchase of (a) a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its subsidiaries, taken as a whole, (b) 20% or more of any class of equity securities of the Company or (c) any material equity interest in any subsidiary of the Company, (2) relating to any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any material equity interest in any of its subsidiaries, or (3) relating to any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

     For purposes of the Merger Agreement, "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the board of directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

     The Merger Agreement provides further that neither the Board of Directors of the Company nor any committee thereof may (1) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Lucent, the approval or recommendation by such Board of Directors or such committee of the Tender Offer, the Merger or the Merger Agreement, (2) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (3) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal other than any such agreement entered into concurrently with the termination of the Merger Agreement by the Company to facilitate such action. See "-- Termination of the Merger Agreement."

     The Merger Agreement provides that the Company must promptly advise Lucent orally and in writing of any Takeover Proposal or any request for information by any person which the Company reasonably believes is in connection with the preparation of a Takeover Proposal, the material terms and conditions of the Takeover Proposal or the information requested by the person making the request and the identity of the person making the Takeover Proposal or request for information. The Company must promptly inform Lucent of any change in the status and material terms and conditions (including amendments or proposed amendments) of any such Takeover Proposal or request for information.

     The Merger Agreement provides that nothing contained therein will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, the failure to so disclose would be inconsistent with its obligations under applicable law; provided, that, except as expressly permitted by the Merger Agreement, neither the Company nor its Board of Directors nor any committee thereof may withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Tender Offer, the Merger Agreement or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

FEES AND EXPENSES; TERMINATION FEE

     The Merger Agreement provides that all fees and expenses incurred in connection with the Tender Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Tender Offer or the Merger is consummated except that each of Lucent and the Company shall bear and pay one-half of (1) the cost and expenses incurred in connection with the filing, printing and mailing of any proxy statement of the Company in connection with any meeting of the stockholders of the Company to approve the merger (including Commission filing fees) and (2) the filing fees for the pre-merger notification and report forms under the HSR Act.

     The Merger Agreement provides that the Company shall pay in same day funds to Lucent $2,000,000 if the Merger Agreement is terminated by the Company prior to the Special Meeting in response to a Superior Proposal which was not solicited by the Company and which does not otherwise result from a breach of the non-solicitation covenants of the Company described above under "-- No Solicitation by the Company; Takeover Proposals."

     In addition, the Company would have been obligated to pay Lucent $2,000,000 if the Merger Agreement was terminated prior to the consummation of the Tender Offer under the circumstances and terms set forth below:

          (1) A bona fide Superior Proposal had been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person had publicly announced an intention (whether or not conditional) to make a Superior Proposal and thereafter the Merger Agreement was terminated by any of Lucent, Acquisition or the Company because Acquisition had not accepted for payment any Common Stock pursuant to the Tender Offer prior to December 31, 1999, provided that the

     $2,000,000 was only payable to Lucent if, within twelve months of the termination of the Merger Agreement, the Company or any of its subsidiaries entered into any definitive agreement with respect to, or consummated, any Superior Proposal;

          (2) The Merger Agreement was terminated by Lucent or Acquisition in the event of a breach of or a failure to perform by the Company any representation, warranty, covenant or other agreement contained in the Merger Agreement which

             (a) would give rise to the failure of one of the following conditions:

                (i) any of the representations and warranties of the Company set forth in the Merger Agreement that were qualified as to materiality would not be true and correct or any such representations and warranties that were not so qualified would not be true and correct in any material respect, in each case, at the date of the Merger Agreement and at the scheduled or extended expiration of the Tender Offer; or

                (ii) the Company had failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply could not be cured, or had not been cured within 15 business days after the Company received written notice from Lucent of such breach or failure to perform; and

             (b) could not be cured, or had not been cured within 15 days after the Company received written notice from Lucent of such breach or failure to perform; or

          (3) The Merger Agreement was terminated by Lucent because the Company or any of its directors or officers participated in discussions or negotiations in breach (other than an immaterial breach) of the Company's covenants described above under "-- No Solicitation by the Company; Takeover Proposals."

CONDUCT OF BUSINESS BY THE COMPANY

     The Merger Agreement provides that until the consummation of the Merger, the Company will (and will cause each of its Subsidiaries to):

          (1) maintain its existence in good standing;

          (2) maintain the general character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by the Merger Agreement;

          (3) maintain business and accounting records consistent with past practices; and

          (4) use its reasonable best efforts (a) to preserve its business intact, (b) to keep available to the Company the services of its present officers and employees and (c) to preserve for the Company or such subsidiary the goodwill of its suppliers, customers and others having business relations with the Company or such subsidiary.

     In addition, the Merger Agreement provides that unless provided for in the Merger Agreement or approved by Lucent in writing, until the consummation of the Merger, the Company will not (and will not permit any of its Subsidiaries to):

          (1) amend or otherwise change its certificate of incorporation or by-laws;

          (2) issue or sell or authorize for issuance or sale (other than any issuance of Common Stock, upon the exercise of any outstanding option or warrant to purchase Common Stock, which option or warrant was issued prior to the date of the Merger Agreement in accordance with the terms of the relevant stock option or warrant agreement), or grant any options or warrants or make other agreements with respect to, any shares of its capital stock or any other of its securities or warrants;

          (3) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

          (4) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (5) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except (a) short-term borrowings (including borrowings under the Company's existing line of credit with Fleet National
     Bank) incurred in the ordinary course of business (or to refinance existing or maturing indebtedness) and (b) intercompany indebtedness between the Company and any of its subsidiaries or between subsidiaries;

          (6) (a) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (b) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice;
     (c)authorize any capital commitment which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $100,000, except as otherwise disclosed in the Merger Agreement; or (d) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing matters described in clauses (5) and (6);

          (7) mortgage, pledge or subject to lien, any of its assets or properties or agree to do so except for liens permitted by the Merger Agreement;

          (8) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses of finished goods in the ordinary course of business consistent with past practice;

          (9) assume, guarantee or otherwise become responsible for the obligations of any other person or agree to so do;

          (10) enter into or agree to enter into any employment agreement;

          (11) except as otherwise disclosed in the Merger Agreement, take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

          (12) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

          (13) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by the Merger Agreement;

          (14) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the most recently audited balance sheet contained in documents of the Company filed with the Commission or subsequently incurred in the ordinary course of business and consistent with past practice;

          (15) except in connection with the sale of the Company's products in the ordinary course of business and consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Company's intellectual property rights;

          (16) except as required by law or contemplated in the Merger Agreement, enter into, adopt or amend in any material respect or terminate any Company benefit plan or any other agreement, plan or policy involving the Company or its subsidiaries, and one or more of its directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

          (17) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of the Company or its subsidiaries, or as contemplated by the Merger Agreement or by the terms of any employment agreement in existence on the date of the Merger Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of the Merger Agreement to any such person; or

          (18) announce an intention, commit or agree to do any of the foregoing.

BOARD OF DIRECTORS

     The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, Common Stock by Acquisition pursuant to the Tender Offer, Acquisition will be entitled to designate such number of directors on the Board of Directors of the Company as will give Acquisition, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Company's Board of Directors equal to the product of (1) the total number of directors on the Company's Board of Directors and (2) the percentage that the number of shares of Common Stock purchased by Acquisition in the Tender Offer bears to the number of shares of Common Stock outstanding, and the Company will, at such time, cause Acquisition's designees to be selected by its existing Board of Directors. Subject to applicable law, the Company has agreed to take all action requested by Lucent necessary to effect any such election. In that regard, on July 21, 1999, the Company mailed to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Merger Agreement further provides that in the event that Acquisition's designees are elected to the Board of Directors of the Company, until the Effective Time, the Board of Directors of the Company will have at least two independent directors who were directors on the date of the Merger Agreement and who are not officers of the Company or any of its subsidiaries. The Merger Agreement also provides that the Company will promptly, at the option of Lucent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Acquisition's designees to be elected or appointed to, and to constitute a majority of, the Company's Board of Directors as provided above.

     To date, Lucent has not exercised its rights to designate any directors for election to the Board of Directors of the Company.

STOCK OPTIONS

     The Merger Agreement provides that the Board of Directors of the Company (or, if appropriate, any committee administering the Company stock plans) will adopt such resolutions and take such other actions as may be required to terminate the Company stock plans as of the Effective Time and each then outstanding Company stock option granted under the Company stock plans, whether vested or unvested, will be cancelled and converted into a right to receive an amount in cash, without interest, equal to the product of (1) the number of shares of Common Stock represented by such Company stock option immediately prior to such cancellation and conversion multiplied by (2) the excess, if any, by which the Merger Consideration exceeds the exercise price per share with respect to such Company stock option (such payment to be net of all applicable federal, state, local or foreign taxes). Prior to the Effective Time, the Company will obtain all necessary consents from, and provide (in a form acceptable to Lucent) any required notices to, holders of Company stock options and amend the terms of the Company stock plans, in each case, as is necessary to give effect to the immediately preceding sentence.

WARRANTS

     The Merger Agreement provides that prior to the Effective Time, the Company shall take all actions to receive from each holder of an outstanding Warrant to purchase shares of the Common Stock an agreement that, as of the Effective Time, such Warrant shall be converted into a right of such holder to receive from the

Paying Agent the consideration set forth in the next sentence at the same time that each such holder is entitled to receive payment for shares of Common Stock from the Surviving Corporation in connection with the Merger. Each holder of a Warrant shall be entitled to receive from the Paying Agent in respect of the shares of Common Stock to be issued upon the exercise of such Warrant, an amount in cash, without interest, equal to the product of (i) the number of shares of Common Stock subject to such Warrant immediately prior to the Effective Time and
(ii) the excess, if any, by which the Merger Consideration exceeds the exercise price per share that was applicable with respect to such Warrant.

     All Warrants issued by the Company have been converted into Common Stock and all shares issued in connection with the exercise of the Warrants have been tendered in the Tender Offer.

EMPLOYEE MATTERS

     The Merger Agreement provides that as soon as practicable after the Merger, Lucent will provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are the same as those made generally available to non-represented employees of Lucent who are hired by Lucent after December 31, 1998. Until then, Lucent will provide, or cause to be provided, the employee benefit plans, programs and arrangements of the Company provided to employees of the Company as of the date of the Merger Agreement.

     The Merger Agreement also provides that with respect to each benefit plan, program practice, policy or arrangement maintained by Lucent in which employees of the Company subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit) will be treated as service with Lucent, provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Lucent plan will waive pre-existing condition limitations to the same extent waived under the applicable Company benefit plan. Company employees will be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Lucent plan.

     The Merger Agreement provides that, prior to the Merger, the Company shall take all necessary actions or agreements to terminate the retirement plan for employees of the Company in accordance with its terms. The effective date of such termination will in no event be later than the Effective Time. Prior to such termination, the Company shall file with respect thereto a determination letter application on Form 5310 with the IRS. In connection with such termination, the assets of such plan (including any excess assets), net of expenses, will be allocated among participants based on the accrued benefit obligation.

     The Merger Agreement also provides that prior to the Merger, the Company will terminate its supplemental retirement agreements. In connection therewith, accrued benefits will be paid to each participant in such plan in accordance with the procedures described in each such supplemental retirement agreement. Also prior to the Merger, the Company will terminate its retirement plan for outside directors in accordance with the terms of such plan. In connection therewith, accrued benefits will be paid to each participant in the retirement plan in accordance with the procedures described in that plan.

INDEMNIFICATION

     Lucent will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to indemnify each person who is or was a director or officer (an "Indemnified Party") of the Company or any of its subsidiaries pursuant to any indemnification provision of the Company's certificate of incorporation or by-laws as each was in effect on the date of the Merger Agreement. In addition, the Merger Agreement provides that, for a period of six years after the consummation of the Tender Offer, Lucent shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by the Company with respect to the Indemnified Parties (provided that Lucent may elect either (1) to require the Company to obtain prior to the Merger coverage of the type contemplated by Section 10 of the Company's existing directors, officers and corporate liability insurance policy or (2) to substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the Indemnified Parties than such existing insurance) covering acts or omissions occurring prior to the Effective Time.

REASONABLE BEST EFFORTS

     Upon the terms and subject to the conditions set forth in the Merger Agreement, Lucent, Acquisition and the Company have each agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Tender Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (1) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (2) the obtaining of all necessary consents, approvals or waivers from third parties,
(3) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, and (4) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement. In connection with and without limiting the foregoing, but subject to the terms and conditions of the Merger Agreement, the Company and its Board of Directors will (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement, and (2) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, the Merger Agreement or any transaction contemplated by the Merger Agreement, take all action necessary to ensure that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement.

     The Merger Agreement further provides that the Company will give prompt notice to Lucent, and Lucent will give prompt notice to the Company, of (1) the occurrence, or non-occurrence, of any event which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect or any covenant, condition or agreement contained in the Merger Agreement not to be complied with or satisfied or (2) any failure of the Company, Lucent or Acquisition to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided that no such notification will limit or otherwise affect the remedies available to the party receiving the notice.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties.

     The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Annex A hereto and incorporated by reference herein. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

                              ACCOUNTING TREATMENT

     The Company understands that the Merger will be accounted for by Lucent using the purchase method of accounting in accordance with generally accepted accounting principles.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material United States federal income tax consequences of the Merger that are generally applicable to holders of Common Stock and to holders of options to purchase Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the Merger as described herein.

     Special tax consequences not described below may be applicable to particular classes of taxpayers that are subject to special treatment under the U.S. federal income tax laws, including, but not limited to, holders who received their Common Stock upon the exercise of employee stock options or otherwise as compensation, broker-dealers in securities, mutual funds, financial institutions, insurance companies, tax-exempt entities, holders who do not hold their Common Stock as capital assets, and holders that, for U.S. federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships or foreign estates and trusts. In addition, the following summary does not include a discussion of any state, local or foreign tax consequences that may result from the Merger.

     THE TAX DISCUSSION SET FORTH IS A GENERAL DISCUSSION OF TAX CONSEQUENCES AND IS BASED UPON PRESENT UNITED STATES FEDERAL INCOME TAX LAW. HOLDERS OF COMMON STOCK OR OPTIONS TO PURCHASE COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDERS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

     The receipt of the Merger Consideration pursuant to the Merger will constitute a taxable transaction for federal income tax purposes under the Code and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a stockholder will generally recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Merger or pursuant to the exercise of dissenter's rights under the DGCL and such stockholder's aggregate adjusted tax basis in the shares of Common Stock canceled pursuant to the Merger. Gain or loss will be calculated separately for each block of shares of Common Stock canceled pursuant to the Merger. If shares of Common Stock are held by a stockholder as capital assets, any gain or loss recognized by the stockholder will constitute capital gain or loss. Capital gain or loss will constitute long-term capital gain or loss if the stockholder held the underlying shares of Common Stock for more than 12 months as of the date of disposition, and will be treated as short-term capital gain or loss if the stockholder has held the Common Stock for one year or less. A non-corporate stockholder's long-term capital gain generally is subject to U.S. federal income tax at a maximum tax rate of 20%. There are limitations on the deductibility of capital losses.

     Each holder of an option to purchase Common Stock under the Company stock plans that is outstanding as of the Effective Time is entitled to receive an amount in cash (subject to any applicable tax withholding requirements), in cancellation thereof, equal to the product of (1) the number of shares of Common Stock represented by such Company stock option immediately prior to such cancellation multiplied by (2) the excess, if any, by which the Merger Consideration exceeds the exercise price per share with respect to such Company option. Generally, the holder of such Company stock option will recognize ordinary compensation income equal to the cash received pursuant to the Merger (including any applicable tax withholding) in respect of such option.

     A stockholder whose shares of Common Stock are canceled pursuant to the Merger may be subject to U.S. federal backup withholding at a rate of 31% unless the stockholder (a) is a corporation or comes within certain other exempt categories and, when required, adequately demonstrates this fact or (b) provides its correct TIN, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not provide the above information may be subject to penalties imposed by the Internal Revenue Service, as well as backup withholding. If backup withholding applies to a stockholder, the Paying Agent is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund may be obtained by the stockholder upon filing an income tax return.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

RETIREMENT ARRANGEMENTS

     The Merger Agreement provides that prior to the Effective Time, the Company will terminate its supplemental retirement agreements, its Defined Benefit Plan and its Retirement Plan for Outside Directors, in accordance with their respective terms. Under each of the supplemental retirement agreements, the Defined Benefit Plan and the Retirement Plan for Outside Directors, the payment to be made upon termination is to be reduced to take into account a present value discount. The applicable rate to be applied to determine the present value discount is 5.095%, which was the rate on the 30 year U.S. treasury bill in effect as of December 31, 1998.

  Supplemental Retirement Agreements

     In connection with the termination of the supplemental retirement agreements, accrued benefits will be paid to current and former executives who are party to such agreements in accordance with the procedures described in each supplemental retirement agreement. As a result, it is expected that the Company will make lump sum payments to the following individuals: Raymond E. Jaeger, $1,862,145; Bruce A. Cannon, $107,294; and John E. Chapman, $163,619.

  Defined Benefit Plan

     In connection with the termination of the Defined Benefit Plan, the Company will allocate the assets of the Defined Benefit Plan among the participants based on the accrued benefit obligation. The termination of the Defined Benefit Plan will result in lump sum payments to the following individuals: Raymond E. Jaeger, $330,611; Bruce A. Cannon, $158,196; and John E. Chapman, $96,056.

  Retirement Plan for Outside Directors

     In connection with the termination of the Retirement Plan for Outside Directors, accrued benefits will be paid to each participant in the Retirement Plan for Outside Directors in accordance with the procedures set forth in that Plan. As a result, it is expected that the Company will make lump sum payments to the following individuals: Ira S. Nordlicht, $38,598; Dr. Paul D. Lazay, $62,194; and Richard M. Donofrio, $39,218.

>STOCK OPTIONS

     The Merger Agreement further provides that the Company will take such actions as may be required to terminate the Company's stock plans as of the Effective Time and each then outstanding Company Stock Option granted under the Company stock plans, whether vested or unvested, will be canceled and converted into a right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Common Stock represented by such Company Stock Option immediately prior to such cancellation and conversion multiplied by
(ii) the excess, if any, by which the Merger Consideration exceeds the exercise price per share with respect to such Company Stock Option. The following table shows the payments to be made to all persons who served as officers and directors of the Company since January 1, 1998, with the value of each option to be determined based upon multiplying (i) the number of shares underlying the option by (ii) the exercise price for the option less the Merger
Consideration:

  Incentive Stock Option Plan

                                                            AGGREGATE
NAME                                                      CONSIDERATION
----                                                      -------------
Bruce A. Cannon.........................................    $ 10,059
John E. Chapman.........................................    $173,569
Richard D. Donofrio.....................................    $ 33,125
Charles B. Harrison.....................................    $258,088
Raymond E. Jaeger.......................................    $162,466
Lily K. Lai.............................................    $  8,375
Paul D. Lazay...........................................    $ 12,500
Ira S. Nordlicht........................................    $ 12,500
George J. Roberts.......................................    $131,250
Robert A. Schmitz.......................................    $  4,875
Martin F. Seifert.......................................    $127,250

SHARES TENDERED

     The following persons who served as officers and directors of the Company at any time since January 1, 1998 tendered their shares of Common Stock to Lucent pursuant to the Tender Offer and received the Merger Consideration of $9.00 per share:

                                                              NUMBER OF         AGGREGATE
NAME                                                       SHARES TENDERED    CONSIDERATION
----                                                       ---------------    -------------
Richard M. Donofrio......................................         500            $ 4,500
Charles B. Harrison......................................      10,821            $97,389
Ira S. Nordlicht.........................................       6,332            $56,988
Martin F. Seifert........................................       3,600            $32,400

SHARES TO BE SOLD IN THE MERGER

     Raymond E. Jaeger and Bruce A. Cannon, former officers and directors of the Company, did not tender the 106,515 and 346 shares of Common Stock owned by them, respectively, pursuant to the Tender Offer. Upon the consummation of the Merger, Dr. Jaeger and Mr. Cannon will receive the Merger Consideration of $9.00 per share for the shares owned by them, resulting in aggregate payments to Dr. Jaeger and Mr. Cannon of $958,635 and $3,114, respectively (not including the consideration to be paid to Dr. Jaeger and Mr. Cannon in exchange for the termination of their stock options, as described above).

INDEMNIFICATION

     Lucent will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to indemnify each Indemnified Party of the Company or any of its subsidiaries pursuant to any indemnification provision of the Company's certificate of incorporation or by-laws as each was is in effect on the date of the Merger Agreement. In addition, the Merger Agreement provides that, for a period of six years after the consummation of the Tender Offer, Lucent shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by the Company with respect to the Indemnified Parties (provided that Lucent may elect either (1) to require the Company to obtain prior to the Merger coverage of the type contemplated by Section 10 of the Company's existing directors, officers and corporate liability insurance policy or (2) to substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the Indemnified Parties than such existing insurance) covering acts or omissions occurring prior to the Effective Time.

                       RIGHTS OF DISSENTING STOCKHOLDERS

     Under the DGCL, any holder of Common Stock who does not wish to accept the Merger Consideration in respect of his or her shares of Common Stock has the right (an "Appraisal Right") to dissent from the Merger and to seek an appraisal of and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for his or her shares of Common Stock, judicially determined, and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder fully complies with the provisions of Section 262 of the DGCL ("Section 262").

     The following is intended as a brief summary of the material provisions of the statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect the stockholder's Appraisal Right. Stockholders should also refer to Section 262, the complete text of which is attached hereto as Annex B. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Common Stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

     If any holder of Common Stock elects to demand appraisal of his or her shares of Common Stock, such holder must satisfy each of the following conditions:

          (1) the stockholder must deliver to the Company a written demand for appraisal of his or her shares of Common Stock before the vote with respect to the Merger Proposal is taken (this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger; voting against or failing to vote for the Merger by itself does not constitute a demand for appraisal within the meaning of
     Section 262);

          (2) the stockholder must not vote in favor of the Merger Proposal (a vote against the Merger Proposal, an abstention or failure to vote will satisfy this requirement, but a vote in favor, by proxy (including by returning an executed but otherwise unmarked proxy card) or in person, will constitute a waiver of the stockholder's Appraisal Right in respect of the shares of Common Stock so voted and will nullify any previously filed written demands for appraisal); and

          (3) the stockholder must continuously hold the shares of Common Stock from the date of making the demand through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date that written demand for appraisal is made but who thereafter transfers the shares of Common Stock prior to the Effective Time will lose any right to appraisal in respect of that stockholder's shares of Common Stock.

     Only a holder of record of shares of Common Stock issued and outstanding prior to the Effective Time is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on the stock certificate, should specify the stockholder's name and mailing address, the number of shares of Common Stock owned and that the stockholder intends thereby to demand appraisal of the stockholder's Common Stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more that one person in a joint tenancy or tenancy in common, the demand shall be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand, the agent is serving as agent for the owner or owners. A record holder such as a broker who holds shares as a nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners; in that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by a nominee.

     All demands for appraisal should be addressed to George J. Roberts, Secretary of the Company, at SpecTran Corporation, 50 Hall Road, Sturbridge, Massachusetts 01566, before the vote on the Merger Proposal is taken at the Special Meeting and should be executed by, or on behalf of, the holder of record of the shares of Common Stock.

     Within ten days after the Effective Time, the Surviving Corporation must give written notice that the Merger has become effective to each former holder of Common Stock who so filed a written demand for appraisal and who did not vote in favor of the Merger. Within 120 days after the Effective Time, the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery (the "Court of Chancery") demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. The Company does not currently intend to file such a petition in the event there are dissenting stockholders. INASMUCH AS THE COMPANY HAS NO OBLIGATION TO FILE SUCH A PETITION, THE FAILURE OF A STOCKHOLDER TO DO SO WITHIN THE PERIOD SPECIFIED COULD NULLIFY SUCH STOCKHOLDER'S PREVIOUSLY WRITTEN DEMAND FOR APPRAISAL. At any time within 60 days after the Effective Time, any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the Merger Consideration in respect of his or her shares of Common Stock. Within 120 days after the Effective Time, any stockholder who has complied with the requirements of Section 262 is entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

     If any stockholder fails to comply with the above provisions and the Merger becomes effective, such stockholder will be entitled to receive the Merger Consideration in respect of his or her shares of Common Stock as provided for in the Merger Agreement and will have no Appraisal Rights with respect to such shares.

     If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to the Company, the Company will then be obligated within 20 days thereafter to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders, the Court is empowered to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 and who have become entitled to Appraisal Rights. The Court may require the stockholders who have demanded payment for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     After determining the stockholders entitled to an appraisal, the Court of Chancery will appraise the shares of Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the value is so determined, the Court of Chancery will direct the payment by the Company of such value, with interest thereon accrued during the pendency of the proceeding if the Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender to the Company by such holders of the certificates representing such shares of Common Stock. In determining fair value, the Court of Chancery is required to take into account all relevant factors.

     EACH STOCKHOLDER CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF HIS OR HER SHARES OF COMMON STOCK DETERMINED UNDER SECTION 262 COULD BE MORE, THE SAME, OR LESS THAN THE MERGER CONSIDERATION IN RESPECT THEREOF THAT HE OR SHE IS ENTITLED TO RECEIVE PURSUANT TO THE MERGER AGREEMENT IF HE OR SHE DOES NOT SEEK APPRAISAL, AND THAT OPINIONS OF FINANCIAL ADVISORS AS TO FAIRNESS FROM A FINANCIAL POINT OF VIEW ARE NOT NECESSARILY OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     Costs of the appraisal proceeding may be imposed upon the parties thereto (that is, the Company and the stockholders participating in the appraisal proceeding) by the Court of Chancery as is deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys fees and the fees and expenses of experts, to be charged pro-rata against the value of all shares of Common Stock entitled to appraisal.

     Any stockholder who had demanded Appraisal Rights will not, after the Effective Time, be entitled to vote shares of Common Stock subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares of Common Stock (other than with respect to payment as of a record date prior to the Effective Time) or to receive the Merger Consideration in respect thereof that he or she is entitled to receive pursuant to the Merger Agreement; however, if no petition for appraisal is filed by a stockholder within 120 days after the Effective Time, or if such stockholder delivers a written withdrawal of his or her demand for appraisal, either within 60 days after the Effective Time, or thereafter with written approval of the Company, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the Merger Consideration in respect of his or her shares of Common Stock that he or she is entitled to receive pursuant to the Merger Agreement, without interest.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF SECTION 262, STOCKHOLDERS OF THE COMPANY WHO ARE CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT THEIR LEGAL ADVISORS.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Common Stock are traded on The Nasdaq National Market System under the symbol "SPTR." The following table sets forth, for each of the periods indicated, the high and low reported sale prices per share of Common Stock as reported by the Nasdaq National Market.

COMMON STOCK
FISCAL QUARTER ENDED                                          HIGH          LOW
--------------------                                          ----          ---
December 31, 1997...........................................  $15 1/4       $ 8 5/8
March 31, 1998..............................................  $11 1/8       $ 6 7/8
June 30, 1998...............................................  $10 1/4       $ 6 15/16
September 30, 1998..........................................  $ 7 13/16     $ 4 5/32
December 31, 1998...........................................  $ 7 5/8       $ 3 9/16
March 31, 1999..............................................  $ 7           $ 3 1/4
June 30, 1999...............................................  $12 7/8       $ 3 1/2
September 30, 1999..........................................  $11 7/8       $ 8 25/32
December 31, 1999...........................................  $ 8 15/16     $ 8 27/32

     On July 14, 1999, the full day of trading before the public announcement of the signing of the Merger Agreement, the reported last sale price of the Common Stock on the Nasdaq National Market was $11.50 per share. On January 6, 2000, the last full day of trading before the filing of this Information Statement, the reported last sale price of the Common Stock on the Nasdaq National Market was $8.88 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

     On January 5, 2000, there were approximately 354 holders of record of the Common Stock, which includes all shares held in nominee names by brokerage firms and financial institutions as one stockholder. Assuming that the Merger is approved and consummated, Acquisition will become the only holder of the Common Stock and the individual percentages of Common Stock owned by the current beneficial owners of 5% or more of the Common Stock and the current directors and officers of the Company will be reduced from their current levels to zero. Also, the Company will have no further obligation to issue any shares of Common Stock to any of the foregoing persons.

     The Company has not paid cash dividends on the Common Stock and anticipates that, for the foreseeable future, any earnings will be retained for use in its business and no cash dividends will be paid.

     On February 18, 1997 the Company consummated a public offering in which it sold 1,500,000 shares of its Common Stock. From February 18, 1997 through the second quarter of 1999, there was a significant decline in the market value of the Company's Common Stock. The Company believes that this decline was principally attributable to an industry-wide decrease in the price of optical fiber caused by an industry-wide oversupply of fiber, and a corresponding decrease in the Company's revenues. In contrast, during 1995 and 1996, the market demand for optical fiber exceeded available capacity. The Company also believes that the market price of its shares was adversely impacted by a number of other factors, including:

     - Press releases issued during the fourth quarter of 1997 by Corning, Inc., a significant producer in the optical fiber market, in which Corning discussed the industry-wide effect of slower than expected growth in the optical fiber market and, as a consequence, anticipated reductions in prices;

     - A decline in sales of single-mode fiber in 1998 as a result of continued unsettled economic conditions and competitive market conditions in Asia, which had been a significant market for single-mode fiber;

     - A decrease in gross profit in 1998 due to operational and inventory issues at SpecTran Specialty; and

     - Continued industry pricing pressures for standard communication fiber products.

           ADDITIONAL INFORMATION ABOUT THE COMPANY AND ITS BUSINESS

DESCRIPTION OF BUSINESS

     The Company operates through two wholly-owned subsidiaries, SpecTran Communication and SpecTran Specialty. SpecTran Communication develops, manufactures and markets multimode and single-mode optical fiber for data communications and telecommunications applications. SpecTran Specialty, acquired in February 1994, develops, manufactures and markets specialty multimode and single-mode fiber and value-added fiber optic products for industrial, military/aerospace, communication and medical applications.

  Technology

     Fiber optic technology utilizing glass as a communications medium was developed in the 1970s and offers numerous technical advantages over traditional media such as copper. Optical fibers are hair-thin solid strands of high quality glass usually combined in cables for transmitting information in the form of light pulses. An optical fiber consists of a core of high purity glass, which transmits light with little signal loss. This core is typically encased within a covering layer of high purity glass or plastic polymer referred to as optical cladding, which reduces signal loss through the side walls of the fiber. The information to be transmitted is converted from electrical impulses into light waves by a laser or light emitting diode. At the point of reception, the light waves are commonly converted back into electrical impulses by a photo-detector.

     Optical fiber's advantages include its high bandwidth, which permits reliable transmission of complex signals such as multiple high-quality audio and video channels and high-speed data formats such as Fiber Distributed Data Interface (FDDI), Asynchronous Transfer Mode (ATM), Gigabit Ethernet Synchronous Optical Network (SONET) and other communications protocols. Compared to traditional copper cable used in telephony, optical fiber has thousands of times the information carrying capacity, occupies less space and operates over greater distances with significantly less attenuation. This high capacity and reliability makes optical fiber systems well suited for interactive applications, allowing digitally encoded voice, data and video signals to be transmitted in large volumes at high speed. Furthermore, optical fiber is immune to electrical surges (including from lightning strikes) and electromagnetic interference which cause static or failure in copper wire transmission and wireless communication. Optical fiber has technical advantages over wireless communications media such as transmission quality and signal reliability. Optical fiber is also a safer choice in flammable environments because it does not conduct electricity. Additionally, communicating through optical fiber is more secure than copper and wireless communications because tapping into fiber optic cable without detection is more difficult.

     Optical fiber quality is measured by several performance characteristics and is reflected in the price of the fiber. These performance characteristics include bandwidth, attenuation (signal loss over distance), tensile strength, geometry and the dimensional and optical uniformity of the fiber. Optical fiber users and manufacturers have established specifications and standards for both multimode and single-mode fiber.

  Products

     The following table describes the Company's principal product areas and the markets they serve:

-------------------------------------------------------------------------------------
         PRODUCTS                   APPLICATIONS               TARGET CUSTOMERS
-------------------------------------------------------------------------------------
 SpecTran Communication
-------------------------------------------------------------------------------------
 Data communication grade    Data communications,         Integrated cablers (e.g.,
 multimode fiber: 50, 62.5   including FDDI and fast      Lucent, Chromatic
 and 100 micrometer core     Ethernet; LANs; video;       Technologies); independent
 diameters                   CCTV; computer peripherals   cablers (e.g., Optical
                             channel attachment           Cable Corporation,
                                                          CommScope, BICC General
-------------------------------------------------------------------------------------
 Telephone grade             Telephony (principally in    Independent data
 single-mode fiber           emerging economies);         communications domestic
                             high-speed short-distance    cablers; international
                             data communication,          telecommunications cablers
                             including Fibre Channel and  (e.g., India, China,
                             FDDI                         Mexico)
-------------------------------------------------------------------------------------
 SpecTran Specialty
-------------------------------------------------------------------------------------
 Step & graded index         Factory LANs and PLC         Factory, transportation and
 multimode fiber & cable:    interconnects; mobile        medical OEMs; systems
 polymer clad/glass core,    video; avionics; high-speed  designers and integrators;
 high numerical aperture,    ground-based                 geophysical exploration
 radiation tolerant, power   transportation; geophysical  companies; US government
 delivery and high           exploration and monitoring;  and military; utilities;
 temperature fiber;          sensing; power               telecom and supercomputer
 avionics cable; high        transmission, including      OEMs; systems designers and
 dielectric strength cable;  laser surgery; blood gas     integrators
 tether cables               monitoring; radiation
                             resistant links;
                             high-speed, short-distance
                             telecom interconnects
                             (e.g., telephone switching
                             systems and PBXs);
                             supercomputer links
-------------------------------------------------------------------------------------
 Specialty single-mode       Metallized pigtails,         Telecommunications;
 fiber and cable:            couplers, amplifiers,        optoelectronic
 photo-sensitive,            geophysical exploration and  manufacturers; well-logging
 rare-earth, delay line,     monitoring; gyroscopes;      companies and system
 fatigue resistant fiber;    wave-length division         integrators; defense
 avionics cable; tether      multiplexers                 contracts
 cables
-------------------------------------------------------------------------------------
 Components and assemblies:  Industrial automation;       OEMs; systems designers and
 crimp and cleave            environmental monitoring;    integrators; facilities
 connectors; pigtails;       customer premises            managers; utilities;
 fiber optic arrays;         networking; military spec    optoelectronic device
 specialty and hybrid        and high reliability         manufacturers; defense
 interconnects; tool kits    assemblies; high power       contractors
                             laser delivery; sensing;
                             illumination; spectroscopy
-------------------------------------------------------------------------------------

Types of products produced by SpecTran Communication and SpecTran Specialty accounted for approximately 72% and 28%, respectively, of 1998 consolidated revenue and 73% and 27%, respectively, of 1997 consolidated revenue. In 1996, types of products by SpecTran Communication and SpecTran Specialty accounted for approximately 59% and 21% respectively, of consolidated revenue.

  Customers and Marketing

     The Company sells its communication multimode and single-mode optical fibers to various cable manufacturers, domestically and internationally, which assemble them into cables for resale in configurations of their own design. Specialty fiber products are sold directly to a large number of OEMs, by developing specialty applications for customers, and to product development groups, international distributors and manufacturers' representatives, installers, universities and governmental agencies, primarily for use in the industrial, medical, military, aerospace, transportation and telecommunications and data communications markets.

     The Company markets its multimode and single-mode data communications and telecommunications optical fiber products principally through a direct sales force in the United States and through a network of manufacturers' representatives internationally. Specialty fiber products are marketed domestically through a direct technical field sales force and internationally through a network of technical distributors and sales representatives. The Company advertises in trade publications, brochures and other material to its mailing list of potential customers worldwide and participates at trade shows, technical symposia and standards committees.

     As a result of its diversification efforts and broader product offering, the Company has increased its customer base over the last three years and plans to continue to expand this base within its targeted markets. International sales, primarily Asia and Europe, accounted for approximately 15%, 20% and 18% of total sales in 1998, 1997 and 1996, respectively. For the year ended December 31, 1998, sales to each of Optical Cable Corporation and Lucent were equal to 10% or more of the Company's revenues. The loss of either Optical Cable Corporation or Lucent would have a material adverse affect on the Company.

  Manufacturing and Quality Control

     The basic raw materials required for the manufacture of the Company's optical fiber products are high quality glass tubes and rods, various chemicals, gases and certain polymers. The Company believes that its sources of supply of these raw materials are adequate and that alternative sources are available. The Company typically manufactures optical fibers by introducing vapors and gases of varying chemical compositions into a special glass tube located in a clean, controlled environment. In the modified chemical vapor deposition ("MCVD") process, an inside vapor deposition process used by the Company, the glass tube, which forms all or a portion of the optical cladding, and the introduced vapors and gases are simultaneously heated, and oxide particles, formed through a reaction of chemical vapors with oxygen, are deposited on and adhere to the inside of the tube. As the particles attach to the tube wall, they are fused to create a layer of high purity glass. Succeeding layers of glass of the same or different compositions are deposited in this fashion to permit the transmission of light in accordance with the desired specifications. The Company believes that the MCVD process is well suited to the production of multimode fiber but that it is not presently the most cost-effective process for making single-modefiber. As part of the acquisition of Ensign Bickford Optical Technologies the Company acquired the patent rights to a process known as hybrid vapor deposition ("HVD"). Since its acquisition, the HVD process has been refined and engineered for production and the Company expects it will be used in 1999 for the manufacture of single-mode fiber.

     In the MCVD process, once deposition is completed, the glass tube is then collapsed into a rod, or primary preform, consisting of a deposited core, in certain instances some deposited cladding and cladding provided by the glass tube itself. In most cases, additional cladding is added to this primary preform. The rod is then placed at the top of a fiber drawing tower, heated until it softens and drawn into a fiber of predetermined diameter. The HVD process does not use a glass starting tube but rather deposits glass soot on the end of a target rod to produce the central portion of the fiber. After this material has been fused into clear glass, additional soot is deposited to increase the cladding volume. The deposited material is also fused into clear glass and resulting rod or preform is subsequently drawn into fiber using the same basic technology as with MCVD fiber draw.

     The majority of the Company's specialty products use a proprietary polymer clad glass core fiber drawn from manufactured or purchased silica rod. This fiber is either sold to third parties or cabled and/or combined with assemblies and sold. The Company owns certain hard polymer cladding, coating and fiber termination technology known as "crimp/cleave," which facilitates attachment of optical fibers to connectors and other components and has certain proprietary technology used for the cabling of optical fiber. The Company has developed proprietary technology related to the processing of a wide variety of polymeric compounds for the manufacture of optical fiber cable.

     The Company believes that its quality control programs are essential to its success. The Company's quality control programs are designed to maintain strict tolerances during the manufacturing process and to assure performance standards of its products. The Company performs quality control testing on all of its products. The Company designs and builds much of the equipment it uses to manufacture and test its optical fiber products. SpecTran Communication's facility in Sturbridge, Massachusetts and SpecTran Specialty's facility in Avon, Connecticut are ISO 9001 certified. All of the Company's operations utilize internal testing procedures based on the internationally recognized "Fiber Optic Test Procedures" and have in place and continue to develop specialized proprietary testing systems and procedures to support the requirements of their respective customers.

  Environmental Matters

     The Company uses certain hazardous materials in its research and manufacturing operations. As a result, the Company is subject to federal, state and local governmental regulations. During 1998, the Company invested $500,000 for the purchase and installation of additional air pollution control equipment at SpecTran Communication's production facility in Sturbridge, Massachusetts. There is no material spending pertaining to environmental compliance planned for 1999. The Company believes that it has complied with all regulations and has all permits necessary to conduct its business.

  Proprietary Rights

     The Company and its subsidiaries consider its proprietary know-how with respect to the development and manufacture of flexible glass fibers and value-added optical fiber products to be a valuable asset. This know-how includes formulation of new glass compositions, development of special fiber coatings, coating applications, fiber designs, preform fabrication, fiber drawing, optical fiber cabling methods, fiber cleaving, polishing and end finishing techniques, proprietary testing capabilities, development and implementation of manufacturing processes and quality control techniques, and design and construction of manufacturing and quality control equipment. Product and application knowledge are also considered to be valuable assets of the Company and its subsidiaries.

  Corning License

     The Company has a limited, non-assignable, non-exclusive, royalty-bearing license from Corning Incorporated ("Corning") to make, use and sell fiber under certain of Corning's United States patents with a filing date prior to January 1, 1996 in the field of optical fiber. The license contains certain annual quantity limitations. The Corning license is not applicable to sales made directly or indirectly to certain customers such as Corning, Lucent and the United States Government. The quantities that can be manufactured under the license increase annually through the year 2000. The license has a term equal to the life of the last to expire of the Corning or Company patents licensed under the agreement. Corning has the right to terminate the license in the event that more than 30% of the Company's voting stock is acquired, directly or indirectly, by another manufacturing company. The Company granted back to Corning a non-exclusive royalty-free license for any of its patents with a filing date prior to January 1, 1996 in the field of optical fiber.

  Lucent Licenses

     The Company has a non-assignable, non-exclusive, unlimited, royalty-bearing license from Lucent under all patents covering optical fiber and optical fiber cable owned by Lucent or which Lucent and its affiliates had the right to license on or before August 15, 1986. The Company granted back to Lucent a non-exclusive, royalty-free license under patents the Company may obtain relating to optical fiber inventions made on or before August 15, 1986. The license extends for the life of the last to expire of the patents licensed under the agreement.

     In October 1998, the Company and Lucent established a new worldwide, non-exclusive license exchanging rights under their optical fiber patents issued prior to January 1, 1998 and additional patents related to multimode fiber based on applications filed through October 1998. The Company is licensed by Lucent to make optical fiber at its existing factories for worldwide use, sale and export from the United States. The license contains some product limitations including certain exclusions to make or sell select specialty fibers for some applications. Lucent receives non-exclusive, royalty-free worldwide rights. The Company agreed to pay Lucent a $4.0 million license fee in installments and, beginning in 2000, a royalty on sales. Lucent has the right to terminate the agreement if the Company is acquired by an optical fiber manufacturer.

  Sales Subject to Corning and Lucent License Agreements

     Approximately 22% of the Company's net sales during 1998, all of which were SpecTran Communication sales, were subject to license requiring aggregate royalty payments by the Company of approximately 5% of net sales of the Company's products manufactured under license during 1998. The Company believes that certain Corning patents, which may have been relevant to the Company's single-mode fiber, including patents covered by a non-exclusive license from Corning to the Company, have expired in many countries (including the United States). Therefore, the Company believes that manufacturing and sale of its single-mode fiber is not subject to the Corning license and has been marketing its single-mode fiber without payments of royalties to Corning and without regard to the annual quantity limitations of the Corning license since 1993. The Company presently does not expect to need the Corning license for the manufacture of its multimode fiber after 1999 because the Company believes that a Corning United States patent with relevancy to its multimode fiber will expire in 1999.

  Patents and Trademarks

     The Company and its subsidiaries own 22 U.S. patents relating to products, processes and equipment in the fields of optical fibers, optical connectors, coatings and cleaving tools. The Company believes that its patents afford it certain competitive advantages. Under the terms of the Corning and Lucent license agreements, generally its optical fiber patents are required to be made available royalty-free to Lucent and Corning.

     The Company is using its trademark SPECTRAGUIDE(R) for its commercial grade optical fiber and for certain of its value added fiber products. It also uses the trademarks HCS(R) (Hard Clad Silica), Avioptics(TM), Flightguide(TM), PYROCOAT(TM), V-System(TM), V-Pin(TM) and GigaGuide(TM).

  Research and Development

     Research and development activities and the Company's ability to develop and improve products employing both existing and new technology, are important to the Company. During the fiscal years ended December 31, 1998, 1997 and 1996, the Company spent $5.5 million, $3.3 million and $3.1 million, respectively, or 7.8%, 5.3% and 5.1%, respectively, of its net sales on research and development. The Company has continued to invest in programs to reduce manufacturing cost and improve product performance in both the single-mode and multimode product lines, to develop new optical fiber products and to develop alternative process technologies. The Company's personnel conduct substantially all of its research and development activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Backlog

     As of September 17, 1999, the Company's backlog of orders was approximately $7.2 million (approximately 19% of which was SpecTran Communication backlog), as compared to a backlog of $14.8 million as of September 17, 1998. Approximately 80% of the September 17, 1999 backlog is expected to be delivered during 1999.

  Competition

     The Company produces and sells optical fibers and value added optical fiber components and assemblies for data communications, telecommunications and specialized applications. While there may be less competition in the specialized markets, all of the markets served by the Company are very competitive. The Company's main competitors for its fibers for data communications and telecommunications are its licensors, Corning and Lucent, to whom the Company pays royalties and who have substantially greater resources and operating experience than the Company. The Company also competes with Alcatel, Plasma Optical Fibres, Yangzee Optical Fiber Corp., FiberCore and other fiber producers throughout the world. The Company's main competitors for its specialty fibers generally have been smaller operations, but some of those competitors are part of companies with substantially greater resources than the Company. The Company competes for sales based upon its ability to fill orders promptly at competitive prices, by developing specialty applications for customers, product performance, product features, unique proprietary products, flexibility, quality and service.

     The Company believes that optical fibers offer a number of advantages over and compete favorably with other means of transmitting information, such as copper wire, radio frequency (RF) wireless, satellite and other line of sight transmissions (e.g., microwaves). Many companies offering such other means of transmitting information have substantially greater resources and operating experience than the Company.

The Company often competes with both mature existing technology and new technology, some of which have cost advantages over optical fiber for certain applications.

     Competition may also result from technological innovation in the optical fiber industry. New optical fiber designs could provide an advantage to competitors of the Company. New single-mode dense wavelength division multiplexing fibers produced by Lucent and Corning may, particularly in the future, as, among other things, the cost of electronic connections decrease, provide a competitive advantage to those companies, although the Company has access to certain of Lucent's patents in this area through its 1998 license agreement with Lucent.

     The number of participants in the optical fiber industry is to some extent limited by patents covering the fundamental optical fiber technology, the need for substantial capital investment and the availability of highly specialized equipment and personnel with the requisite technical expertise. The Company believes that certain Corning patents, which may have been relevant to the Company's single-mode fiber, including patents covered by a non-exclusive license from Corning to the Company, have expired in many countries (including the United States). The Company further believes that a certain Corning United States patent, covered by this non-exclusive license, with relevance to the Company's multimode fiber, expires in 1999. In addition, the Company believes that a certain Lucent patent licensed to the Company relating to its multimode and single-mode fiber expired in 1997. The expiration of these patents may or may not reduce the patent barrier to entry by other companies.

  Employees

     As of June 8, 1999, the Company employed 515 persons, of whom 212 were employed in technology, 222 were employed in manufacturing operations and 81 provided marketing, administrative, management and other support services. The Company's employees are not represented by a labor union. The Company believes its employee relations are good.

PROPERTIES

     The Company's administrative offices and the offices and production facilities of SpecTran Communication are located in an approximately 98,000 square foot building. The building is situated on approximately 43 acres of land owned by SpecTran Communication in Sturbridge, Massachusetts. SpecTran Communication owns these buildings and land as well as a 5,000 square foot office building, used for offices, that is next to this manufacturing facility.

     SpecTran Specialty's offices and production facilities are located in an approximately 54,000 square foot building situated on approximately 14 acres of land located in Avon, Connecticut. This property is owned by the Company.

LEGAL PROCEEDINGS

     On November 6, 1998, the Company announced that it would contest a complaint filed in the United States District Court in Boston, MA on October 2, 1998, purportedly as a class action suit. Titled Cruise v. Cannon, et al., the complaint alleges that the Company and three of its current or former officers and directors violated securities laws by misrepresenting the Company's financial condition and financial results during 1998. The suit purports to be a class action on behalf of all individuals who purchased the Company's stock on the open market from February 25, 1998 to July 17, 1998. The suit alleges, among other things, that there were public misrepresentations or failures to disclose material facts during that period which allegedly artificially inflated the price of the Company's common stock in the marketplace. The complaint seeks an undisclosed amount of compensatory damages and costs and expenses, including plaintiff's attorney's fees and such further relief as the Court may deem just and proper. The Company believes the action is totally without merit, believes that it has highly meritorious defenses and it intends to defend itself vigorously.

     After the announcement of the Merger Agreement by the Company and Lucent on July 15, 1999, two putative class action suits relating to the Merger were filed in the Court of Chancery for the state of Delaware:

Chase v. Harrison, et al., C.A. No. 17312-NC and Airmont Plaza Associates, et al., v. SpecTran Corporation, et. al., C.A. No. 17314-NC.

     The lawsuits were filed by plaintiffs claiming to be stockholders of the Company, purportedly on behalf of all the Company's stockholders, against the Company, members of the Board of Directors of the Company and Lucent. The plaintiffs in both lawsuits alleged, among other things, that the terms of the proposed Merger were not the result of an auction process or active market check, that $9.00 per share of Common Stock offered by Lucent is inadequate, and that the Company's directors breached their fiduciary duties to the stockholders of the Company in connection with the Agreement of Merger. Both lawsuits seek to have the Merger enjoined, or if the Merger is completed, to have it rescinded and to recover unspecified damages, fees and expenses. The Company and Lucent intend to vigorously oppose these lawsuits.

     On July 29, 1999, the plaintiff in Chase v. Harrison, et al., Civil Action No. 17312-NC, filed an Amended Class Action Complaint (the "Amended Complaint") in Delaware Chancery Court. In the Amended Complaint, the plaintiff alleges, among other things, that (1) the proposed purchase price is inadequate; (2) the Company's Solicitation/Recommendation Statement on Schedule 14D-9 is misleading and omits material information in that it fails to disclose (a) the Company's financial results for the second fiscal quarter ended June 30, 1999, (b) why the Company's projected financial results, as announced by the Company on May 28, 1999, did not warrant that a substantial premium be paid for the Company relative to the existing market price, (c) information concerning the identity of other bidders for the Company and the terms of any competing bids or expressions of interest, (d) why the Company did not wait until after its third quarter ended September 30, 1999 financial results were available to determine whether Company C would make an offer to acquire the Company, (e) the reasons for Lazard's determination that the Merger was "fair", (f) the total amount of benefits that each of the Company's executive officers and directors will realize from the Merger, and (g) the value of the Company to Lucent and the benefits Lucent will derive from the Merger, including the equivalent amount that Lucent would have to spend to build the manufacturing capacity that it will be buying from the Company and that Lucent had approved a higher purchase price; and (3) the Board of Directors of the Company breached its fiduciary duty to the stockholders of the Company to exercise due care, loyalty and candor. The Amended Complaint further alleges that Lucent aided and abetted the breach of fiduciary duty by the individual defendants. A complete copy of the Amended Complaint is attached hereto as Annex D.

     Concurrent with the filing of the Amended Complaint, the plaintiff in Chase
v. Harrison, et al. petitioned the Delaware Chancery Court for expedited discovery and the scheduling of a hearing on a preliminary injunction. A telephone conference call was held by the Delaware Chancery Court on July 30, 1999, at which time the court declined to permit expedited discovery and declined to schedule a hearing on a preliminary injunction. Instead, the court scheduled a hearing on August 13, 1999 to hear arguments as to whether an order temporarily restraining consummation of the Merger should be issued. This scheduled hearing was subsequently canceled when, by letter dated August 2, 1999, plaintiff's counsel withdrew plaintiff's application for a temporary restraining order.

     On November 12, 1999, Lawrence Fisher filed a purported class action complaint against the Company and Charles B. Harrison in the United States District Court for the District of Massachusetts, Civil Action No. 99-CV-12359-NG. The suit was filed by a plaintiff claiming to be a stockholder of the Company, purportedly on behalf of all purchasers of the Common Stock during the period June 1, 1999 through July 21, 1999. Plaintiff alleges that as of June 1, 1999, the Company was required to correct certain statements purported to have been made by Mr. Harrison at the Company's annual meeting on May 28, 1999 concerning expected fiber revenues for the Company in 1999 and through 2003. Plaintiff claims that this requirement arose on June 1, 1999 when Lucent advised the Company that it would decrease significantly the amount of fiber it would purchase from the Company for the remainder of the year. The plaintiff's complaint alleges violations of Sections 10(b) and 20 of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated pursuant thereto. The plaintiff seeks compensatory damages, interest, attorneys' and experts' fees, and equitable or injunctive relief. The plaintiffs have not served the complaint. The Company and Mr. Harrison intend to defend the claims vigorously.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AS OF DECEMBER 31, 1998

  Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Overview

     Currently, the Company develops, manufactures, and markets high quality optical fiber, optical fiber cables and value-added optical fiber components and assemblies. Prior to 1993, the Company had a narrow customer base and was focused on the production of multimode fiber for the domestic market. In 1993 the Company began to implement a strategic plan to diversify its products, markets and customer base. As part of this plan, the Company reintroduced single-mode fiber in 1993 and began marketing it internationally. In 1994 the Company acquired Ensign-Bickford's specialty fiber operations (which later became SpecTran Specialty), allowing the Company to become a worldwide leader in fiber optic specialty applications. The Company entered the fiber optic cable market in May 1995 by acquiring Applied Photonic Devices, Inc. ("APD") in order to participate more extensively in the rapid growth of the data communications market, the principal end market of multimode fiber. In December 1996 the Company formed General Photonics, LLC ("General Photonics") a joint venture with General Cable Corporation ("General Cable"), to develop, manufacture and market fiber optic cable.

     Results of Operations

     The following table sets forth, for the periods indicated, certain financial data as a percentage of net sales:

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                              1998     1997     1996
                                                             ------    -----    -----
Net Sales..................................................  100.00%   100.0%   100.0%
Cost of Sales..............................................    73.4%    62.5%    63.7%
                                                             ------    -----    -----
  Gross Profit.............................................    26.6%    37.5%    36.3%
Selling and Administrative Expenses........................    19.5%    22.5%    22.1%
Research and Development Cost..............................     7.8%     5.3%     5.1%
                                                             ------    -----    -----
  Income (Loss) from Operations............................   (0.6)%     9.7%     9.1%
Other Income (Expense), net................................     3.1%     1.8%    (.1)%
                                                             ------    -----    -----
  Income before Income Taxes and Equity in Joint Venture...     2.5%    11.5%     9.0%
Income (Loss) from Joint Venture...........................   (1.4)%   (0.5)%      --%
                                                             ------    -----    -----
  Income before Income Taxes...............................     1.1%    11.0%     9.0%
Income Tax Expense.........................................      .4%     3.2%     3.1%
                                                             ------    -----    -----
  Net Income...............................................      .7%     7.8%     5.9%
                                                             ======    =====    =====

     Net Sales

     Net sales increased $8.8 million, or 14.2%, from $62.1 million in 1997 to $70.9 million in 1998. The increase was due to record annual revenues at both SpecTran Communication, resulting from higher sales volume made possible by the multimode expansion completed earlier in 1998, and at SpecTran Specialty. Sales growth continued to be adversely affected by lower unit selling prices for both multimode and single-mode fiber due to the highly competitive market conditions caused by an industry-wide oversupply situation. During this period, changes in price and demand affected net sales in contrary ways. Because demand for fiber increased and the Company had expanded its production capacty, the Company had more kilometers of optical fiber to sell than in the prior comparable period. This increase was more than offset, however, by corresponding price decreases for these products as compared with the prior period.

     Gross Profit

     Gross profit decreased $4.4 million, or 18.9% from $23.3 million in 1997 to $18.9 million in 1998. As a percentage of net sales, the gross profit decreased to 26.6% for the year ended December 31, 1998, from 37.5% for the year ended December 31, 1997. The decrease in gross profit was primarily due to continued industry pricing pressures for standard communication fiber products and to operational problems and inventory write-downs at SpecTran Specialty. Gross margins during 1998 decreased compared to prior periods primarily because of operational and production issues at SpecTran Speciality. After relocating to a new facility, SpecTran Specialty discovered various operational and production inefficiencies which increased costs of production. As a result of increases in production costs and excess capacity, SpecTran Specialty wrote down its inventory to market values. The lower gross margins also reflected continued industry pricing pressures for the Company's standard communications fibers. Gross margins for the third quarter and the year to date as compared to the same periods of last year continue to be affected by pricing pressures for standard communication fiber products.

     The Company's completed capacity expansion at SpecTran Specialty increased its capacity by more than 50% permitting an increase in sales at SpecTran Specialty. The Company's capacity expansion at SpecTran Communication is not yet fully operational. The Company believes, but cannot assure, that when fully implemented this capacity expansion, together with productivity and management improvements at SpecTran Specialty, will positively impact future operating results. However, if pricing pressures for standard communication fiber products continue, the Company's gross margins will continue to be adversely affected.

     Selling & Administrative

     As a percentage of net sales, selling and administrative expenses decreased to 19.5% for the year ended December 31, 1998, from 22.5% for the year ended December 31, 1997. Selling and administrative expense decreased $85,000, or .6%, from $14.0 million in 1997 to $13.8 million in 1998. The decrease is primarily due to lower incentive compensation in 1998.

     Research and Development

     Research and development costs increased $2.2 million, or 67.0%, from $3.3 million in 1997 to $5.5 million in 1998. The Company in 1998 increased its investment in programs to improve manufacturing costs and product performance in both multimode and single-mode product lines, to develop new special performance fiber products and to develop alternative process technologies.

     Other Income (Expense), net

     Other income (expense), net increased 99.8%, from $1.1 million in 1997 to $2.2 million in 1998. Interest income decreased $1.1 million, or 83.1%, from $1.3 million in 1997 to $200,000 in 1998 due to a lower level of cash available for investment. Net interest expense increased $672,000, or 90.1%, from $747,000 in 1997 to $1.4 million in 1998 primarily due to a higher level of borrowings under the Company's revolving credit agreement and to a lower level of capitalized interest associated with the Company's capacity expansion programs. Other net, increased $2.9 million, or 561.2%, from $510,000 in 1997 to $3.4 million in 1998 due to the Company's settlement of a contract dispute with Corning. On March 13, 1998, the Company and Corning Incorporated announced a settlement of Corning's obligations to purchase multimode optical fiber from the Company under a multi-year supply contract that the companies had entered into in July 1996. Corning terminated its purchases of multimode optical fiber from the Company in exchange for a series of cash payments to the Company in 1998 totaling $4.056 million. These payments were recognized by the Company as other income and recorded during the periods in which the payments were received. The settlement adversely affected net sales, but increased other income, which increase offsets, in part, some of the fixed costs associated with the initial agreement.

     Income Taxes

     A tax provision of 32.0% of pre-tax income was provided for the year ended December 31, 1998, compared to a tax provision of 29.0% for the year ended December 31, 1997. The lower effective tax rate for 1997 was due to the Company benefiting from tax credit carryforwards and low state income taxes as a result of a high level of investment tax credits due to the capacity expansions.

     Income From Equity in Joint Venture

     The Company realized a loss of $974,000 and $287,000 for the years ended 1998 and 1997 respectively, from its investment in General Photonics. This joint venture was formed in December 1996 with General Cable. The loss in 1998 was primarily due to lower than anticipated revenues and gross profit due to continued soft demand in the cable premise market, combined with continued price declines for cable. The Company's interest in General Photonics was sold to General Cable on June 30, 1999.

     Net Income

     Net income decreased $4.3 million, or 89.2%, from $4.8 million in 1997 to $523,000 in 1998. The decrease in earnings is due to reduced gross profit from SpecTran Communication, primarily related to continued industry pricing pressures for standard communication fiber products, to operational issues and inventory write-downs at SpecTran Specialty and the loss from the Company's equity in General Photonics. During 1998, inventory write-downs at SpecTran Specialty aggregated approximately $1.0 million. Operating difficulties coupled with significant production variances, which were discovered after relocation to a new facility, resulted in higher production costs. This increase in production costs coupled with excess supply resulted in an inventory write-down to market value.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Net Sales

     Net sales increased $486,000, or .8%, from $61.6 million in 1996 to $62.1 million in 1997. Net sales in 1997 did not include those of General Photonics, whereas sales for 1996 included the sales of APD, certain assets of which were sold in December 1996 to form General Photonics, a joint venture with General Cable. On a comparative basis, including General Photonics sales in 1997 would have resulted in an 18.4% increase compared with 1996. Net sales increased at both SpecTran Communication and SpecTran Specialty in 1997 as compared to 1996 due to continued market demand. This was partially offset by industry pricing pressure for standard communication fiber products experienced during the second half of 1997.

     Gross Profit

     Gross profit increased $901,000, or 4.0%, from $22.4 million in 1996 to $23.3 million in 1997. As a percentage of net sales, the gross profit increased to 37.5% for the year ended December 31, 1997, from 36.3% for the year ended December 31, 1996. The increase in gross profit was primarily due to lower production costs for the Company's standard communication fiber products resulting from manufacturing process and yield improvements. This was partially offset by lower margins at SpecTran Specialty, primarily due to greater than planned costs incurred in connection with the consolidation and expansion into a new facility.

     As a percentage of net sales, royalties decreased from 3.7% in 1996 to 3.0% in 1997. This decrease in royalties as a percentage of net sales was primarily due to an increase in 1997 in the net sales not subject to royalties.

     Selling & Administrative

     Selling and administrative expenses increased $325,000, or 2.4%, from $13.6 million in 1996 to $14.0 million in 1997. This increase was primarily due to costs associated with the Company's one-time management reorganization and training costs slightly offset by a lower provision for incentive compensation in 1997. As a percentage of net sales, selling and administrative expenses slightly increased to 22.5% for the year ended December 31, 1997, from 22.2% for the year ended December 31, 1996.

     Research & Development

     Research and development costs increased $157,000, or 5.0%, from $3.1 million in 1996 to $3.3 million in 1997. As a percentage of net sales, research and development costs increased from 5.1% for the year ended December 31, 1996, to 5.3% for the year ended December 31, 1997. The Company continues to invest in programs to improve manufacturing costs and product performance in both multimode and single-mode product lines, to develop new special performance fiber products and to develop alternative process technologies. The Company intends to approximately double its research and development spending in 1998.

     Other Income (Expense), net

     Other income (expense), net favorably increased by $1.2 million to net other income of $1.1 million in 1997 compared with net other expense of $65,000 in 1996. Interest income increased $1.1 million, or 487.2%, from $226,000 in 1996 to $1.3 million in 1997 due to a higher level of cash available for investment as a result of the Company's secondary public offering in February 1997. Interest expense, net of capitalized interest, increased $276,000, or 58.6%, from $471,000 in 1996 to $747,000 in 1997 due to the increase in debt related to the Company's capacity expansion.

     Income Taxes

     The effective tax rate declined from 34.0% in 1996 to 29.0% in 1997 primarily due to a lower provision for state income taxes in 1997 as a result of investment tax credits associated with capacity expansion. The effective tax rates for 1997 and 1996 were lower than the statutory combined federal and state tax rates due primarily to a reduction of $300,000 in 1997 and $400,000 in 1996 in the valuation allowance for deferred tax assets due to the Company's belief that it is more likely than not that the additional deferred tax assets will be realized through the utilization of operating loss and tax credit carryforwards. See Note 11 of "Notes to the Consolidated Financial Statements."

     Income From Equity in Joint Venture

     The Company realized a loss of $287,000, from its equity in General Photonics, the joint venture formed in December 1996 with General Cable. The loss in 1997, was primarily due to lower than anticipated revenues. In 1996, the results of APD, the predecessor to General Photonics, were included in the consolidated results.

     Net Income (Loss)

     Net income increased $1.2 million, or 32.5%, from $3.7 million in 1996 to $4.8 million for the year ended in 1997. The increase was primarily due to improved operating results at SpecTran Communication and higher interest income.

     Liquidity and Capital Resources

     As of December 31, 1998, the Company had approximately $1.7 million of cash. In addition, the Company has a $20.0 million revolving credit agreement with its principal bank maturing in April 2000. As of December 31, 1998, the Company had borrowed $10.0 million against the revolving credit agreement.

     The Company has a scheduled debt principal repayment of $3.2 million on December 21, 1999.

     The Company's net working capital position at December 31, 1998, was approximately $11.8 million with a current ratio of 1.8 to 1.

     During 1998 the Company used $10.0 million in cash provided from financing activities, primarily from net borrowings under its revolving credit agreement, $6.5 million of proceeds from the sale of marketable securities and positive cash flow from operations of $3.0 million, to fund its capacity expansion.

     The Company is continuing its capacity expansion, which will require approximately $1 million in capital expenditures during 1999, resulting in total expenditures for capacity expansion since 1996 of approximately $44 million for SpecTran Communication and approximately $12 million for SpecTran Specialty, including equipment purchases. When fully operational, the expansion at SpecTran Communication will increase its capacity by more than 100% from 1996 levels. The expansion at SpecTran Specialty increased capacity by more than 50%.

     The Company intends to continue to finance its capital and operational needs for the remainder of the year through a combination of cash flow from operations and borrowings, assuming the Company continues to meet its lenders revised covenants. The Company had violated certain covenants contained in both the revolving credit agreement and the senior secured notes triggered by its second quarter 1998 results. In December 1998, the Company signed an agreement to amend these covenants under its loan agreements with its principal bank and the senior secured noteholders. With the signing of that agreement, the Company remedied all violations under the original agreements. While the Company is presently in compliance with all the revised covenants, there can be no assurance that the Company, will in the future, be able to remain in compliance with all the revised covenants.

     The Company is exploring various financial alternatives, including seeking additional capital or entering into strategic alliances in an attempt to reduce its debt. The Company believes that successful completion of one or more of these alternatives and/or renewal or extension of its revolving credit agreement is necessary to meet its longer term cash requirements.

     Subsequent Events

     In March 1999, Dr. Raymond E. Jaeger, who was Chairman of the Board of Directors until December 31, 1998, resigned from his position as a director of the Company and its subsidiaries. Dr. Jaeger remains a consultant to the Company. Mr. Bruce A. Cannon, who had previously resigned from his executive positions, entered into an agreement with the Company during the first quarter of 1999, effective as of December 1, 1998, memorializing his resignation as an officer and a director of the Company and its subsidiaries. Mr. Cannon remains a consultant to the Company.

AS OF SEPTEMBER 30, 1999

  Three and Nine Months Ended September 30, 1999 Compared to Three and Nine Months Ended September 30, 1998

     Third quarter revenues were $14.7 million down 24% from revenues of $19.3 million for the same period last year. Operating loss was $(1.8) million, down from an operating income of $0.4 million in the same quarter in 1998. The decreases in revenue and operating income were due primarily to a significant reduction in orders for communications fiber in the third quarter related, at least in part, to certain customers reluctance to purchase in light of the Company's anticipated merger with Lucent. Operating income was also negatively impacted by inefficiencies in the manufacturing process associated with bringing the single mode HVD process into production after the early July one week plant shutdown.

     Net income (loss), before Joint Venture, for the quarter and nine months ended September 30, 1999 were $(2.5) million and $(1.3) million, respectively, compared to income of $0.6 million and $0.3 million for the same periods a year ago. The loss from the Joint Venture for the nine month period ended September 30, 1999 was $1.6 million, and was primarily attributable to the loss and associated tax expense incurred from the sale of the Company's Joint Venture with General Cable, General Photonics in the second quarter. The Company's overall net loss for the quarter was $2.5 million or $.35 per diluted share, compared with a net income of $0.5 million or $.07 per share for the same period last year.

     Revenues for the first nine months of 1999 were $57.6 million, up 14% from $50.8 million recognized during the same period for 1998. Revenue and net income
(loss) versus a year ago reflects the losses incurred as a result of the sale of the Company's interest in General Photonics, a decrease in non-recurring income recorded in 1998 from the settlement in the multi-year Corning supply contract, the increase of interest expense in 1999 associated with servicing the Company's debt, and financial advisory fees of $1 million paid to Lazard Freres & Co. LLC in connection with the successful Tender Offer by Lucent. For the nine months ended September 30, 1999, the Company incurred a net loss of $2.9 million or $.41 per share, compared to a net loss of $14,000 or $.00 per share for the first nine months of 1998.

     The Company's actual results for the three and nine month periods ended September 30, 1999 are substantially below the projected results provided to Lazard for the purpose of rendering its fairness opinion.

     Results of Operations

     The following table sets forth, for the periods indicated, certain financial data as a percentage of net sales:

                                                               NINE MONTHS       THREE MONTHS
                                                                  ENDED             ENDED
                                                              SEPTEMBER 30,     SEPTEMBER 30,
                                                              --------------    --------------
                                                              1999     1998     1999     1998
                                                              -----    -----    -----    -----
Net Sales...................................................  100.0%   100.0%   100.0%   100.0%
Cost of Sales...............................................   76.1     74.5     83.9     71.9
                                                              -----    -----    -----    -----
  Gross Profit..............................................   23.9     25.5     16.1     28.1
Selling and Administrative Expenses.........................   17.7     20.2     23.4     18.7
Research and Development Costs..............................    3.6      7.9      4.7      7.4
                                                              -----    -----    -----    -----
  Income (Loss) from Operations.............................    2.6     (2.7)   (12.0)     2.0
Other Income (Expense), net.................................   (5.2)     3.5    (11.6)     2.7
                                                              -----    -----    -----    -----
  Income (Loss) from Operations before Income Taxes and
     Joint Venture..........................................   (2.6)     1.2    (23.6)     4.7
Income Tax (Benefits).......................................   (0.3)     0.5     (6.6)     1.8
                                                              -----    -----    -----    -----
  Income (Loss) before Joint Venture........................   (2.3)     0.7    (17.0)     2.9
Net Loss on Joint Venture...................................   (2.7)    (0.7)     0.0     (0.3)
                                                              -----    -----    -----    -----
  Net Income (Loss).........................................   (5.0)%    0.0%   (17.0)%    2.6%
                                                              =====    =====    =====    =====

     Net Sales

     Net sales of $14.7 million and $57.6 million for the three months and nine months ended September 30, 1999, was lower by $4.6 million, or 24%, and higher by $6.9 million, or 14%, compared to the comparable periods in 1998. Although third quarter revenues decreased at SpecTran Communication due to a significant decline in orders for communications fiber, results for the nine months ended September 30, 1999 still exceeded 1998 year-to-date results because of a slowing of price erosion coupled with increased capacity availability due to production capacity expansion. SpecTran Specialty continued to benefit from strong market demand.

     Gross Profit

     Gross profit of $2.4 million and $13.8 million for the three months and nine months ended September 30, 1999 was lower by $3.1 million, or 56%, and higher by $700,000, or 5%, compared to the respective periods in 1998. As a percentage of net sales, gross profit decreased to 16% from 28% for the quarter and to 24% from 26% for the nine months as compared to 1998 results.

     The third quarter 1999 margin decrease compared to the same period in 1998 is primarily due to higher cost per unit associated with the allocation of fixed overhead over decreased sales volume and to recurring manufacturing inefficiencies associated with bringing the single mode HVD process into production. These inefficiencies initially occurred after a one week plant shutdown in early July.

     Selling and Administration

     Selling and administration expenses were lower by $173,000 for the quarter and essentially flat for the nine months as compared to prior year results. As a percentage of net sales, selling and administrative expenses increased to 23% from 19% for the quarter and decreased to 18% from 20% for the nine months as compared to the same periods a year ago.

     Research and Development

     Research and development costs for the three and nine month periods ended September 30, 1999 decreased from the same period a year ago by $736,000 or 52% and $1.9 million or 47%, respectively. Higher levels of research and development resources were deployed during 1998 in bringing the HVD production process on-line which are costs not recurring in 1999. This decrease is also attributable to the reclassification of normal production support engineering expenses from research and development to cost of sales. As products progress beyond the research and development stage into commercial manufacture, expenses that previously were categorized as research and development costs are reclassified as production support and become part of costs of goods sold. In addition, as a result of the introduction of new products, operating margins at SpecTran Specialty were negatively impacted by 8 percentage points. The Company believes that operating margins should improve as more of these new products of SpecTran Specialty are sold. The Company is continuing its initiative to improve manufacturing productivity and products performance in both multimode and single-mode product lines while developing new performance fiber products and alternative process technologies.

     Other Income (Expense), Net

     Other income (expense), net was lower by $2.2 million and $4.8 million for the three and nine months ended September 30, 1999 as compared to the same periods for 1998. This decline was attributable to the absence of approximately $0.9 million and $2.7 million, respectively, of payments from Corning that resulted from the 1998 settlement of the Company's contract dispute with Corning, which were classified as other income and which are non-recurring for 1999. These payments were recognized by the Company as other income and recorded during the periods in which the payments were received. The settlement adversely affected net sales, but increased other income, which increase offsets, in part, some of the fixed costs associated with the initial agreement. The remainder of the differences with other, net are attributable to a $1 million financial advisory fee paid to Lazard Freres & Co. LLC in connection with the successful Tender Offer by Lucent and a series of miscellaneous adjustments including a loss on the sale of fixed assets, loan fees and an adjustment for the fair market value of the Company's supplemental retirement programs. Additionally, the Company's interest expense increased $281,000 or 61% and $1.3 million or 136% for the three and nine months ended September 1999 as compared with the same periods for 1998. The Company's interest expense is net of capitalized interest that is associated with the Company's expansion programs and which offsets interest expense on debt. The Company's interest expense on its long-term debt decreased for the quarter by $32,000 and increased for the nine months ended September 30, 1999 by $185,000. Capitalized interest decreased by $314,000 and $1.1 million, respectively. Interest income increased for the quarter by $48,000 and $28,000 for the nine months period.

     Income Taxes

     The Company had a loss of approximately $1,523,000 before income taxes and equity in joint venture for the nine months ended September 30, 1999.

     (Loss) From Equity in Joint Venture

     The Company realized losses of $235,000 for the nine months ended September 30, 1999 that are attributable to the operations of General Photonics. This compares with a loss of $49,000 and $375,000 for the three and nine months ended September 30, 1998.

     Net Income (Loss)

     Net loss for the three months and nine months ended September 30, 1999 was $2.5 million and $2.9 million, respectively, as compared with a profit of $504,000 and a loss of $14,000 for the same periods in 1998. The net loss for the first nine months of 1999 was primarily attributable to the tax loss associated with the Company's sale of its interest in General Photonics during the second quarter of 1999 and a $1 million financial advisory fee paid to Lazard Freres & Co. LLC in connection with the successful Tender Offer by Lucent. The results for the three month and nine month periods were also negatively impacted by a significant reduction in orders for communication fiber coupled with manufacturing inefficiencies associated with bringing the single mode HVD process into production. These inefficiencies initially occurred after a one week plant shutdown in early July.

     Liquidity and Capital Resources

     As of September 30, 1999 the Company had approximately $3.7 million in cash and cash equivalents.

     The Company's working capital position at September 30, 1999 declined to $(17.2) million with a current ratio of .64 to 1 from $11.8 million with a current ratio of 1.8 to 1 at December 31, 1998. This is principally due to the reclassification of the $11.0 million revolving credit balance and $20.8 million of notes from long-term debt to current following a "Change of Control" of the Company as a result of the tender offer by Lucent, as more fully explained below.

     During the first nine months of 1999 the Company generated $2.7 million in positive cash flow from operating activities and borrowed $1.0 million under its revolving credit agreement. The Company invested $4.6 million in the acquisition of machinery and equipment.

     The Company intends to continue to finance its capital and operational needs for the remainder of the year through a combination of cash flow from operations and borrowings from Lucent.

     The Company had a $20.0 million revolving credit agreement with its principal bank. At September 30, 1999, the Company had $11.0 million outstanding under the revolving credit agreement. The interest rate on loans under the credit agreement was Libor plus 150 basis points. The $11.0 million was essentially broken into three, 90 day increments, with one 90 day increment renewing every month. At September 30, 1999, the average interest rate on the $11.0 million of loans was approximately 6.8%.

     The remaining debt of $24.0 million was as follows:

$16.0 million.........................  Series A Senior Secured Notes    9.24%
8.0 million...........................  Series B Senior Secured Notes    9.39%

     On August 31, 1999, Acquisition, a wholly owned subsidiary of Lucent, purchased 60.9% of the outstanding Common Stock of the Company (approximately 53.3% on a fully diluted basis) pursuant to a tender offer that began on July 21, 1999. This transaction constituted a "Change of Control" as defined in the note purchase agreement with the Company's senior lenders and also constituted an event of default under the credit agreement with the Company's principal bank. On October 7, 1999 the outstanding balance on the senior secured notes of $24,000,000 plus accrued interest and pre-payment penalties of $1,800,000 in the aggregate, and on November 5, 1999 the outstanding balance of $11,000,000 on the revolving credit agreement with the Company's principal bank were paid using funds borrowed from Lucent that are due on December 2, 1999. These notes issued to Lucent are: (i) a $17,000,000 note bearing interest at a rate of 9.24% per annum; (ii) an $8,800,000 note bearing interest at a rate of 9.39% per annum; and (iii) an $11,000,000 note bearing interest at a rate of 10.00% per annum.

     The Year 2000 Issue

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's information technology systems (which the Company relies on to monitor and manage its operations, accounting, sales and administrative functions), such as computers, servers, networks, and software ("IT Systems") and other systems that use embedded microchip technology ("Non-IT Systems") that are date sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruption of operations. Similarly, the date-sensitive IT Systems and Non-IT Systems of third party suppliers or customers with whom the Company has material relationships could experience similar malfunctions which could, in turn, have a material adverse impact of the Company.

     The Company has completed an enterprise-wide assessment of all mission critical IT Systems and Non-IT Systems to evaluate the state of its preparedness for the Year 2000. The Company has established teams by business unit to address the Year 2000 issue. The Company believes that it has effectively completed its remediation efforts for the Year 2000 issue, with the exception of one piece of production equipment, which the Company believes will be remediated before the end of this year. A significant portion of production equipment was replaced or upgraded as part of the recent capacity expansion at both facilities and such replacements and upgrades are Year 2000 ready. The Company has revised its estimate for Year 2000 spending down to approximately $400,000 from $800,000. This includes $275,000 for software, which will be expensed in 1999. The costs of the project and the date the Company plans to complete Year 2000 modifications are based on management's best estimates. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. The Company has completed development of contingency plans in case its remediation efforts are unsuccessful. The contingency planning was performed in conjunction with the implementation and testing of the critical business systems.

     The Company has initiated formal communications with a majority of its significant customers and suppliers to determine their plans to address the Year 2000 issue. While the Company expects a successful resolution of all issues there can be no guarantee that the systems of other companies on which the Company relies will be completed in a timely manner or that these issues would not have a material adverse effect on the Company.

     Other Events

     On July 15, 1999 the Company entered into the Merger Agreement with Lucent. See "The Merger".

     Upon successful completion of the Tender Offer the Company paid a $1 million advisory fee for services provided to the Company by Lazard Freres & Co. LLC.

     Subsequent Events

     In October 1999, Lucent agreed to purchase 1 million kilometers of depressed clad single-mode optical fiber in the Company's fiscal year 2000. Lucent granted the Company a royalty free technology license to produce this fiber. In order to provide the people and production assets necessary to complete the Lucent order coupled with production and cost issues related to the HVD process, the Company has suspended further work on the HVD process pending further evaluation.

  Recent Accounting Pronouncements

     Effective January 1, 1998, the Company adopted: (1) Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income." The statement requires the corporation to report "comprehensive income" as defined therein.
(2) Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an enterprise and Related Information." The Statement changes the criteria used to determine the segments for which the Company must report information. This item is discussed herein; please also see the Notes to Consolidated Financial Statements for more information; and (3) Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pension and Other Post-retirement Benefits." The Statement requires additional disclosures on changes in the benefit obligations and fair values of plan assets during the year. (4) Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or obtained for Internal Use". The statement of position provides guidance on accounting for the costs of computer software developed or obtained for internal use. The adoption of this statement did not have a material affect to the financial position or results of operations. (5) Statement of Position 98-5 "Reporting on the Costs of Start-up Activities". The adoption of this statement did not have a material affect to the financial position or results of operations. Please refer to the Notes to Consolidated Financial Statements for more information.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives") and for hedging activities. This statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The statement also sets forth the criteria for determining whether a derivative may be specifically designated as a hedge of a particular exposure with the intent of measuring the effectiveness of the hedge in the statement of operations.

     In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities, which amended the effective date of SFAS No. 133. SFAS No. 137 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company is currently evaluating SFAS No. 133 and has not determined the impact on the Company's Financial Statements.

                           FORWARD LOOKING STATEMENTS

     This Information Statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities and Exchange Act of 1934, as amended. Investors are cautioned that all forward-looking statements involve risks and uncertainties that may cause results to differ materially from expectations, including without limitation, the ability of the Company to market and develop its products, general economic conditions and competitive conditions in markets served by the Company. Forward-looking statements include, but are not limited to, global economic conditions, product demand, competitive products and pricing, manufacturing efficiencies, cost reductions, manufacturing capacity, facility expansions and new plant start up cost, the rate of technology change and other risks. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this filing will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. Stockholders are advised that the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, do not apply to disclosures made herein regarding the transaction that is the subject of this Information Statement.

                  DELISTING AND DEREGISTRATION OF COMMON STOCK

     If the Merger is consummated the Common Stock will cease to be publicly traded and therefore will be deregistered under the Exchange Act.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock on January 5, 2000 with respect to (a) each person or group known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each director of the Company, (c) each named executive officer of the Company (as that term is defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) and (d) all officers and directors of the Company as a group. Except as set forth below, all of such shares are held of record and beneficially.

                                                              BENEFICIAL      PERCENT OF
NAME AND ADDRESS                                              OWNERSHIP     COMMON STOCK(1)
----------------                                              ----------    ---------------
Seattle Acquisition Inc. ...................................  4,383,731(2)       60.9%
600 Mountain Avenue
Murray Hill, New Jersey 07974
EQSF Advisers, Inc. and Martin J. Whitman...................    490,600(3)       6.82%
  767 Third Avenue
  New York, New York 10017-2023
Raymond E. Jaeger...........................................    272,762(4)       3.70%
  25 Old Village Road
  Sturbridge, Massachusetts 01566
Charles B. Harrison.........................................    156,000(5)       2.12%
  SpecTran Corporation
  50 Hall Road
  Sturbridge, Massachusetts 01566
Ira S. Nordlicht............................................     13,000(6)          *
  645 Fifth Avenue
  New York, New York 10022
Paul D. Lazay...............................................     13,000(7)          *
  52 Whiley Road
  Groton, MA 01450-2208
Bruce A. Cannon.............................................     44,842(8)          *
  125 Adam Street
  Holliston, Massachusetts 01746
Richard M. Donofrio.........................................     11,000(9)          *
  93 Ansonia Road
  Woodbridge, Connecticut 06525
John E. Chapman.............................................    154,650(10)      2.10%
  SpecTran Corporation
  50 Hall Road
  Sturbridge, Massachusetts 01566
Lily K. Lai.................................................      9,000(11)         *
  50 Stonebridge Road
  Summit, New Jersey 07901
Robert A. Schmitz...........................................      1,000(12)         *
  Quest Capital
  One Dock Street
  Stamford, Connecticut 06902
John Rogers.................................................          0             0
  Primary, The One for Solutions
  1405 North Cleaver
  Chicago, Illinois 60622
All Directors and executive officers as a group (ten
  persons)..................................................    675,254(13)      8.69%

---------------
 *  Less than 1%

 (1) Percentage of beneficial ownership is based on the 7,198,430 of Common Stock outstanding on January 5, 2000. Shares of Common Stock subject to stock options and warrants that are exercisable within 60 days of January 5, 2000 are deemed outstanding for computing the percentage of the person or group holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person or group.

 (2) This information is based upon information reported by Seattle Acquisition Inc. on Amendment No. 5 to Tender Offer Statement on Schedule 14D-1 dated September 3, 1999 and filed with the Commission as of September 3, 1999.

 (3) This information is based upon information reported by EQSF Advisers, Inc. ("EQSF") and Martin J. Whitman (the Schedule is considered a joint filing of both EQSF and Mr. Whitman) on a Schedule 13G dated February 12, 1999 and filed with the Commission as of February 16, 1999. EQSF states that it beneficially owns 490,600 shares of Common Stock. Martin J. Whitman, the Chief Executive Officer and controlling person of EQSF, disclaims beneficial ownership of all such shares. Third Avenue Small-Cap Fund has the right to receive dividends from and the proceeds from the sale of these 490,600 shares.

 (4) Includes 166,247 shares subject to options exercisable within 60 days.

 (5) Includes 156,000 shares subject to options exercisable within 60 days.

 (6) Includes 13,000 shares subject to options exercisable within 60 days.

 (7) Includes 13,000 shares subject to options exercisable within 60 days.

 (8) Includes 44,496 shares subject to options exercisable within 60 days.

 (9) Includes 11,000 shares subject to options exercisable within 60 days.

(10) Includes 154,650 shares subject to options exercisable within 60 days.

(11) Includes 9,000 shares subject to options exercisable within 60 days.

(12) Includes 1,000 shares subject to options exercisable within 60 days.

(13) Includes 568,393 shares subject to options exercisable within 60 days.

CHANGE IN CONTROL

     In connection with the consummation of the Tender Offer, Acquisition acquired 4,383,731 shares or approximately 60.9% of the outstanding Common Stock at a total cost of $39,453,579, and as a result, acquired control of the Company. No one group previously owned a controlling interest in the Company. The amount paid by for the shares purchased pursuant to the Tender Offer was provided by a capital contribution from Lucent to Acquisition from its available cash.

Pursuant to the Merger Agreement, upon the acceptance for payment of, and payment for shares of Common Stock pursuant to the Tender Offer, Acquisition was entitled to designate for election to the Company's Board of Directors a number of persons equal to the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of shares of Common Stock purchased by Acquisition pursuant to the Tender Offer bears to the total number of shares of Common Stock outstanding. As of the date of this Information Statement, Lucent has not designated any persons for appointment to the Company's Board of Directors.

                            SELECTED FINANCIAL DATA

                                                         YEARS ENDED DECEMBER 31
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                           ---------------------------------------------------
                                            1998       1997       1996       1995       1994
                                           -------    -------    -------    -------    -------
OPERATING RESULTS
Net Sales................................  $70,856    $62,057    $61,571    $38,581    $26,926
Gross Profit.............................   18,880     23,276     22,375     13,061      7,623
Income (Loss) Before Income Taxes and
  Equity in Joint Venture................    1,746      7,111      5,537        777       (487)
Net Income (Loss)........................      523      4,842      3,655        542       (487)
Earnings per Common Share -- Basic.......      .07        .72        .68        .10       (.09)
Earnings per Common Share -- Diluted.....      .07        .68        .61        .10       (.09)
Weighted Average Shares Outstanding......    7,003      6,724      5,374      5,298      5,203
Weighted Average Shares Outstanding
  Assuming Conversion....................    7,103      7,148      5,962      5,582      5,203
FINANCIAL POSITION
Total Assets.............................  105,419     92,105     62,456     40,365     31,362
Long-Term Debt...........................   30,800     24,000     24,000     10,000      5,240
Stockholders' Equity.....................   57,312     56,759     28,403     24,296     23,104

           QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     The Company's cash is invested in short-term dollar-denominated money market funds. The Company does not engage in trading of these investments and believes that they may present minimal market risk.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company's independent certified public accountant is KPMG, LLP. A representative of KPMG, LLP will attend the Special Meeting and will have an opportunity to make a statement if he desires to do so. That representative will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board is not aware of any business which will be presented at the Special Meeting other than those matters set forth in the accompanying Notice of Special Meeting.

                       CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

     Financial Statements of the Company as of December 31, 1998, excerpted from the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1998

Independent Auditor's Report................................     F-2
Consolidated Balance Sheets as of December 31, 1998 and
1997........................................................     F-3
Consolidated Statements of Operations and Comprehensive
  Income for the Years Ended December 31, 1998, 1997 and
  1996......................................................     F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1997 and 1996..........................     F-6
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1998, 1997 and 1996..............     F-7
Notes to Consolidated Financial Statements..................  F-8 - F-25
Schedule I -- Valuation and Qualifying Accounts.............     F-26

     Financial Statements of General Photonics as of December 31, 1998, excerpted from Amendment No. 1 and Amendment No. 2 to the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1998

Independent Auditor's Report................................     F-27
Balance Sheets as of December 31, 1998 and 1997.............     F-28
Statements of Operations for the Year Ended December 31,
  1998, and the Period from December 23, 1996 to December
  31, 1997..................................................     F-29
Statements of Partners' Equity for the Year Ended December
  31, 1998, and the Period from December 23, 1996 to
  December 31, 1997.........................................     F-30
Statements of Cash Flows for the Year Ended December 31,
  1998, and the Period from December 23, 1996 to December
  31, 1997..................................................     F-31
Notes to Financial Statements...............................  F-32 - F-37

     Financial Statements of the Company as of September 30, 1999, excerpted from the Company's Quarterly Report on Form 10-Q for the Period Ended September 30, 1999, as amended

Consolidated Statements of Operations.......................    F-38
Consolidated Balance Sheets.................................    F-39
Consolidated Statements of Cash Flows.......................    F-40
Notes to Consolidated Financial Statements..................  F-41 - 47

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND STOCKHOLDERS
SPECTRAN CORPORATION:

     We have audited the consolidated financial statements of SpecTran Corporation as of December 31, 1998 and 1997, and the related statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1998. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SpecTran Corporation as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in
Schedule I is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                          /s/ KPMG PEAT MARWICK LLP
                                          KPMG Peat Marwick LLP

Boston, Massachusetts
February 12, 1999

     FINANCIAL STATEMENTS OF THE COMPANY EXCERPTED FROM THE COMPANY'S ANNUAL REPORT ON FORM 10K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.

                              SPECTRAN CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                              DOLLARS IN THOUSANDS

                                                                1998       1997
                                                              --------    -------
ASSETS
Current Assets:
  Cash and Cash Equivalents.................................  $  1,690    $   445
  Current Portion of Marketable Securities (Note 2).........        --      5,535
  Trade Accounts Receivable, net of allowance for doubtful
     accounts of $523 and $389 in 1998 and 1997,
     respectively...........................................    12,568      8,622
  Inventories (Note 3)......................................     8,279      9,666
  Income Taxes Receivable...................................       644         --
  Deferred Income Taxes, net (Note 11)......................     1,889      1,189
  Prepaid Expenses and Other Current Assets.................     1,036      1,943
                                                              --------    -------
          Total Current Assets..............................    26,106     27,400
                                                              --------    -------
Investment in Joint Venture (Note 15).......................     3,239      4,213
Property, Plant and Equipment, net (Note 4).................    68,495     55,409
Other Assets:
  Long-term Marketable Securities (Note 2)..................        --        996
  License Agreements, net (Notes 5 & 13)....................     4,335        603
  Deferred Income Taxes, net (Note 11)......................        --        412
  Goodwill, net (Note 6)....................................       793        872
  Other Long-Term Assets (Note 14)..........................     2,451      2,200
                                                              --------    -------
          Total Other Assets................................     7,579      5,083
                                                              --------    -------
          Total Assets......................................  $105,419    $92,105
                                                              ========    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current Maturities of Long-term Debt (Note 8).............  $  3,200    $    --
  Current Portion of License Fees Payable (Note 13).........     1,250         --
  Accounts Payable..........................................     4,410      4,758
  Income Taxes Payable......................................        --        573
  Accrued Defined Benefit Pension Liability (Note 14).......     1,902      1,716
  Deferred Income Taxes, net (Note 11)......................       478         --
  Accrued Liabilities (Note 7)..............................     3,317      4,299
                                                              --------    -------
          Total Current Liabilities.........................    14,557     11,346
                                                              --------    -------
Long-term portion of License Fee Payable (Notes 5 & 13).....     2,750         --
Long-term Debt (Note 8).....................................    30,800     24,000
                                                              --------    -------

          See accompanying notes to consolidated financial statements.

                              SPECTRAN CORPORATION

                              DOLLARS IN THOUSANDS

                                                                1998       1997
                                                              --------    -------
Stockholders' Equity (Note 9):
  Common Stock, voting, $.10 par value; authorized
     20,000,000 shares; outstanding 7,003,850 shares and
     7,000,634 shares in 1998 and 1997, respectively........       700        700
  Common Stock, non-voting, $.10 par value; authorized
     250,000 shares, no shares outstanding..................        --         --
  Paid-in Capital...........................................    50,252     50,223
  Accumulated Other Comprehensive Income (Loss).............        --         (1)
  Retained Earnings.........................................     6,360      5,837
                                                              --------    -------
          Total Stockholders' Equity........................    57,312     56,759
                                                              --------    -------
          Total Liabilities and Stockholders' Equity........  $105,419    $92,105
                                                              ========    =======

          See accompanying notes to consolidated financial statements.

                              SPECTRAN CORPORATION

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                 DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1998       1997       1996
                                                              -------    -------    -------
Net Sales (Note 12).........................................  $70,856    $62,057    $61,571
Cost of Sales...............................................   51,976     38,781     39,196
                                                              -------    -------    -------
  Gross Profit..............................................   18,880     23,276     22,375
Selling and Administrative Expenses.........................   13,818     13,966     13,641
Research and Development Costs..............................    5,493      3,289      3,132
                                                              -------    -------    -------
Income (Loss) from Operations...............................     (431)     6,021      5,602
                                                              -------    -------    -------
Other Income (Expense):
  Interest Income...........................................      224      1,327        226
  Interest Expense..........................................   (1,419)      (747)      (471)
  Other Net (Note 5)........................................    3,372        510        180
                                                              -------    -------    -------
  Other Income (Expense), net...............................    2,177      1,090        (65)
                                                              -------    -------    -------
Income before Income Taxes and Equity in Joint Venture......    1,746      7,111      5,537
Loss from Joint Venture (Note 15)...........................     (974)      (287)        --
                                                              -------    -------    -------
Income before Income Taxes..................................      772      6,824      5,537
Income Tax Expense (Note 11)................................      249      1,982      1,882
                                                              -------    -------    -------
Net Income..................................................      523      4,842      3,655
                                                              -------    -------    -------
Other Comprehensive Income, Net of Tax:
  Unrealized Gains on Securities:
  Unrealized Holdings Gains Arising During the Period.......        1         11          4
  Less Reclassification Adjustment For (Gains)/Losses
     Included In Net Income.................................      (12)       (17)        13
                                                              -------    -------    -------
  Other Comprehensive Income Loss...........................      (11)        (6)        17
                                                              -------    -------    -------
Comprehensive Income........................................  $   512    $ 4,836    $ 3,672
                                                              =======    =======    =======
Net earnings per Common Share (Note 10):
  Basic.....................................................  $   .07    $   .72    $   .68
                                                              =======    =======    =======
  Diluted...................................................  $   .07    $   .68    $   .61
                                                              =======    =======    =======

          See accompanying notes to consolidated financial statements.

                              SPECTRAN CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                              DOLLARS IN THOUSANDS

                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1998        1997         1996
                                                            --------    ---------    --------
Cash Flows from Operating Activities:
Net income................................................  $    523    $   4,842    $  3,655
  Reconciliation of net income to net cash provided by
     operating activities:
     Depreciation and amortization........................     6,665        3,969       3,071
     Loss (gain) on sale of marketable securities.........       (18)         (24)         19
     Loss on disposition of equipment.....................       178           61          --
     Changes in valuation accounts........................     1,126         (532)       (380)
     Investment in joint venture..........................       974          (78)       (354)
     Change in long-term deferred income taxes............     1,221          402       1,118
  Change in other long-term assets........................    (4,349)        (409)       (344)
     Changes in assets and liabilities:
       Current deferred income taxes......................      (700)        (398)        (83)
       Accounts receivable................................    (4,079)      (1,172)     (2,136)
       Inventories........................................        65       (1,709)     (3,742)
       Prepaid expenses and other current assets..........       894         (639)        (50)
       Income taxes payable/receivable....................    (1,218)         273        (150)
       Accounts payable and accrued liabilities...........     2,855        1,021       3,606
                                                            --------    ---------    --------
Net Cash Provided by Operating Activities.................     4,137        5,607       4,230
                                                            --------    ---------    --------
Cash Flows from Investing Activities:
  Sale of Assets of Applied Photonic Devices..............        --           --       5,278
  Acquisition of property, plant and equipment............   (19,471)     (41,157)    (11,100)
  Purchase of marketable securities.......................    (9,652)    (254,437)    (29,658)
  Proceeds from sale/maturity of marketable securities....    16,202      263,368      19,439
                                                            --------    ---------    --------
Net Cash Used in Investing Activities.....................   (12,921)     (32,226)    (16,041)
                                                            --------    ---------    --------
Cash Flows from Financing Activities:
  Borrowings of long-term debt............................    10,000           --      28,000
  Repayment of long-term debt.............................        --           --     (14,000)
  Issuance of common stock, net...........................        --       23,082          --
  Tax effect of disqualifying disposition of ISO shares...        --           43         117
  Proceeds from exercise of stock options and warrants....        29          374         329
  Deferred financing costs................................        --           --        (695)
                                                            --------    ---------    --------
Net Cash Provided by Financing Activities.................    10,029       23,499      13,751
                                                            --------    ---------    --------
Increase (Decrease) in Cash and Cash Equivalents..........     1,245       (3,120)      1,940
Cash and Cash Equivalents at Beginning of Year............       445        3,565       1,625
                                                            --------    ---------    --------
Cash and Cash Equivalents at End of Year..................  $  1,690    $     445    $  3,565
                                                            ========    =========    ========

          See accompanying notes to consolidated financial statements.

                              SPECTRAN CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                              DOLLARS IN THOUSANDS

                                     COMMON STOCK                 ACCUMULATED
                                   -----------------                 OTHER       RETAINED        TOTAL
                                                PAR    PAID-IN   COMPREHENSIVE   EARNINGS    STOCKHOLDERS'
                                    SHARES     VALUE   CAPITAL   INCOME (LOSS)   (DEFICIT)      EQUITY
                                   ---------   -----   -------   -------------   ---------   -------------
Balance at December 31, 1995.....  5,353,686   $535    $26,443      $  (22)       $(2,660)      $24,296
Exercise of Stock Options (Note
9)...............................     46,385      5        324          --             --           329
  Issuance of Shares in
     Connection with Acquisition
     (Note 15)...................         --     --        117          --             --           117
  Unrealized Gain on Marketable
     Securities..................         --     --         --           6             --             6
  Net Income.....................         --     --         --          --          3,655         3,655
                                   ---------   ----    -------      ------        -------       -------
Balance at December 31, 1996.....  5,400,071    540     26,884         (16)           995        28,403
  Exercise of Stock Options (Note
     9)..........................    100,563     10        364          --             --           374
     Issuance of Shares in
       Connection with Stock
       Offering (Note 9).........  1,500,000    150     22,932          --             --        23,082
  Tax Effect of Disqualifying
     Disposition of ISO shares
     (Note 11)...................         --     --         43          --             --            43
  Unrealized Gain on Marketable
     Securities..................         --     --         --          15             --            15
  Net Income.....................         --     --         --          --          4,842         4,842
                                   ---------   ----    -------      ------        -------       -------
Balance at December 31, 1997.....  7,000,634    700     50,223          (1)         5,837        56,759
     Exercise of Stock Options
       (Note 9)..................      3,216     --         29          --             --            29
  Unrealized Gain on Marketable
     Securities..................         --     --         --           1             --             1
  Net Income.....................         --     --         --          --            523           523
                                   ---------   ----    -------      ------        -------       -------
Balance at December 31, 1998.....  7,003,850   $700    $50,252      $   --        $ 6,360       $57,312
                                   =========   ====    =======      ======        =======       =======

          See accompanying notes to consolidated financial statements.

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

1 -- NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     SpecTran Corporation (the "Company") develops, manufactures and markets a wide range of fiber optic products. These include multimode and single-mode optical fiber and cable for use in data communications and telecommunications applications. The Company also develops special performance fibers, coatings, cables, cable assemblies and other value-added products for use in a variety of specialty markets.

  Principles of Consolidation and Basis of Accounting

     The consolidated financial statements include the accounts of the Company and all wholly owned subsidiaries: SpecTran Communication Fiber Technologies, Inc. ("SpecTran Communications"), SpecTran Specialty Optics Company ("SpecTran Specialty") and Applied Photonic Devices, Inc. ("APD") which holds the Company's investment in General Photonics, LLC, a 50-50 joint venture between the Company and General Cable Corporation ("General Cable"). In December 1996, the Company sold certain of the assets of APD to General Cable and then contributed the remaining non-cash assets of APD to General Photonics for a 50% equity interest (See Note 15). The investment in General Photonics is accounted for under the equity method of accounting pursuant to which the Company records its 50% interest in General Photonics' net operating results. Prior to the formation of General Photonics, APD's results of operations, including net sales and expenses, were consolidated with those of the Company. All significant intercompany balances and transactions have been eliminated.

     Management uses estimates and assumptions in preparing the financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities and the reported revenue and expenses. Actual results may vary from the estimates.

     Certain 1997 and 1996 balances have been reclassified to be consistent with the current year's presentation.

  Revenue Recognition

     Sales revenues are recognized upon shipment of goods. Customers generally have the right to return for replacement any goods which do not meet the customer's purchase order specifications. Sales revenues and cost of sales as reported in the consolidated statements of operations and comprehensive income are adjusted to reflect estimated returns and warranty costs.

  Marketable Securities

     Marketable securities are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of estimated income taxes. Gains and losses on the sale of marketable securities are recognized at the time of sale on a specific identification basis.

  Inventories

     Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method. Inventory is evaluated periodically from an obsolescence and LCM (lower of costs or market) point of view. Personnel provide input as to the "quality" of fiber in inventory with specific probabilities by product for the purpose of determining obsolescence. Each period, actual fiber prices are compared with net carrying cost of fiber in inventory. When the current market price of a fiber indicates that a write-down is required an LCM reserve expense is booked.

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

     Actual inventory write-downs for the years 1997 and 1998 were as follows (in thousands):

             SPECTRAN        SPECTRAN
          COMMUNICATIONS    SPECIALTY
          --------------   ------------
 1997          $403           $  124
1998            814            1,033

  Statements of Cash Flows

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

     Supplemental disclosure of cash flow information includes cash paid during the year for (in thousands):

                                                            1998      1997      1996
                                                           ------    ------    ------
Interest.................................................  $2,590    $2,120    $  780
Income Taxes.............................................   1,316     2,159     1,044

  Property, Plant and Equipment

     Property, plant and equipment are carried at cost. Machinery and equipment assembled by the Company are valued at the cost of component parts purchased, plus the approximate labor and overhead costs to the Company. Significant renewals and betterments are capitalized. The cost of maintenance and repairs is charged to expense as incurred. Repairs and maintenance costs amounted to $1.8 million, $1.6 million and $1.5 million in 1998, 1997 and 1996, respectively.

     Depreciation is provided by the straight-line method. The principal annual rates of depreciation are:

Buildings and building improvements...................  4%
Machinery and equipment...............................  14% to
                                                        33 1/3%

     In 1997 the Company changed the rate of depreciation for all machinery and equipment put in service after January 1, 1997, from 5 to 7 years, to more accurately reflect the economic life of these assets.

     Depreciation expense of property, plant and equipment amounted to $6.2 million, $3.6 million and $2.5 million in 1998, 1997 and 1996, respectively.

  Cost in Excess of Net Assets Acquired and Other Intangibles

     The Company monitors its cost in excess of net assets acquired (goodwill) and its other intangibles to determine whether any impairment of these assets has occurred. In making such determination with respect to goodwill, the Company evaluates the performance, on an undiscounted basis, of the underlying businesses which gave rise to such amount. Amortization of goodwill is recorded on a straight-line basis over the estimated useful life of 15 years.

     With respect to other intangibles, which include the cost of license agreements and patents, the Company bases its determination of impairment on the performance, on an undiscounted basis, of the related products.

  License Agreements and Other Assets

     The total cost of the license agreements obtained in 1991 and 1998 are being amortized and charged to expense based on a ten year life. Amortization expense amounted to $267,000 in 1998 and $201,000 for 1997 and 1996. Deferred financing costs are amortized and charged to expense over the lives of the related debt. Patents are being amortized over a ten year life.

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

  Income Taxes

     The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Financial Instruments

     Financial instruments of the Company consist of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, accrued expenses, bank loan and senior secured notes. The carrying amounts of these financial instruments approximate their fair value.

  Stock-Based Compensation

     Statement of Financial Accounting Standards Number 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion Number 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

  Comprehensive Income

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." This statement establishes rules for the reporting of comprehensive income and its components. The Company's comprehensive income consists of net earnings and unrealized gains or losses on marketable securities and is presented in the Consolidated Financial Statements. The adoption of SFAS 130 had no impact on net earnings or on total shareholders' equity. Prior year financial statements have been reclassified to conform to the SFAS 130 requirements.

2 -- MARKETABLE SECURITIES

     The Company had no marketable securities available for sale at December 31, 1998. A summary of marketable securities available for sale for the year ended December 31, 1997 is as follows (in thousands):

                                                                                                   QUOTED
                                                  PURCHASE   AMORTIZED   UNREALIZED   UNREALIZED   MARKET
                                                   PRICE       COST        GAINS        LOSSES     VALUE
                                                  --------   ---------   ----------   ----------   ------
1997
Money Market....................................   $   88     $   88         $--          $--      $   88
U.S. Government and Agency Obligations..........       --         --         --           --           --
Corporate Debt Securities.......................    4,451      4,446         --            2        4,444
Commercial Paper................................    1,998      1,998          1           --        1,999
                                                   ------     ------         --           --       ------
Total...........................................   $6,537     $6,532         $1           $2       $6,531
                                                   ======     ======         ==           ==       ======

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

     The amortized cost and estimated market value of debt securities are shown below (in thousands):

                                                                 1997
                                                       -------------------------
                                                       AMORTIZED       QUOTED
                                                         COST       MARKET VALUE
                                                       ---------    ------------
Expected Maturities:
Within one year......................................   $3,448         $3,448
  One to five years..................................    1,167          1,156

     Proceeds from sales of marketable securities, prior to maturity, during 1998 and 1997 were $6.5 million and $4.8 million, respectively. Gains of $18,000 for 1998 and $24,000 for 1997 were recognized on these sales.

3 -- INVENTORIES

     Inventories consisted of (in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1998      1997
                                                             ------    ------
Raw Materials..............................................  $3,096    $4,036
Work in Process............................................   1,277     1,010
Finished Goods.............................................   3,906     4,620
                                                             ------    ------
                                                             $8,279    $9,666
                                                             ======    ======

4 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1998       1997
                                                           -------    -------
Land and Land Improvements...............................  $   978    $   978
Buildings and Improvements...............................   24,909     10,453
Machinery and Equipment..................................   48,983     33,567
Construction in Progress.................................   16,220     27,694
                                                           -------    -------
                                                            91,090     72,692
Less: Accumulated Depreciation...........................   22,595     17,283
                                                           -------    -------
Property, Plant and Equipment, net.......................  $68,495    $55,409
                                                           =======    =======

     The Company is continuing its capacity expansion, which will require approximately $1 million in capital expenditures during 1999, resulting in total expenditures for capacity expansion since 1996 of approximately $44 million for SpecTran Communication and approximately $12 million for SpecTran Specialty, including equipment purchases. When fully operational, expected in the second quarter of 1999, the expansion at SpecTran Communication will increase its capacity by more than 100% from 1996 levels. The expansion at SpecTran Specialty increased capacity by more than 50%.

     In 1998 and 1997 the Company recorded approximately $1.4 million in capitalized interest in each year related to the expansions.

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

5 -- LICENSE AGREEMENTS

     The Company has a limited, non-assignable, non-exclusive, royalty-bearing license from Corning to make, use and sell optical fiber under certain of Corning's United States patents with a filing date prior to January 1, 1996 in the field of optical fiber. The license contains certain annual quantity limitations. The Corning license is not applicable to sales made directly or indirectly to certain customers such as Corning, Lucent and the United States Government. The quantities that can be manufactured under the license increase annually through the year 2000. The license has a term equal to the life of the last to expire of the Corning or Company patents licensed under the agreement. Corning has the right to terminate the license in the event that more than 30% of the Company's voting stock is acquired, directly or indirectly, by another manufacturing company. The Company granted to Corning a non-exclusive royalty-free license for any of its patents with a filing date prior to January 1, 1996 in the field of optical fiber.

     The Company has a non-assignable, non-exclusive, unlimited royalty-bearing license from Lucent under all patents covering optical fiber and optical fiber cable owned by Lucent or which Lucent and its affiliates had the right to license on or before August 15, 1986. The Company granted back to Lucent a non-exclusive, royalty-free license under patents the Company may obtain relating to optical fiber inventions made on or before August 15, 1986. The license extends for the life of the last to expire of the patents licensed under the agreement.

     In October 1998, the Company and Lucent Technologies Inc. established a new worldwide, non exclusive license exchanging rights under their optical fiber patents issued prior to January 1, 1998 and additional patents related to multimode fiber based on applications filed through October 1998. SpecTran is licensed by Lucent to make optical fiber at its existing factories for worldwide use, sale and export from the United States. The license contains some product limitations including certain exclusions to make or sell select specialty fibers for some applications. Lucent receives non-exclusive, royalty-free worldwide rights. SpecTran agreed to pay Lucent a $4.0 million license fee in installments and, beginning in 2000, a royalty on sales. Lucent has the right to terminate the agreement if the Company is acquired by an optical fiber manufacturer.

     Approximately 22% of the Company's net sales during 1998, all of which were SpecTran Communication sales, were subject to license requiring aggregate royalty payments by the Company of approximately 5% of net sales of the Company's products manufactured under license during 1998. The Company believes that certain Corning patents, which may have been relevant to the Company's single-mode fiber, including patents covered by a non-exclusive license from Corning to the Company, have expired in many countries (including the United States). Therefore, the Company believes that manufacturing and sales of its singlemode-fiber is not subject to the Corning license and has been marketing its single-mode fiber without payments of royalties to Corning and without regard to the annual quantity limitations of the Corning license since 1993. The Company presently does not expect to need the Corning license for the manufacture of its multimode fiber after 1999 because the Company believes that a Corning United States patent with relevancy to its multimode fiber will expire in 1999.

     Total royalties expensed during the years ended December 31, 1998, 1997 and 1996 were $0.7 million, $1.9 million and $2.3 million, respectively.

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

6 -- GOODWILL

     Goodwill consisted of (in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1998      1997
                                                             ------    ------
Goodwill...................................................  $1,181    $1,181
Less Accumulated Amortization..............................    (388)     (309)
                                                             ------    ------
                                                             $  793    $  872
                                                             ======    ======

7 -- ACCRUED LIABILITIES

     Accrued liabilities consisted of (in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1998      1997
                                                             ------    ------
Salaries and Wages.........................................  $  534    $  612
Royalties..................................................     507       885
Health Insurance...........................................     682       486
Incentive Compensation.....................................     614     1,492
Interest Expense...........................................     254        50
Other......................................................     726       774
                                                             ------    ------
                                                             $3,317    $4,299
                                                             ======    ======

8 -- LONG-TERM DEBT

     Long-term debt consisted of (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1998       1997
                                                           -------    -------
Revolving credit loan facility at the lower of prime or
  LIBOR plus 1.5%........................................  $10,000    $    --
Series A Senior Secured Notes at 9.24% interest..........   16,000     16,000
Series B Senior Secured Notes at 9.39% interest..........    8,000      8,000
                                                           -------    -------
                                                            34,000     24,000
Less Current Maturities..................................    3,200         --
                                                           -------    -------
                                                           $30,800    $24,000
                                                           =======    =======

     In December 1996, the Company sold to a limited number of selected institutional investors an aggregate principal amount of $24.0 million of senior secured notes (the "Notes"), consisting of $16.0 million of 9.24% interest Series A Senior Secured Notes due December 26, 2003 (the "Series A Notes") and $8.0 million of 9.39% interest Series B Senior Secured Notes due December 26, 2004 (the "Series B Notes"). Interest on the Notes is payable semi-annually, with five equal annual principal repayments required beginning December 26, 1999 for Series A Notes and December 26, 2000 for Series B Notes. The Notes constitute senior secured debt of the Company secured by a first priority security interest in substantially all of the assets of the Company and all current and hereinafter created or acquired subsidiaries, a pledge by the Company of the issued and outstanding stock of its subsidiaries and mortgages on real estate owned by the Company's subsidiaries. The

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

Company's obligations are also guaranteed by the Company's subsidiaries and rank on an equal basis with all other senior secured indebtedness of the Company. The Notes also provide for certain financial and non-financial covenants usual for this type of transaction. During 1996 Company used approximately $14.0 million from the sale of the Notes to repay all outstanding indebtedness and restructured its existing $22.0 million of total borrowing capacity with its principal bank, composed of a $14.5 million revolving credit agreement and $7.5 million in equipment and real estate term loans, into a $20.0 million revolving credit agreement, maturing December 1999, with the same security interest in the Company's assets as the Notes. During 1996, the Company has the option to select from time to time the interest rate on the revolving credit agreement at either the LIBOR rate plus 1.5% or Fleet Bank's prime rate provided that, under certain circumstances, Fleet Bank may deem that the LIBOR rate is not available.

     At both June 30, 1998 and September 30, 1998, the Company was in violation of certain covenants. In December 1998 the Company signed an agreement to amend the financial covenants under its loan agreements with its principal bank and the senior secured noteholder. With the signing of this agreement SpecTran remedied all violations under the original agreements and also extended the maturing date of the revolving credit agreement to April 2000.

     As of December 31, 1998 the Company had borrowed $10.0 million against the revolving credit agreements.

9 -- STOCKHOLDERS' EQUITY

  (a) Warrants

     As part of an agreement entered into in September 1990 with Allen & Company, Incorporated ("Allen"), warrants to purchase 350,000, 30,000 and 20,000 shares of SpecTran voting common stock at an exercise price of $2.00 through August 14, 1999, were issued to Allen, Richard A.M.C. Johnson, who retired as a director of the Company in 1996, and Patrick E. Brake, a former director of the Company, respectively. In conjunction with the Company's public offering in February 1997, Allen exercised warrants to purchase 200,000 shares and sold them in the offering. At December 31, 1998 Allen owned none of the Company's outstanding stock; if the remainder of the Allen warrant were exercised, Allen would own approximately 2.1% of the Company's outstanding stock. In June 1992 the Johnson warrant was exercised and in January 1993 the Brake warrant was exercised.

  (b) Stock Options

     Pursuant to the Company's Incentive Stock Option Plan adopted in November, 1981, as amended, incentive and nonqualified options may be granted to purchase up to an aggregate of 455,000 shares of the Company's voting Common Stock, $.10 par value, at prices not less than 100% of the fair market value of the shares at the time the options are granted. As of December 31, 1998, all options were exercisable in full three years from the date of grant in cumulative annual installments of 33 1/3% commencing one year after the date of grant, and expire ten years after grant.

     Under its provisions, no options were to be issued under the Incentive Stock Option Plan adopted in November 1981 ("Old Plan") after the plan reached its tenth anniversary. During the year ended December 31, 1991, a new Incentive Stock Option Plan ("New Plan") was adopted. The terms of the New Plan are identical to those of the Old Plan except that (1) the number of shares eligible for issuance, upon adoption of the plan, was 160,490, (2) provision is made for the non-discretionary grant of nonqualified options to directors who are not full-time employees of the Company or any subsidiary ("outside directors") and
(3) provision is made for all outstanding options to vest upon the occurrence of a change in control (as defined in the New Plan). Subsequent to December 31, 1998, the New Plan was amended to permit the

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

committee discretion in establishing the vesting schedule options. At the Company's Annual meeting in 1992, 1994, 1996, and 1998 the holders of Common Stock approved an amendment to the New Plan increasing the number of shares of Common Stock reserved for issuance by 210,000, 255,000, 250,000 and 325,000, respectively.

     Activity in the plans for the years ended December 31, 1998, 1997 and 1996 is summarized below (dollars in thousands except per share amounts):

                                             SHARES                           SHARES
                                           AVAILABLE       OPTIONS         UNDER OPTION
                                           FOR OPTION    OUTSTANDING          PRICE
                                           ----------    -----------    ------------------
Balance at December 31, 1995.............    138,209       543,488      $ 1.375-   $22.250
Increase in Shares Reserved..............    250,000            --           --         --
  Options Granted........................   (165,500)      165,500      $ 5.500-   $21.750
  Options Exercised......................         --       (46,385)     $  1.37-   $15.250
  Options Forfeited......................     11,900       (11,900)     $ 3.375-   $15.250
                                            --------      --------      -------    -------
Balance at December 31, 1996.............    234,609       650,703      $ 1.375-   $22.250
  Options Granted........................   (123,450)      123,450      $10.875-   $14.187
  Options Exercised......................         --      (100,563)     $ 1.188-   $ 8.875
  Options Forfeited......................      3,668        (3,668)     $ 5.500-   $21.125
                                            --------      --------      -------    -------
Balance at December 31, 1997.............    114,827       669,922      $ 3.375-   $22.250
                                            --------      --------      -------    -------
  Increase in Shares Reserved............    325,000            --           --         --
  Options Granted........................   (388,533)      388,533      $ 4.125-   $ 9.625
  Options Exercised......................         --        (3,216)     $ 5.500-   $ 6.000
  Options Forfeited......................    110,302      (112,919)     $ 3.375-   $22.250
                                            --------      --------      -------    -------
Balance at December 31, 1998.............    161,596       942,320      $ 3.375-   $22.250
                                            ========      ========      =======    =======

     The following table summarizes information about fixed stock options outstanding at December 31, 1998:

                                      WEIGHTED
                     NUMBER           AVERAGE          WEIGHTED-       NUMBER OF      WEIGHTED-
   RANGE OF       OUTSTANDING        REMAINING          AVERAGE       EXERCISABLE      AVERAGE
EXERCISE PRICES   AT 12/31/98     CONTRACTUAL LIFE   EXERCISE PRICE   AT 12/31/98   EXERCISE PRICE
---------------  --------------   ----------------   --------------   -----------   --------------
 3.375 -  5.063      60,937            8.190              4.278          20,937          4.362
 5.064 -  7.595     223,999            7.530              6.055         146,398          5.658
 7.596 - 11.394     362,384            7.853              8.324         117,183          8.654
11.395 - 17.093     180,250            6.143             13.993         113,744         14.096
17.094 - 22.250     114,750            7.478             20.899          60,749         21.166

     As of December 31, 1998, options for 459,011 shares were vested and exercisable at an aggregate exercise amount of $4.8 million ($10.48 per share).

     The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its fixed stock options plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the provisions of FASB Statement 123, the

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

Company's net income and earnings per share for the years ended December 31, 1998, 1997 and 1996 would have been reduced to the pro forma amounts indicated as follows:

                                                             1998     1997      1996
                                                             ----    ------    ------
Net income (in thousands):
As reported................................................  $523    $4,842    $3,655
  Pro forma................................................  $158    $4,594    $3,640
Net income per share:
  As reported..............................................  $.07    $  .68    $  .61
  Pro forma................................................  $.02    $  .64    $  .56

     The fair value of options granted under the Company's fixed stock option plan during 1998, 1997 and 1996 were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: no dividend yield, expected volatility 67% for 1998, 63% for 1997 and 64% for 1996, risk free interest rate of 7%, and expected life of five years.

  (c) Secondary Stock Offering

     On February 18, 1997, the Company completed a secondary public offering of 1,500,000 shares of common stock at a price of $19.00 per share. Of the 1,500,000 shares, 1,300,000 were sold by the Company and 200,000 by Allen and Company, Incorporated, a selling stockholder.

10 -- COMPUTATION OF EARNINGS PER COMMON SHARE

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share" (SFAS 128) which has changed the method of computing and presenting earnings per common share. All prior periods presented have been restated in accordance with SFAS 128. This restatement had an immaterial impact on the prior periods' earnings per common share amounts calculated under the previous standard.

     Under SFAS 128, primary earnings per common share has been replaced with basic earnings per common share. The basic earnings per share computation is based on the earnings applicable to common stock divided by the weighted average number of shares of common stock outstanding in 1998, 1997 and 1996.

     Fully diluted earnings per common share has been replaced with diluted earnings per common share. The diluted earnings per common share computation includes the common stock equivalency of options granted to employees under the stock incentive plan. Excluded from the diluted earnings per common share calculation are options granted to employees that are anti-dilutive based on the average stock price for the year.

                                                             1998         1997         1996
                                                           ---------    ---------    ---------
                                                            (DOLLARS AND SHARES IN THOUSANDS)
Earnings per common share-basic
Earnings applicable to common stock......................   $  523       $4,842       $3,655
                                                            ======       ======       ======
  Weighted average shares outstanding....................    7,003        6,724        5,374
                                                            ======       ======       ======
  Earnings per common share-basic........................   $  .07       $  .72       $  .68
                                                            ======       ======       ======
Earnings per common share-diluted
  Earnings applicable to common share....................   $  523       $4,842       $3,655
                                                            ======       ======       ======
  Weighted average shares outstanding....................    7,003        6,724        5,374
                                                            ======       ======       ======

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

                                                             1998         1997         1996
                                                           ---------    ---------    ---------
                                                            (DOLLARS AND SHARES IN THOUSANDS)
Plus shares issuable on:
     Exercise of dilutive options........................      100          424          588
                                                            ======       ======       ======
  Weighted average shares outstanding assuming
     conversion..........................................    7,103        7,148        5,962
                                                            ======       ======       ======
  Earnings per common share-diluted......................   $  .07       $  .68       $  .61
                                                            ======       ======       ======

11 -- INCOME TAXES

     Income tax expense attributable to income (loss) from operations differs from the computed expected tax expense (benefit) determined by applying the federal income tax rate of 34 percent as follows (in thousands):

                                                             1998     1997      1996
                                                             ----    ------    ------
Computed expected tax expense at 34%.......................  $262    $2,320    $1,883
State income taxes, net of federal effect and change in
valuation allowance........................................   189        14       298
  Goodwill amortization....................................    --        --        74
  Decrease in valuation allowance for deferred income
     taxes.................................................  (230)     (300)     (400)
  Other....................................................    28       (52)       27
                                                             ----    ------    ------
                                                             $249    $1,982    $1,882
                                                             ====    ======    ======

     Total income tax expense (benefit) for the years ended December 31, 1998, 1997 and 1996 was allocated as follows (in thousands):

                                                             1998     1997      1996
                                                             ----    ------    ------
Income tax expense attributable to:
Income from operations.....................................  $249    $1,982    $1,882
  Stockholders' equity, for compensation expense for tax
     purposes from the disqualifying disposition of stock
     options...............................................     0       (43)     (117)
                                                             ----    ------    ------
                                                             $249    $1,939    $1,765
                                                             ====    ======    ======

     Income tax expense (benefit) attributable to income from continuing operations consists of (in thousands):

                                                           CURRENT    DEFERRED    TOTAL
                                                           -------    --------    ------
Year ended December 31, 1998:
Federal..................................................  $ (149)     $  87      $  (62)
  State..................................................     208        103         311
                                                           ------      -----      ------
                                                           $   59      $ 190      $  249
                                                           ======      =====      ======
Year ended December 31, 1997:
  Federal................................................  $1,577      $ 165      $1,742
  State..................................................     401       (161)        240
                                                           ------      -----      ------
                                                           $1,978      $   4      $1,982
                                                           ======      =====      ======

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

                                                           CURRENT    DEFERRED    TOTAL
                                                           -------    --------    ------
Year ended December 31, 1996:
  Federal................................................  $  687      $ 668      $1,355
  State..................................................     560        (33)        527
                                                           ------      -----      ------
                                                           $1,247      $ 635      $1,882
                                                           ======      =====      ======

     The significant components of deferred income tax expense (benefit) attributable to income from operations for the years ended December 31, 1998, 1997 and 1996 are as follows (in thousands):

                                                            1998     1997      1996
                                                            -----    -----    ------
Deferred tax expense (exclusive of the effects of other
  components listed below)................................  $ 420    $ 304    $1,035
Decrease in valuation allowance for deferred income
taxes.....................................................   (230)    (300)     (400)
                                                            -----    -----    ------
Deferred income tax expense attributable to income from
  operations..............................................  $ 190    $   4    $  635
                                                            =====    =====    ======

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                             1998       1997
                                                            -------    ------
Deferred tax assets:
Accounts receivable.......................................  $   228    $  169
  Inventories.............................................    1,248       694
  Accrued liability -- compensation related expense.......      152       168
  Accrued liability -- pension............................      498       338
  Other nondeductible reserves and accruals...............        9         9
  Investment in Joint Venture.............................      373       215
  Net operating loss carryforward benefit.................      323       230
  Credit carryforwards benefit............................    1,200       716
                                                            -------    ------
     Total gross deferred tax assets......................    4,031     2,539
     Less valuation allowance.............................     (100)     (330)
                                                            -------    ------
     Net deferred tax assets..............................    3,931     2,209
Deferred tax liabilities..................................   (2,520)     (608)
                                                            -------    ------
Net deferred tax assets...................................  $ 1,411    $1,601
                                                            =======    ======

     The valuation allowance for deferred tax assets as of December 31, 1998 and 1997 was $100,000 and $330,000, respectively. Based on the Company's level of net income and projected future earnings, the Company believes that it is more likely than not that a portion of the deferred tax asset will be realized in the future. During 1998, the portion of the deferred tax asset which is expected to be realized increased from 1997; therefore, the Company reduced its valuation allowance by $230,000. The remaining valuation allowance relates primarily to the risk that a portion of the tax credit carryforwards and state operating loss carryforwards will not be used before they expire.

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

     At December 31, 1998, the Company had the following income tax credit available to offset future income taxes (in thousands):

                                                          AMOUNT     EXPIRES
                                                          ------    ----------
Alternative Minimum Tax Credit..........................  $1,037    Indefinite

12 -- MAJOR CUSTOMERS

     The approximate net product sales by the Company to customers accounting for 10% or more of total net annual sales are as follows (in thousands):

           1998            1997            1996
CUSTOMER  AMOUNT     %    AMOUNT     %    AMOUNT     %
--------  ------    ---   ------    ---   ------    ---
   A      25,959     37   $6,601     11
   B       6,932     10    8,906     14
   C                       9,522     15   $7,902     13

     Substantially all of the Company's business is to customers in the telecommunications and data communications industries. International sales, primarily in Asia and Europe, accounted for 15%, 20% and 18% of total sales in 1998, 1997 and 1996, respectively.

     In 1998, due to the Company's settlement of a multi-year supply contract with Corning, the Company recognized other income $3.5 million in 1998 and $0.5 million in 1997.

13 -- COMMITMENTS

     In October 1998, the Company entered into a new license agreement with Lucent Technologies Inc. whereby the Company is obligated to pay Lucent $4.0 million in four installments: $1,250,000 in 1999, $1,000,000 in 2000, $1,000,000
in 2001 and $750,000 in 2002.

     All of the Company's leases are on a month-to-month basis. The Company has no lease commitments for 1999 and 2000.

     Total rent expense for the years ended December 31, 1998, 1997 and 1996 was $58,000, $301,000 and $634,000, respectively.

14 -- EMPLOYEE BENEFIT PLANS

  a) Defined Benefit Pension Plan

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 132 (SFAS 132), "Employers' Disclosures about Pensions and Other Post-retirement Benefits," which requires additional disclosures on changes in the benefit obligation and fair value of plan assets during the year. All prior periods presented have been restated in accordance with SFAS 132.

     The Company sponsors a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and an average of the employee's highest ten consecutive years of earnings. The Company's funding policy has been, to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1998 and 1997.

     Actuarial present value of benefit obligations (in thousands):

                                                              1998      1997
                                                             ------    ------
Change in benefit obligation
Benefit obligation at beginning of year....................  $2,229    $1,740
  Service cost.............................................     375       285
  Interest cost............................................     167       130
  Actuarial gain...........................................     360        74
  Benefits paid............................................      (3)       --
                                                             ------    ------
  Benefit obligation at end of year........................  $3,128    $2,229
                                                             ------    ------
Change in plan assets
  Fair value of assets at beginning of year................  $1,848    $1,195
  Actuarial return on plan assets..........................     493       302
  Employer contribution....................................     252       350
  Fair value of plan assets at end of year.................  $2,593    $1,847
                                                             ------    ------
  Funded status............................................  $ (535)   $ (382)
  Unrecognized net actuarial loss..........................     148       137
  Unrecognized prior service cost..........................     (23)      (25)
                                                             ------    ------
  Accrued pension cost.....................................  $ (410)   $ (270)
                                                             ======    ======

     Net pension cost for 1998, 1997 and 1996 included the following components:

                                                     1998     1997     1996
                                                     -----    -----    -----
Service cost -- benefits earned during period......  $ 375    $ 285    $ 289
Interest cost on projected benefit obligation......    167      130      103
Actual return on assets............................   (166)    (302)    (129)
Net amortization and deferral......................     17      213       65
                                                     -----    -----    -----
Net pension cost...................................  $ 393    $ 326    $ 328
                                                     =====    =====    =====

     Assumptions used in the accounting as of December 31 were as follows:

                                                              1998    1997
                                                              ----    ----
Discount rate...............................................  7.0%    7.5%
Rates of increase in compensation levels....................  5.0%    5.0%
Expected long-term rate of return on assets.................  8.5%    8.5%

  b) Supplemental Retirement Agreements

     The Company entered into supplemental retirement agreements with five executive officers in 1996. These agreements provide benefits based on years of service and average eligible pay for executives. The

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

following table sets forth the funded status of the agreements and amounts recognized in the Company's consolidated balance sheets at December 31, 1998 and 1997.

     Actuarial present value of benefit obligations (in thousands):

                                                            1998       1997
                                                           -------    -------
Change in benefit obligation
Benefit obligation at beginning of year..................  $ 1,526    $ 1,325
  Service cost...........................................      113        111
  Interest cost..........................................      107         90
                                                           -------    -------
  Benefit obligation at end of year......................  $ 1,746    $ 1,526
                                                           -------    -------
  Funded status..........................................  $(1,746)   $(1,526)
  Unrecognized net actuarial loss........................      (76)       (76)
  Unrecognized prior service cost........................      892        994
                                                           -------    -------
  Accrued pension cost...................................  $  (930)   $  (608)
                                                           =======    =======

     Net pension cost for 1998, 1997 and 1996 included the following components:

                                                        1998    1997    1996
                                                        ----    ----    ----
Service cost -- benefits earned during period.........  $113    $111    $116
Interest cost on projected benefit obligation.........   107      90      84
Net amortization and deferral.........................   102     102       2
                                                        ----    ----    ----
Net pension cost......................................  $322    $303    $202
                                                        ====    ====    ====

     Assumptions used in the accounting as of December 31 were as follows:

                                                              1998    1997
                                                              ----    ----
Discount rate...............................................  7.0%    7.0%
Rates of increase in compensation levels....................  5.0%    5.0%
Expected long-term rate of return on assets.................  8.5%    8.5%
COLA increase...............................................  3.5%    3.5%

  c) Defined Contribution Pension Plan

     The Company sponsors a defined contribution pension plan covering substantially all of its employees. Employer contributions to the plan are discretionary and amounted to $300,000 and $361,000 in 1997 and 1996, respectively. No contribution was provided for during 1998.

  d) Directors Retirement Plan

     In December 1995 the Company adopted a Directors Retirement Plan which provides for retirement benefits for all outside directors with five full calendar years of service as of the later of age 70 or the date of actual retirement as a director. There was no expense in 1998, 1997 or 1996 to provide for past service costs. During 1998, the plan was funded with $51,000.

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

  e) Bonus Plans

     The Company sponsors an Employee Profit Sharing Plan covering all employees. This plan provides for the payment of bonuses if certain performance objectives are obtained. Bonuses of $554,000, $1.367 million and $1.448 million, respectively, were charged to operations in 1998, 1997 and 1996.

15 -- ACQUISITIONS/JOINT VENTURE

  a) Applied Photonic Devices, Inc.

     On May 23, 1995 the Company purchased all the outstanding capital stock of Applied Photonic Devices, Inc. ("APD") for cash and common stock worth approximately $3.9 million. The Company also retired approximately $600,000 of APD bank debt. The purchase method of accounting was used and the results of operations of APD are included in the consolidated financial statements from May 23, 1995. Goodwill of $3.3 million resulted from the purchase and was being amortized over 15 years. Amortization expense amounted to $217,000 in 1996.

     In December 1996, the Company announced the formation of General Photonics, a 50-50 joint venture between the Company and General Cable. General Cable purchased certain assets of the Company's optical fiber cable subsidiary, APD, for approximately $5.8 million and then contributed them to General Photonics for a 50% equity interest. APD contributed its remaining assets to General Photonics in exchange for its 50% equity interest. The net assets, including goodwill, of General Photonics totaled $10.2 million at December 31, 1996. The Company accounts for its interest in the joint venture under the equity method and no gain or loss was recognized as a result of this transaction.

  b) General Photonics, LLC

     The following is summarized financial information for the Company's joint venture.

                                                            1998       1997
                                                           -------    -------
Current Assets...........................................  $ 4,600    $ 7,006
Other Assets.............................................    4,480      3,908
Current Liabilities......................................    1,853      1,640
Total Revenues...........................................  $ 9,507    $12,583
Net Income...............................................  $(2,047)   $  (708)

     The following pro forma statement of operations for the year ended December 31, 1996 presents the results of operations as if the Company had entered into the joint venture as of January 1, 1996 (in thousands):

                      STATEMENT OF OPERATIONS (UNAUDITED)

                                                               1996
                                                              -------
Sales.......................................................  $51,413
Net Income..................................................  $ 3,716
                                                              -------
Net income per Share of Common Stock........................  $   .63
                                                              =======

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

16 -- BUSINESS SEGMENTS

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information" which has changed the method of reporting information about its businesses. Based upon the criteria described in SFAS 131, the Company now reports three business segments, Optical Fiber, Specialty Products and Cable. All prior periods presented have been restated in accordance with SFAS 131.

     The Company conducts its operations through two business segments -- Optical Fiber and Specialty Products. A third segment, Cabling, was sold in December 1996 in conjunction with the formation of General Photonics. SpecTran retains a 50% equity interest in General Photonics and SpecTran's share of General Photonics for 1997 and 1998 is reported on the equity method.

     Optical Fiber develops, manufactures and markets specialty multimode and single-mode fiber for data communications and telecommunications applications.

     Specialty Products develops, manufactures and markets specialty multimode and single-mode fiber and value-added fiber optic products for industrial, transportation, communication, medical applications and geophysical.

     Cabling developed, manufactured and marketed communications-grade fiber optic cable primarily for the customer premises market.

     Summarized Financial information by business segment is as follows (in thousands):

                                    REVENUES

                                                            1998      1997      1996
                                                           ------    ------    ------
Optical Fiber............................................  50,801    44,871    34,274
Specialty Products.......................................  20,055    17,186    13,879
Cable....................................................      --        --    13,418
                                                           ------    ------    ------
                                                           70,856    62,057    61,571
                                                           ======    ======    ======

                         INCOME (LOSS) FROM OPERATIONS

                                                            1998      1997      1996
                                                           ------    ------    ------
Optical Fiber............................................   6,276    10,357     7,684
Specialty Products.......................................  (1,553)      234     1,752
Corporate................................................  (5,154)   (4,570)   (3,834)
                                                           ------    ------    ------
                                                             (431)    6,021     5,602
                                                           ======    ======    ======

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

                                     ASSETS

                                                           1998       1997      1996
                                                          -------    ------    ------
Optical Fiber...........................................   72,447    51,645    23,379
Specialty Products......................................   19,953    22,867    10,760
Cable (APD).............................................       --        --     5,277
Cable (Investment in JV)................................    3,458     4,420        --
Corporate...............................................    9,561    13,173    23,039
                                                          -------    ------    ------
                                                          105,419    92,105    62,455
                                                          =======    ======    ======

                                  DEPRECIATION

                                                              1998     1997     1996
                                                              -----    -----    -----
Optical Fiber...............................................  3,817    1,650    1,359
Specialty Products..........................................  1,630    1,209      914
Cable.......................................................     --       --      142
Corporate...................................................    760      716      124
                                                              -----    -----    -----
                                                              6,207    3,575    2,539
                                                              =====    =====    =====

                              CAPITAL EXPENDITURES

                                                            1998      1997      1996
                                                           ------    ------    ------
Optical Fiber............................................  17,423    29,394     6,461
Specialty Products.......................................     868    11,379     2,725
Cable....................................................      --        --       761
Corporate................................................   1,180       384     1,153
                                                           ------    ------    ------
                                                           19,471    41,157    11,100
                                                           ======    ======    ======

     The following table presents revenues by country based on the location of the use of the product or services (in thousands):

                                                         1998       1997       1996
                                                        -------    -------    -------
United States.........................................  $60,321    $49,337    $50,481
Taiwan................................................       12      1,352      1,737
Switzerland...........................................    1,221      1,272      2,406
Netherlands...........................................    1,372        180        130
Malaysia..............................................       --      1,488        111
Japan.................................................    1,138        642        225
Israel................................................    1,675        100        142
India.................................................      415        998        577
Germany...............................................      845        770      1,112
China.................................................      954      2,825      2,030
Total Other...........................................    2,903      3,093      2,620
Total.................................................  $70,856    $62,057    $61,571

                              SPECTRAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

17 -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

QUARTERS                                                FIRST       SECOND        THIRD       FOURTH
--------                                              ---------    ---------    ---------    ---------
                                                      (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
1998
Net Sales (See A)...................................   $15,112      $16,358      $19,288      $20,098
Gross Profit........................................     5,111        2,553        5,414        5,801
Net Income..........................................       864       (1,393)         504          536
Earnings per Common Share -- Basic..................       .12         (.20)         .07          .08
Earnings per Common Share -- Diluted................       .12         (.20)         .07          .08
1997
Net Sales...........................................   $16,228      $15,881      $15,638      $14,310
Gross Profit........................................     6,542        6,162        5,777        4,795
Net Income..........................................     1,122        1,330        1,151        1,239
Earnings per Common Share -- Basic..................       .18          .19          .17          .18
Earnings per Common Share -- Diluted................       .17          .18          .16          .17

---------------
A) Due to a change in accounting treatment of certain fiber sales, sales and cost of sales for the first three quarters of 1998 were reduced by $115,000, $674,000 and $775,000, respectively. This change had no affect on previously reported net income or earnings per share. These changes related to an agreement to supply Lucent with all of a certain product produced by the Company. This supply agreement contained a provision permitting Lucent to require the Company to purchase that same product back in the event Lucent was not able to use all of that product. During the first three quarters of 1998, the Company purchased that product back from Lucent and sold it to another customer. During these three quarters, the Company had booked as sales the sale both to Lucent and the second customer and had booked as costs both the costs of producing the product and the cost of purchasing the product back from Lucent. In reviewing this treatment at year end, it was determined that more appropriate accounting treatment would be to account for this as one sale to the second customer with a concomitant cost of sale. As a result sales and costs of sales for the first three quarters were reduced as mentioned above which did not affect net income, gross margin or earnings per share. This agreement did not extend beyond 1999.

18 -- CONTINGENCIES

     On November 6, 1998, the Company announced that it would contest a complaint filed in the United States District Court in Boston, MA on October 2, 1998, purportedly as a class action suit. Titled Cruise v. Cannon, et al., the complaint alleges that the Company and three of its current or former officers and directors violated securities laws by misrepresenting the Company's financial condition and financial results during 1998. The suit purports to be a class action on behalf of all individuals who purchased the Company's stock on the open market from February 25, 1998 to July 17, 1998. The suit alleges, among other things, that there were public misrepresentations or failures to disclose material facts during that period which allegedly artificially inflated the price of the Company's common stock in the marketplace. The complaint seeks an undisclosed amount of compensatory damages and costs and expenses, including plaintiff's attorney's fees and such further relief as the Court may deem just and proper. The Company believes the action is totally without merit, believes that it has highly meritorious defenses and it intends to defend itself vigorously.

19 -- RELATED PARTIES

     The Company paid approximately $158,000, in 1998 in legal fees to a firm having a member who is also a director of the Company.

     The Company paid approximately $38,000 in consulting fees to a firm having a member who is also a director of the Company.

                SCHEDULE I -- VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                              DOLLARS IN THOUSANDS

COLUMN A                                           COLUMN B      COLUMN C      COLUMN D     COLUMN E
--------                                          ----------    ----------    ----------    ---------
                                                  BALANCE AT    ADDITIONS                    BALANCE
                                                  BEGINNING     CHARGED TO                   AT END
DESCRIPTION                                       OF PERIOD      EXPENSES     DEDUCTIONS    OF PERIOD
-----------                                       ----------    ----------    ----------    ---------
For the Year Ended December 31, 1998:
Allowance -- Net Deferred Tax Asset.............    $  330        $   --         $230        $  100
                                                    ======        ======         ====        ======
  Allowance for Doubtful Accounts...............    $  389        $  624         $490        $  523
                                                    ======        ======         ====        ======
  Allowance for Obsolete Inventory..............    $  976        $1,322         $ --        $2,298
                                                    ======        ======         ====        ======
For the Year Ended December 31, 1997:
  Allowance -- Net Deferred Tax Asset...........    $  630        $   --         $300        $  330
                                                    ======        ======         ====        ======
  Allowance for Doubtful Accounts...............    $  218        $  171         $ --        $  389
                                                    ======        ======         ====        ======
  Allowance for Obsolete Inventory..............    $  273        $  703         $ --        $  976
                                                    ======        ======         ====        ======
For the Year Ended December 31, 1996:
  Allowance -- Net Deferred Tax Asset...........    $1,030        $   --         $400        $  630
                                                    ======        ======         ====        ======
  Allowance for Doubtful Accounts...............    $  265        $   --         $ 47        $  218
                                                    ======        ======         ====        ======
  Allowance for Obsolete Inventory..............    $  467        $   --         $194        $  273
                                                    ======        ======         ====        ======

     FINANCIAL STATEMENTS OF GENERAL PHOTONICS AS OF DECEMBER 31, 1998, EXCERPTED FROM AMENDMENT NO. 1 AND AMENDMENT NO. 2 TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998

                                     DELOITTE & TOUCHE LLP                   TELEPHONE: (617) 437-2002
                                     200 BERKELEY STREET                     FACSIMILE: (617) 437-2111
                                     BOSTON, MASSACHUSETTS 02116-5022

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
General Photonics, LLC:

     We have audited the accompanying balance sheets of General Photonics, LLC (a joint venture) as of December 31, 1998 and 1997, and the related statements of operations, partners' equity, and cash flows for the year ended December 31, 1998 and for the period from December 23, 1996 (date of incorporation) to December 31, 1997. These financial statements are the responsibility of General Photonics, LLC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of General Photonics, LLC at December 31, 1998 and 1997, and the results of its operations, its partners' equity and its cash flows for the year ended December 31, 1998 and for the period from December 23, 1996 (date of incorporation) to December 31, 1997 in conformity with generally accepted accounting principles.

     The accompanying financial statements for the year ended December 31, 1998 have been prepared assuming that the Joint Venture will continue as a going concern. As discussed in Note 3 to the financial statements, the Joint Venture's recurring losses, the demand notes due the Joint Venture partners and its dependence on its Joint Venture partners as both sources of funding and as key suppliers/customers, raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in
Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As described in Note 3, the Joint Venture is dependent on its partners for a majority of its sales, its inventory purchases, its support activities and its short-term cash flow needs. The accompanying financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations had the Joint Venture been operated as an unaffiliated entity.

/s/ Deloitte & Touche LLP
February 16, 1999

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                                 1998          1997
                                                              ----------    -----------
ASSETS
CURRENT ASSETS:
Cash........................................................  $  924,234    $   622,627
Accounts receivable -- Joint Venture Partners...............     913,297      1,292,590
Accounts receivable -- trade (net of allowance for doubtful
  accounts of $214,000 and $367,000 in 1998 and 1997,
  respectively).............................................     246,363        231,511
Inventories.................................................   2,487,561      4,845,334
Other current assets........................................      28,778         13,869
                                                              ----------    -----------
          Total current assets..............................   4,600,233      7,005,931
PLANT AND EQUIPMENT, Net....................................   1,970,252      1,188,511
GOODWILL, Net of accumulated amortization of $433,999
  and $215,999 in 1998 and 1997, respectively...............   2,477,565      2,695,565
OTHER NONCURRENT ASSETS.....................................      31,749         23,719
TOTAL ASSETS................................................  $9,079,799    $10,913,726
                                                              ==========    ===========

LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
Notes payable to Joint Venture partners.....................  $  650,000    $   400,000
Accounts payable -- Joint Venture Partners..................     560,323        274,480
Accounts payable -- trade...................................     340,666        708,204
Accrued payroll.............................................     207,226        235,606
Accrued liabilities.........................................      95,709         22,089
                                                              ----------    -----------
          Total current liabilities.........................   1,853,924      1,640,379
PARTNERS' EQUITY............................................   7,225,875      9,273,347
                                                              ----------    -----------
TOTAL LIABILITIES AND PARTNERS' EQUITY......................  $9,079,799    $10,913,726
                                                              ==========    ===========

                       See notes to financial statements.

                            STATEMENTS OF OPERATIONS

         YEAR ENDED DECEMBER 31, 1998 AND PERIOD FROM DECEMBER 23, 1996
                  (DATE OF INCORPORATION) TO DECEMBER 31, 1997

                                                                 1998           1997
                                                              -----------    ----------
SALES:
Joint Venture Partners......................................  $ 8,184,940    $7,809,691
Other.......................................................    1,322,134     4,773,628
                                                              -----------    ----------
          Total sales.......................................    9,507,074    12,583,319
COST OF SALES...............................................    9,085,011    10,549,476
                                                              -----------    ----------
GROSS PROFIT................................................      422,063     2,033,843
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................    2,425,468     2,724,792
                                                              -----------    ----------
OPERATING LOSS..............................................   (2,003,405)     (690,949)
INTEREST EXPENSE............................................      (44,067)      (17,000)
                                                              -----------    ----------
NET LOSS....................................................  $(2,047,472)   $ (707,949)
                                                              ===========    ==========

                       See notes to financial statements.

                         STATEMENTS OF PARTNERS' EQUITY

         YEAR ENDED DECEMBER 31, 1998 AND PERIOD FROM DECEMBER 23, 1996
                  (DATE OF INCORPORATION) TO DECEMBER 31, 1997

                                                        GENERAL         APPLIED
                                                         CABLE         PHOTONIC
                                                      INDUSTRIES     DEVICES, INC.       TOTAL
                                                      -----------    -------------    -----------
PERCENTAGE INTEREST.................................           50%             50%            100%
DECEMBER 23, 1996 (Date of incorporation)...........  $        --     $        --     $        --
Contribution of assets..............................    5,900,891       4,080,405       9,981,296
Net loss for the period from December 23, 1996 (date
  of incorporation) to December 31, 1997............     (353,975)       (353,974)       (707,949)
                                                      -----------     -----------     -----------
DECEMBER 31, 1997...................................    5,546,916       3,726,431       9,273,347
Net loss for the year ended December 31, 1998.......   (1,023,736)     (1,023,736)     (2,047,472)
                                                      -----------     -----------     -----------
DECEMBER 31, 1998...................................  $ 4,523,180     $ 2,702,695     $ 7,225,875
                                                      ===========     ===========     ===========

                       See notes to financial statements.

                            STATEMENTS OF CASH FLOWS

         YEAR ENDED DECEMBER 31, 1998 AND PERIOD FROM DECEMBER 23, 1996
                  (DATE OF INCORPORATION) TO DECEMBER 31, 1997

                                                                 1998           1997
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(2,047,472)   $  (707,949)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
Depreciation and amortization...............................      528,242        431,573
Loss on sale of equipment...................................        1,498             --
  Changes in operating assets and liabilities:
  Accounts receivable, trade................................      (14,852)     2,090,192
  Accounts receivable -- Joint Venture Partners.............      379,293     (1,292,590)
  Inventories...............................................    2,357,773       (723,263)
  Other assets..............................................      (22,939)        19,014
  Accounts payable and accrued expenses.....................     (322,298)       377,434
  Accounts payable -- Joint Venture Partners................      285,843        274,480
                                                              -----------    -----------
     Net cash provided by operating activities..............    1,145,088        468,891
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment....................................   (1,101,481)      (446,264)
  Proceeds from sale of equipment...........................        8,000             --
                                                              -----------    -----------
Net cash used in investing activities.......................   (1,093,481)      (446,264)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from demand notes payable to Joint Venture
  Partners..................................................      250,000        400,000
Contribution of cash by Joint Venture Partners..............           --        200,000
                                                              -----------    -----------
Net cash provided by financing activities...................      250,000        600,000
                                                              -----------    -----------
INCREASE IN CASH............................................      301,607        622,627
CASH, BEGINNING OF PERIOD...................................      622,627             --
                                                              -----------    -----------
CASH, END OF PERIOD.........................................  $   924,234    $   622,627
                                                              ===========    ===========

                         NOTES TO FINANCIAL STATEMENTS

         YEAR ENDED DECEMBER 31, 1998 AND PERIOD FROM DECEMBER 23, 1996
                  (DATE OF INCORPORATION) TO DECEMBER 31, 1997

1. BASIS OF PRESENTATION

     General Photonics, LLC (the "Joint Venture") is a joint venture incorporated on December 23, 1996 between General Cable Industries ("GCI") (a wholly owned subsidiary of General Cable Corporation ("General Cable")) and Applied Photonic Devices, Inc. ("APD") (a wholly owned subsidiary of SpecTran Corporation ("SpecTran")) with each owning a fifty percent equity interest in the Joint Venture. The Joint Venture engages in the development, design, manufacture and marketing of fiber-optic cable for the communication and electrical markets. At December 31, 1998, the Joint Venture operated one manufacturing facility in the state of Connecticut, which also included the Joint Venture's corporate office.

     The Joint Venture is also provided certain administrative, technical and marketing support by the Joint Venture partners under services and support agreements and has been dependent on its partners to finance its operations. The accompanying financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations had the Joint Venture been operated as an unaffiliated entity.

2. SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Revenue is generally recognized when shipments are made or when title and risk of loss passes to the customer.

  Inventories

     Inventories are stated at the lower of cost or market value, cost being determined using the first-in, first-out method.

  Goodwill

     Goodwill associated with the assets contributed to the Joint Venture is recorded at its carryover basis and is being amortized on a straight-line basis over its remaining life of twelve and one-half years. The Joint Venture evaluates the carrying value of goodwill based upon current and anticipated operations and undiscounted cash flows, and recognizes an impairment when it is probable that such estimated future net income and/or cash flows will be less than the carrying value of goodwill. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and estimated fair value.

  Plant and Equipment

     Plant and equipment contributed to the Joint Venture have been recorded at its carryover basis from APD. Plant and equipment acquired subsequent to December 23, 1996 are recorded at cost. Depreciation is provided using the straight-line method over the remaining useful lives of the related assets as follows:

                                                        YEARS
                                                        -----
Leasehold improvements.......................  Remaining life of leases
Machinery and equipment......................  1-5 years
Other........................................  1-5 years

  Concentration of Credit Risk

     The Joint Venture sells a majority of its product through GCI, and as a result, a majority of the Joint Venture's trade receivables are due from GCI. Sales to GCI approximated 86% and 62% of total sales for the year ended December 31, 1998 and for the period from December 23, 1996 to December 31, 1997,

                         NOTES TO FINANCIAL STATEMENTS

         YEAR ENDED DECEMBER 31, 1998 AND PERIOD FROM DECEMBER 23, 1996
          (DATE OF INCORPORATION) TO DECEMBER 31, 1997 -- (CONTINUED)

respectively, and comprised 77% and 83% of net accounts receivable at December 31, 1998 and 1997, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Income Tax Status

     The Joint Venture has claimed special tax status as a limited liability corporation. Under present income tax regulations, the Joint Venture pays no federal or state income tax. Any income or loss for tax purposes is included in the tax returns of the Joint Venture's partners.

  New Accounting Pronouncements

     On January 1, 1998, the Joint Venture adopted the provisions of Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income." Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Comprehensive income encompasses all changes in partners' capital (except those arising from transactions with partners). The Joint Venture had no other components of comprehensive income. As this new standard only requires additional information in the financial statements, it does not affect the Joint Venture's financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued SPAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Joint Venture is required to adopt effective January 1, 2000. SPAS No. 133 will require the Joint Venture to record all derivatives on the balance sheet at fair value. The impact of SPAS No. 133 on the Joint Venture's financial statements will depend on a variety of factors, including future interpretative guidance from the FASH and the extent of the Joint Venture's derivative instruments and hedging activities.

  Reclassifications

     Certain amounts within the 1997 financial statements have been reclassified to conform with the presentation in 1998.

3. FUNDING OF OPERATIONS

     As shown in the financial statements, the Joint Venture incurred net losses of $2,047,472 and $707,949 for the year ended December 31, 1998 and the period from December 23, 1996 to December 31, 1997, respectively. The Joint Venture's operating losses and working capital needs have been funded principally by the initial capital infusion and loans from the Joint Venture partners. As discussed in Note 10, the Joint Venture purchases a substantial portion of its inventory from one of the venture partners and sells and distributes its products through its other venture partner. Such transactions are solely in the control of the Joint Venture partners since the purchase and sale obligations are not contractual as to amounts. In addition, the Joint Venture partners have not committed to continue funding the losses of the Joint Venture, nor have they asserted that existing short-term loans will not be called.

                         NOTES TO FINANCIAL STATEMENTS

         YEAR ENDED DECEMBER 31, 1998 AND PERIOD FROM DECEMBER 23, 1996
          (DATE OF INCORPORATION) TO DECEMBER 31, 1997 -- (CONTINUED)

     During 1998, management took a series of steps to reduce expenses and inventory levels and restructure operations in response to a downturn in the fiber-optic industry. This resulted in cash flow from operating activities of $1,145,088 for 1998. Management will continue to reduce expenses and inventory levels in 1999. This inventory reduction, coupled with preliminary projections of orders from one of its Joint Venture partners and third parties, leads management to conclude that positive cash flow will result from operations. These projections exclude a reduction of cash flows associated with the demand notes due to the Joint Venture partners.

     As a result of these steps, management believes that the Joint Venture will have sufficient capital to fund operations through December 31, 1999. However, given the above-mentioned dependence on the Joint Venture partners, the outstanding demand notes due to the partners, and the uncertainty concerning the intentions of the partners relative to the Joint Venture, there is no assurance that management's projections can be achieved.

4. FORMATION OF THE JOINT VENTURE

     On December 23, 1996, GCI and APD contributed certain assets and transferred certain liabilities to create the Joint Venture. The assets and liabilities contributed were recorded by the Joint Venture at the carryover basis of the two Joint Venture partners.

     Contributed to the Joint Venture by GCI were:

Cash.....................................................  $  100,000
Accounts receivable......................................   1,678,820
Inventory................................................   4,122,071
                                                           ----------
                                                           $5,900,891
                                                           ==========

     Contributed to the Joint Venture by APD were:

Cash.....................................................  $  100,000
Accounts receivable......................................     642,883
Prepaid expenses.........................................      44,915
Plant and equipment, net.................................     957,821
Goodwill.................................................   2,911,564
Other assets.............................................      11,687
Accounts payable.........................................    (542,032)
Accrued expenses.........................................     (46,433)
                                                           ----------
                                                           $4,080,405
                                                           ==========

     The Joint Venture was incorporated as a limited liability corporation by GCI and APD, subject to a contractual agreement (the "LLC Agreement"). The duration of the Joint Venture is perpetual; however, provisions in the LLC Agreement provide for the dissolution of the Joint Venture dependent upon certain events and approval of the other Joint Venture partners. Gains and losses resulting from the Joint Venture's operations are allocated equally to the partners' capital accounts. The Joint Venture is required to distribute cash to the Joint Venture partners, subject to certain financial ratios. No such amounts were due to the Joint Venture partners at December 31, 1998 and 1997.

                         NOTES TO FINANCIAL STATEMENTS

         YEAR ENDED DECEMBER 31, 1998 AND PERIOD FROM DECEMBER 23, 1996
          (DATE OF INCORPORATION) TO DECEMBER 31, 1997 -- (CONTINUED)

5. INVENTORIES

     The following comprised inventories at December 31:

                                                         1998          1997
                                                      ----------    ----------
Raw materials.......................................  $  356,143    $1,649,286
Work in process.....................................   1,186,188     1,953,867
Finished goods......................................     945,230     1,242,181
                                                      ----------    ----------
Total...............................................  $2,487,561    $4,845,334
                                                      ==========    ==========

6. PLANT AND EQUIPMENT

     The following comprised plant and equipment at December 31:

                                                         1998          1997
                                                      ----------    ----------
Leasehold improvements..............................  $  121,635    $   92,337
Machinery and equipment.............................   2,168,136       706,134
Other...............................................     143,291       154,488
Construction in progress............................      54,696       451,126
                                                      ----------    ----------
Total...............................................   2,487,758     1,404,085
Less accumulated depreciation.......................     517,506       215,574
                                                      ----------    ----------
Plant and equipment, net............................  $1,970,252    $1,188,511
                                                      ==========    ==========

7. DEMAND NOTES PAYABLE TO PARTNERS

     On June 5, 1997, the Joint Venture entered into two separate $200,000 demand promissory notes with both GCI and SpecTran. The notes bear interest at 7.5% annually with interest due each calendar quarter and the full note payment on demand. One payment of interest has been made to date. SpecTran was paid $4,792 for the period June 5, 1997 to September 30, 1997. On April 2, 1998, the Joint Venture entered into two additional and separate $125,000 demand promissory notes with both GCI and SpecTran under similar terms. Accrued interest of $56,275 and $12,208 is included in accrued liabilities at December 31,1998 and 1997, respectively.

8. LEASES

     The Joint Venture is obligated for lease payments for one facility located in Dayville, Connecticut. Future minimum payments required under operating leases approximate $242,000 in the years 1999 and 2000 and $40,000 in 2001.

     In addition to the base rent above, the lease contains requirements for "common charges" to be paid monthly. Common charges were fixed at $4,400 per month with an annual reconciliation to actual expenses due in the first quarter of each year. Total rent expense and common charges charged to operations for operating leases approximated $296,000 and $193,000 for the year ended December 31, and for the period December 23, 1996 to December 31, 1997, respectively.

                         NOTES TO FINANCIAL STATEMENTS

         YEAR ENDED DECEMBER 31, 1998 AND PERIOD FROM DECEMBER 23, 1996
          (DATE OF INCORPORATION) TO DECEMBER 31, 1997 -- (CONTINUED)

9. COMMITMENTS

     The Joint Venture had issued purchase orders totaling $68,000 prior to December 31, 1998 to procure capital equipment. As of December 31, 1998, the equipment had not yet been received and no payments have been made.

10. RELATED-PARTY TRANSACTIONS

     The Joint Venture has entered into the following agreements with GCI and SpecTran and/or its affiliates:

  Optical Fiber Purchases

     Under a fiber supply agreement, the Joint Venture is required to purchase all of its optical fiber from SpecTran Communication Fiber Technologies, Inc. ("SCFT") (a wholly owned subsidiary of SpecTran). Pursuant to the fiber supply agreement, SCFT may purchase optical fiber from other companies and resell such fiber to the Joint Venture. Under the fiber supply agreement, all purchases of fiber from SCFT by the Joint Venture are to be at the lowest price offered by SCFT to other customers for substantially the same or comparable products based upon similar volume and product mix. Purchases by the Joint Venture totaled approximately $2,424,000 and $4,449,000 for the year ended December 31, 1998 and for the period December 23, 1996 to December 31, 1997, respectively. Amounts owed to SCPT for purchases of optical fiber at December 31, 1998 and 1997 were approximately $484,000 and $274,000, respectively.

  Fiber-Optic Cable Sales

     Under a product purchase agreement, the Joint Venture is required to supply GCI with all of its fiber-optic cable requirements. The selling price to GCI is dependent upon prevailing market rates and a standard sales discount to GCI. In accordance with the product purchase agreement, the discount offered to GCI for 1998 and 1997 ranged from 6.3% to 12.1% off the market price and will be reset in the first quarter of 1999. Sales under the product purchase agreement totaled approximately $8,185,000 and $7,809,000 for the year ended December 31, 1998 and the period December 23, 1996 to December 31, 1997, respectively. At December 31, 1998 and 1997, GCI's inventory, approximating $900,000 and $425,000, respectively, was stored at the Joint Venture for the convenience of GCI. A fee is charged for such storage in the form of a reduced sales discount of 5.8%. Outstanding receivables due from sales of products to GCI at December 31, 1998 and 1997 totaled approximately $897,000 and $1,268,000, respectively.

  Administrative Services and Technical Assistance

     Under an administrative services and technical assistance agreement, each of the Joint Venture partners provides certain assistance to the Joint Venture. Through the years ended December 31, 1998 and 1997, GCI provided corporate tax assistance and SpecTran provided administrative and management information services assistance. No fees were charged or are due to the partners under this agreement.

  Sales and Marketing Support

     Under a sales and marketing support agreement, GCI provides sales support to the Joint Venture and serves as the principal sales force for the Joint Venture. The Joint Venture's obligations under this agreement include providing GCI with product training, product inspection and field service support. This agreement is effective until the termination of the LLC Agreement. No fees were charged or are due to GCI under this agreement.

                         NOTES TO FINANCIAL STATEMENTS

         YEAR ENDED DECEMBER 31, 1998 AND PERIOD FROM DECEMBER 23, 1996
          (DATE OF INCORPORATION) TO DECEMBER 31, 1997 -- (CONTINUED)

  Other

     The Joint Venture purchases certain raw materials from GCI and sells inventory to SpecTran. Purchases from GCI in 1998 approximated $106,000, and $75,700 is included in accounts payable at December 31, 1998. No amounts were purchased from GCI in 1997. Sales to SpecTran totaled $35,400 and $58,600 during 1998 and 1997, respectively. Amounts totaling $16,173 and $24,100 are included in accounts receivable for SpecTran purchases at December 31, 1998 and 1997, respectively.

11. PENSION PLAN

     The Joint Venture sponsors the General Photonics, LLC 401(k) Plan (the "Plan"), under which employees may make contributions to their respective accounts. The Plan generally covers all full-time employees of the Joint Venture who have completed ninety days of service and have reached the age of twenty-one. The Joint Venture, at its discretion, may make matching contributions equal to 100% of the employees' savings contributions up to 3% of their compensation, plus 50% of their salary savings contributions in excess of 3% of compensation but not to exceed 5% of their compensation. The Joint Venture may (but is not required to) make additional 401(k) employer contributions to participants' accounts. Employer contributions were approximately $42,100 and $47,600 for the year ended December 31, 1998 and for the period December 23, 1996 to December 31, 1997, respectively.

     The Plan commenced June 5, 1997. Prior to this date, employees were covered under the SpecTran retirement plan. Employee account balances under the SpecTran retirement plan were transferred to the Plan.

12. EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS' REPORT

     On June 30, 1999, BICC General Cable Industries (formerly General Cable Industries) purchased APD's 50% interest in the Joint Venture for $2,367,200. Additionally, loans totaling $325,000 were repaid to APD by the Joint Venture. Persuant to this sale, the LLC Agreement was terminated and the Joint Venture was dissolved.

     FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1999, EXCERPTED FROM THE COMPANY'S QUARTERLY REPORT ON FORM 10Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1999, AS AMENDED.

                        PART I -- FINANCIAL INFORMATION

                              SPECTRAN CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     IN THOUSANDS EXCEPT PER SHARE AMOUNTS
                                  (UNAUDITED)

                                                      NINE MONTHS ENDED     THREE MONTHS ENDED
                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                      ------------------    ------------------
                                                       1999       1998       1999       1998
                                                      -------    -------    -------    -------
Net Sales...........................................  $57,635    $50,758    $14,668    $19,288
Cost of Sales.......................................   43,857     37,680     12,310     13,874
                                                      -------    -------    -------    -------
  Gross Profit......................................   13,778     13,078      2,358      5,414
Selling and Administrative Expenses.................   10,184     10,260      3,435      3,608
Research and Development Costs......................    2,102      3,995        678      1,414
                                                      -------    -------    -------    -------
Income (Loss) from Operations.......................    1,492     (1,177)    (1,755)       392
                                                      -------    -------    -------    -------
Other Income (Expense):
  Interest Income...................................      209        181         82         34
  Interest Expense..................................   (2,219)      (938)      (743)      (462)
  Other, Net (Note 8)...............................   (1,005)     2,526     (1,046)       943
                                                      -------    -------    -------    -------
  Other Income (Expense), net.......................   (3,015)     1,769     (1,707)       515
                                                      -------    -------    -------    -------
Income (Loss) before Income Taxes and Equity in
  Joint Venture.....................................   (1,523)       592     (3,462)       907
Income Taxes (Benefit)..............................     (204)       231       (960)       354
                                                      -------    -------    -------    -------
Net Income (Loss) Before Joint Venture..............   (1,319)       361     (2,502)       553
                                                      -------    -------    -------    -------
Joint Venture:
  Loss from Equity in Joint Venture, less applicable
     taxes..........................................     (235)      (375)        --        (49)
  Loss on Sale of Joint Venture, including
     applicable tax expense of $947.................   (1,336)        --         --         --
                                                      -------    -------    -------    -------
Net Loss on Joint Venture...........................   (1,571)      (375)        --        (49)
                                                      -------    -------    -------    -------
Net Income (Loss)...................................  $(2,890)   $   (14)   $(2,502)   $   504
                                                      =======    =======    =======    =======
Net Income (Loss) per Common Share (Note 6):
  Basic.............................................  $ (0.41)   $ (0.00)   $ (0.35)   $  0.07
                                                      =======    =======    =======    =======
  Dilutive..........................................  $ (0.41)   $ (0.00)   $ (0.35)   $  0.07
                                                      =======    =======    =======    =======
Weighted Average Number of Common Shares
  Outstanding:
  Basic.............................................    7,040      7,003      7,111      7,004
                                                      =======    =======    =======    =======
  Dilutive..........................................    7,040      7,003      7,111      7,117
                                                      =======    =======    =======    =======

  See accompanying notes to these condensed consolidated financial statements.

                              SPECTRAN CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                              DOLLARS IN THOUSANDS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1999             1998
                                                              -------------    ------------
ASSETS
Current Assets:
                                                                $  3,741         $  1,690
  Cash and Cash Equivalents.................................
                                                                  11,672           12,568
  Trade Accounts Receivable, net............................
                                                                  12,618            8,279
  Inventories (Note 2)......................................
                                                                      --              644
  Income Taxes Receivable...................................
                                                                   1,889            1,889
  Deferred Income Taxes.....................................
                                                                     728            1,036
  Prepaid Expenses and Other Current Assets.................
                                                                --------         --------
                                                                  30,648           26,106
  Total Current Assets......................................
                                                                      --            3,239
Investment in Joint Venture (Note 1)........................
                                                                  66,969           68,495
Property, Plant and Equipment, net (Note 3).................
Other Assets:
                                                                   3,885            4,335
  License Agreements, net...................................
                                                                     734              793
  Goodwill, net.............................................
                                                                   2,377            2,451
  Other Long-term Assets....................................
                                                                --------         --------
                                                                   6,996            7,579
  Total Other Assets........................................
                                                                --------         --------
                                                                $104,613         $105,419
          Total Assets......................................
                                                                ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
                                                                $ 35,000         $  3,200
  Current Maturities of Long-term Debt (Note 4).............
                                                                   1,000            1,250
  Current Portion of License Fees Payable...................
                                                                   4,115            4,410
  Accounts Payable..........................................
                                                                    (250)              --
  Income Taxes Payable......................................
                                                                   2,305            1,902
  Accrued Defined Benefit Pension Liability.................
                                                                     478              478
  Deferred Income Taxes.....................................
                                                                   5,226            3,317
  Accrued Liabilities.......................................
                                                                --------         --------
                                                                  47,874           14,557
  Total Current Liabilities.................................
                                                                   1,750            2,750
Long-term Portion of License Fee Payable....................
                                                                      --           30,800
Long-term Debt (Note 4).....................................
Stockholders' Equity:
                                                                     719              700
  Common Stock, voting, $.10 par value; authorized
     20,000,000 shares; outstanding 7,192,430 shares and
     7,003,850 shares in 1999 and 1998, respectively........
                                                                      --               --
  Common Stock, non-voting, $.10 par value; authorized
     250,000 shares;
     no shares outstanding..................................
                                                                  50,800           50,252
  Paid-in Capital...........................................
                                                                   3,470            6,360
  Retained Earnings.........................................
                                                                --------         --------
                                                                  54,989           57,312
  Total Stockholders' Equity................................
                                                                --------         --------
                                                                $104,613         $105,419
          Total Liabilities & Stockholders' Equity..........
                                                                ========         ========

  See accompanying notes to these condensed consolidated financial statements.

                              SPECTRAN CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                              DOLLARS IN THOUSANDS
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                               1999        1998
                                                              -------    --------
Cash Flows from Operating Activities:
Net Loss....................................................  $(2,890)   $    (14)
  Reconciliation of net income to net cash provided by
     operating activities:
     Depreciation and Amortization..........................    6,665       4,721
     Loss on disposition of equipment.......................       39         178
     Changes in valuation accounts..........................     (762)      2,403
     Loss in joint venture..................................      235         375
     Loss from Sale of Joint Venture........................    1,336          --
     Change in other long-term assets.......................        1        (322)
Changes in operating assets and liabilities:
     Accounts receivable....................................    1,135      (3,975)
     Inventories............................................   (3,817)     (1,314)
     Prepaid expenses and other current assets..............      308         665
     Income taxes payable/receivable........................     (304)     (1,084)
     Accounts payable and accrued liabilities...............      768         255
                                                              -------    --------
Net Cash Provided by Operating Activities...................    2,714       1,888
                                                              -------    --------
Cash Flows from Investing Activities:
     Acquisition of property, plant and equipment...........   (4,596)    (17,561)
     Proceeds from Sale of Joint Venture....................    2,367          --
     Purchase of marketable securities......................       --      (9,652)
     Proceeds from sale/maturity of marketable securities...       --      16,184
                                                              -------    --------
Net Cash Used in Investing Activities.......................   (2,229)    (11,029)
                                                              -------    --------
Cash Flows from Financing Activities:
     Borrowings of long-term debt...........................    1,000      10,000
     Proceeds from exercise of stock options and warrants...      566          30
                                                              -------    --------
Net Cash Provided by Financing Activities...................    1,566      10,030
                                                              -------    --------
Increase in Cash and Cash Equivalents.......................    2,051         889
Cash and Cash Equivalents at Beginning of Period............    1,690         445
                                                              -------    --------
Cash and Cash Equivalents at End of Period..................  $ 3,741    $  1,334
                                                              =======    ========

          See accompanying notes to consolidated financial statements.

                              SPECTRAN CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The financial information for the three months and nine months ended September 30, 1999 and 1998, is unaudited but reflects all adjustments (consisting solely of normal recurring adjustments) which the Company considers necessary for fair presentation of results for the interim periods. The results of operations for the three months and nine months ended September 30, 1999 are not necessarily indicative of the results for the entire year.

     The consolidated results for the three months and nine months ended September 30, 1999 and 1998, include the accounts of SpecTran Corporation (the "Company") and its wholly-owned subsidiaries, SpecTran Communication Fiber Technologies, Inc. ("SpecTran Communication"), SpecTran Specialty Optics Company ("SpecTran Specialty"), and Applied Photonic Devices, Inc. ("APD"), which held the Company's investment in General Photonics, LLC, a 50-50 joint venture between the Company and General Cable Corporation ("General Cable"), a former subsidiary of Wassall plc. In December 1996, the Company sold certain of the assets of APD to General Cable and then contributed the remaining non-cash assets of APD to General Photonics for a 50% equity interest. The investment in General Photonics is accounted for under the equity method of accounting pursuant to which the Company records its 50% interest was General Photonics' net operating results. Prior to the formation of General Photonics, APD's results of operations, including net sales and expenses, were consolidated with those of the Company. All significant intercompany balances and transactions have been eliminated.

     On June 30, 1999, APD sold its fifty-percent interest in General Photonics, LLC to BICC General Cable Industries, Inc. (formerly known as General Cable Industries, Inc.). The purchase price paid by BICC General Cable Industries, Inc. for APD's interest in General Photonics was $2.4 million. As part of the transaction, General Photonics repaid a loan to SpecTran for $325,000 and BICC General Cable Industries, Inc. purchased approximately 30,000 kilometers of optical fiber from SpecTran Communication.

     These financial statements supplement, and should be read in conjunction with, the Company's audited financial statements for the year ended December 31, 1998, as contained in the Company's Form 10-K as filed with the United States Securities and Exchange Commission.

2. INVENTORIES

     Inventories, net consisted of (in thousands):

                                                     SEPTEMBER 30,    DECEMBER 31,
                                                         1999             1998
                                                     -------------    ------------
Raw Materials......................................     $ 2,199         $ 3,096
Work in Process....................................       4,289           1,277
Finished Goods.....................................       6,130           3,906
                                                        -------         -------
                                                        $12,618         $ 8,279
                                                        =======         =======

                              SPECTRAN CORPORATION

                                  (UNAUDITED)

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of (in thousands):

                                                     SEPTEMBER 30,    DECEMBER 31,
                                                         1999             1998
                                                     -------------    ------------
Land and Land Improvements.........................     $   978         $   978
Buildings and Improvements.........................      24,973          24,909
Machinery and Equipment............................      66,560          48,983
Construction in Progress...........................       2,657          16,220
                                                        -------         -------
                                                         95,168          91,090
Less Accumulated Depreciation and Amortization.....      28,199          22,595
                                                        -------         -------
                                                        $66,969         $68,495
                                                        =======         =======

4. DEBT

     Long-term debt consisted of (in thousands):

                                                     SEPTEMBER 30,    DECEMBER 31,
                                                         1999             1998
                                                     -------------    ------------
Revolving Credit Loan Facility at the Lower of          $11,000         $10,000
  Prime or LIBOR plus 1.5%.........................
Series A Senior Secured Notes at 9.24% Interest....      16,000          16,000
Series B Senior Secured Notes at 9.39% Interest....       8,000           8,000
                                                        -------         -------
     Subtotal......................................      35,000          34,000
Less Current Portion...............................      35,000           3,200
                                                        -------         -------
     Total Long-term debt..........................     $     0         $30,800
                                                        =======         =======

     In December 1996, the Company sold to a limited number of selected institutional investors an aggregate principal amount of $24.0 million of senior secured notes consisting of $16.0 million of 9.24% interest Series A Senior Secured Notes due December 26, 2003, and $8.0 million of 9.39% interest Series B Senior Secured Notes due December 26, 2004. The Company also has a $20.0 million revolving credit agreement with its principal bank, maturing in April 2000. As of June 30, 1999, the Company had borrowed $11.0 million against the revolving agreement. This was reclassified to current portion of long-term debt as of April 1, 1999. On August 31, 1999, Acquisition, a wholly owned subsidiary of Lucent, purchased 60.9% of the outstanding Common Stock of the Company (approximately 53.3% on a fully diluted basis) pursuant to a tender offer that began on July 21, 1999. This transaction constituted a "Change of Control" as defined in the note purchase agreement with the Company's senior lenders and also constituted an event of default under the credit agreement with the Company's principal bank. On October 7, 1999 the outstanding balance on the senior secured notes of $24,000,000 plus accrued interest and pre-payment penalties of $1,800,000 in the aggregate, and on November 5, 1999 the outstanding balance of $11,000,000 on the revolving credit agreement with the Company's principal bank were paid using funds borrowed from Lucent that are due on December 2, 1999. These notes issued to Lucent are: (i) a $17,000,000 note bearing interest at a rate of 9.24% per annum; (ii) an $8,800,000 note bearing interest at a rate of 9.39% per annum; and (iii) an $11,000,000 note bearing interest rate at a rate of 10.00% per annum.

5. CORNING SETTLEMENT

     On March 13, 1998 SpecTran and Corning Incorporated announced a settlement of Corning's obligations to purchase multimode optical fiber from SpecTran under a multi-year supply contract that the companies entered into in July 1996. Corning terminated its purchases of multimode optical fiber from SpecTran in exchange for a series of cash payments to SpecTran in 1998 totaling $4.056 million. For the three month and

                              SPECTRAN CORPORATION

                                  (UNAUDITED)

nine month periods ended September 30, 1998, the Company recognized income on the settlement of approximately $900 thousand and $2.7 million, respectively.

6. COMPUTATION OF LOSS PER COMMON SHARE

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share" (SFAS 128) which has changed the method of computing and presenting earnings per common share. All prior periods presented have been restated in accordance with SFAS 128. This restatement had an immaterial impact on prior periods' earnings per common share amounts calculated under the previous method.

     Under SFAS 128, primary earnings per common share has been replaced with basic earnings per common share. The basic earnings per share computation is based on the earnings applicable to common stock divided by the weighted average number of shares of common stock outstanding at nine and three months ended September 30, 1999 and 1998.

     Fully diluted earnings per common share has been replaced with diluted earnings per common share. The diluted earnings per common share computation include the common stock equivalency of options granted to employees under the stock incentive plan. Excluded from the diluted earnings per common share calculation are options granted to employees that are anti-dilutive based on the average stock price for the year.

     Exercise of options and warrants or conversion of convertible securities is not assumed if the result would be antidilutive, such as when a loss from continuing operations is reported.

                                                        NINE MONTHS ENDED    THREE MONTHS ENDED
                                                          SEPTEMBER 30,         SEPTEMBER 30,
                                                        -----------------    -------------------
                                                         1999       1998       1999       1998
                                                        -------    ------    --------    -------
                                                           (DOLLARS AND SHARES IN THOUSANDS)
Income (Loss) per common share-basic
Income (Loss) applicable to common stock..............  $(2,890)   $  (14)   $(2,502)    $  504
                                                        =======    ======    =======     ======
  Weighted average shares outstanding.................    7,040     7,003      7,111      7,004
                                                        =======    ======    =======     ======
  Income (Loss) per common share-basic................  $  (.41)   $ (.00)   $  (.35)    $  .07
                                                        =======    ======    =======     ======
Income (Loss) per common share-diluted
  Income (Loss) applicable to common share............  $(2,890)   $  (14)   $(2,502)    $  504
                                                        =======    ======    =======     ======
  Weighted average shares outstanding.................    7,040     7,003      7,111      7,004
                                                        =======    ======    =======     ======
  Plus shares issuable on:
     Exercise of dilutive options.....................       --        --         --         13
                                                        =======    ======    =======     ======
  Weighted average shares outstanding assuming
     conversion
     Basic............................................    7,040     7,003      7,111      7,117
                                                        =======    ======    =======     ======
     Diluted..........................................    7,040     7,003      7,111      7,117
                                                        =======    ======    =======     ======
Income (Loss) per common share diluted
  Basic...............................................  $  (.41)   $ (.00)   $  (.35)    $  .07
                                                        =======    ======    =======     ======
  Diluted.............................................  $  (.41)   $ (.00)   $  (.35)    $  .07
                                                        =======    ======    =======     ======

                              SPECTRAN CORPORATION

                                  (UNAUDITED)

     Options to purchase 1,035,000 and 692,000 shares of common stock were outstanding at the nine month period ending September 30, 1999 and 1998 respectively, but were not included in the computation of diluted loss per share because the effect of including such options would be anti-dilutive.

7. BUSINESS SEGMENTS

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information" which has changed the method of reporting information about its businesses. Based upon the criteria described in SFAS 131, the Company now reports three business segments, Optical Fiber, Specialty Products and Cable. All prior periods presented have been restated in accordance with SFAS 131.

     The Company conducts its operations through two business segments -- Optical Fiber and Specialty Products. A third segment, Cable, was sold in December 1996 in conjunction with the formation of General Photonics. SpecTran retained a 50% equity interest in General Photonics through the first half of the year and sold its interest on June 30, 1999. SpecTran's share of General Photonics income (loss) for 1998 and 1999 is reported on the equity method.

     Optical Fiber develops, manufactures and markets multimode and single-mode fiber for data communications and telecommunications applications.

     Specialty Products develops, manufactures and markets multimode and single-mode fiber and value-added fiber optic products for industrial, transportation, communication, medical and geophysical applications.

     Cable develops, manufactures and markets communications-grade fiber optic cable primarily for the customer premises market.

     Summarized financial information by business segment for the three and nine months ended September 30 is as follows (in thousands):

                                    REVENUES

                                                      NINE MONTHS ENDED     THREE MONTHS ENDED
                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                      ------------------    ------------------
                                                       1999       1998       1999       1998
                                                      -------    -------    -------    -------
Optical Fiber (see A)...............................  $38,177    $36,449    $ 8,744    $14,288
Specialty Products..................................   19,458     14,309      5,924      5,000
                                                      -------    -------    -------    -------
                                                      $57,635    $50,758    $14,668    $19,288
                                                      =======    =======    =======    =======

                         INCOME (LOSS) FROM OPERATIONS

                                                       1999       1998       1999       1998
                                                      -------    -------    -------    -------
Optical Fiber.......................................  $ 2,548    $ 4,409    $(1,038)   $ 2,879
Specialty Products..................................    4,615     (1,853)     1,861     (1,050)
Corporate...........................................   (5,671)    (3,733)    (2,578)    (1,437)
                                                      -------    -------    -------    -------
                                                      $ 1,492    $(1,177)   $(1,755)   $   392
                                                      =======    =======    =======    =======

                              SPECTRAN CORPORATION

                                  (UNAUDITED)

                                     ASSETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1999             1998
                                                              -------------    ------------
Optical Fiber...............................................    $ 73,772         $ 72,447
Specialty Products..........................................      19,675           19,953
Cable (Investment in JV)....................................          --            3,458
Corporate...................................................      11,116            9,561
                                                                --------         --------
                                                                $104,613         $105,419
                                                                ========         ========

---------------
A) Due to a change in accounting treatment of certain fiber sales, sales and cost of sales for the third quarter and September year to date 1998 were reduced by $775,000 and $1,564,000 respectively. This change had no affect on previously reported net income or earnings per share. These changes related to an agreement to supply Lucent with all of a certain product produced by the Company. This supply agreement contained a provision permitting Lucent to require the Company to purchase that same product back in the event Lucent was not able to use all of that product. During the first three quarters of 1998, the Company purchased that product back from Lucent and sold it to another customer. During these three quarters, the Company had booked as sales the sale both to Lucent and the second customer and had booked as costs both the costs of producing the product and the cost of purchasing the product back from Lucent. In reviewing this treatment at year end, it was determined that more appropriate accounting treatment would be to account for this as one sale to the second customer with a concomitant cost of sale. As a result sales and costs of sales for the first three quarters were reduced as mentioned above which did not affect net income, gross margin or earnings per share. This agreement did not extend beyond 1999.

8. ACQUISITION OF THE COMPANY BY LUCENT

     On July 15, 1999 the Company entered into an Agreement of Merger (the "Agreement of Merger") with Lucent Technologies Inc., a Delaware corporation ("Lucent") and its wholly-owned subsidiary Seattle Acquisition Inc., a Delaware corporation ("Purchaser"). Pursuant to the Agreement of Merger, Purchaser made a tender offer (the "Offer") disclosed in the Tender Offer Statement on Schedule 14D-1 dated July 21, 1999 (as amended or supplemented, the "Schedule 14D-1") filed with the Securities and Exchange Commission (the "Commission") by Lucent and the Purchaser to purchase all outstanding shares of the common stock, par value $.10 per share of the Company (the "Shares") at a price of $9.00 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase (the "Offer to Purchase") dated July 21, 1999, a copy of which is filed as an Exhibit to the Company's Schedule 14D-9 dated July 21, 1999 and filed with the Commission (as amended or supplemented, the "Schedule 14D-9"). The Agreement of Merger provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Agreement of Merger and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law" or the "DGCL"), the Purchaser will be merged with the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Lucent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares (i) owned or held in treasury by the Company, (ii) owned by the Purchaser or Parent, (iii) remaining outstanding held by any subsidiary of the Company or Parent or (iv) owned by stockholders who shall have demanded properly and perfected appraisal rights, if any, under Delaware Law) will be canceled and converted automatically into the right to receive the Offer Price (the "Merger Consideration"). The Agreement of Merger is summarized in
Section 12 of the Offer to Purchase. A

                              SPECTRAN CORPORATION

                                  (UNAUDITED)

copy of the Agreement of Merger is filed as an Exhibit to the Schedule 14D-9 and is attached hereto as Annex A.

     In addition, attached to the Schedule 14D-9 as Annex A is the Information Statement of the Company (the "Information Statement") which describes, among other things, certain contracts, agreements, arrangements or understandings known to the Company between the Company or its affiliates and (i) certain of the Company's executive officers, directors or affiliates or (ii) certain of Parent's executive officers, directors or affiliates. The Information Statement was furnished to the Company's stockholders in connection with the Purchaser's right (after consummation of the Offer) to designate persons to be appointed to the Board of Directors of the Company other than at a meeting of the stockholders of the Company.

     The Board of Directors of the Company has unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of the stockholders of the Company and unanimously recommends that the stockholders of the Company accept the Offer and tender their Shares to the Purchaser pursuant to the terms of the Offer.

     As of August 4, 1999, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the purchase of the Shares pursuant to the Offer had expired.

     On September 1, 1999 Lucent announced that the Offer expired at midnight on August 31, 1999, and that Lucent had accepted tendered Shares representing about 60.9% of the outstanding Shares (approximately 53.3% on a fully diluted basis), thereby meeting the minimum condition for the Offer that at least 50% of the Shares on a fully diluted basis be tendered.

     Upon successful completion of the Tender Offer the Company paid a $1 million advisory fee for services provided to the Company by Lazard Freres & Co. LLC.

9. SUBSEQUENT EVENTS

     In October 1999, Lucent agreed to purchase 1 million kilometers of depressed clad single-mode optical fiber in the Company's fiscal year 2000. Lucent granted the Company a royalty free technology license to produce this fiber. In order to provide the people and production assets necessary to complete the Lucent order coupled with production and cost issues related to the HVD process, the Company has suspended further work on the HVD process pending further evaluation.

10. CONTINGENCIES

     On November 6, 1998, the Company announced that it would contest a complaint filed in the United States District Court in Boston, MA on October 2, 1998, purportedly as a class action suit. Titled Cruise v. Cannon, et al., the complaint alleges that the Company and three of its current or former officers and directors violated securities laws by misrepresenting the Company's financial condition and financial results during 1998. The suit purports to be a class action on behalf of all individuals who purchased the Company's stock on the open market from February 25, 1998 to July 17, 1998. The suit alleges, among other things, that there were public misrepresentations or failures to disclose material facts during that period which allegedly artificially inflated the price of the Company's common stock in the marketplace. The complaint seeks an undisclosed amount of compensatory damages and costs and expenses, including plaintiff's attorney's fees and such further relief as the Court may deem just and proper. The Company believes the action is totally without merit, believes that it has highly meritorious defenses and it intends to defend itself vigorously.

     After the announcement of the Agreement of Merger by the Company and Lucent on July 15, 1999, two putative class action suits relating to the Merger were filed in the Court of Chancery for the state of Delaware:

                              SPECTRAN CORPORATION

                                  (UNAUDITED)

Chase v. Harrison et al., C.A. No. 17312-NC and Airmont Associates et al., v. SpecTran Corporation, et al., C.A. No. 17314-NC.

     The lawsuits were filed by plaintiffs claiming to be stockholders of the Company, purportedly on behalf of all the Company's stockholders, against the Company, members of the board of directors of the Company and Lucent. The plaintiffs in both lawsuits allege, among other things, that the terms of the proposed Merger were not the result of an auction process or active market check, that $9.00 per share offered by Lucent is inadequate, and that the Company's directors breached their fiduciary duties to the stockholders of the Company in connection with the Agreement of Merger. Both lawsuits seek to have the Merger enjoined, or if the Merger is completed, to have it rescinded and to recover unspecified damages, fees and expenses. The Company and Lucent intend to vigorously oppose these lawsuits.

     On July 29, 1999, the plaintiff in Chase v. Harrison, et al., Civil Action No. 17312-NC, filed an Amended Class Action Complaint (the "Amended Complaint") in Delaware Chancery Court. In the Amended Complaint, the plaintiff alleges, among other things, that (1) the proposed purchase price is inadequate; (2) the Company's Solicitation/Recommendation Statement on Schedule 14D-9 is misleading and omits material information in that it fails to disclose (a) the Company's financial results for the second fiscal quarter ended June 30, 1999, (b) why the Company's projected financial results, as announced by the Company on May 28, 1999, did not warrant that a substantial premium be paid for the Company relative to the existing market price, (c) information concerning the identity of other bidders for the Company and the terms of any competing bids or expressions of interest, (d) why the Company did not wait until after its third quarter ended September 30, 1999 financial results were available to determine whether Company C would make an offer to acquire the Company, (e) the reasons for Lazard Freres & Co. LLC's determination that the Merger was "fair", (f) the total amount of benefits that each of the Company's executive officers and directors will realize from the Merger, and (g) the value of the Company to Lucent and the benefits Lucent will derive from the Merger, including the equivalent amount that Lucent would have to spend to build the manufacturing capacity that it will be buying from the Company and that Lucent had approved a higher purchase price; and (3) the board of directors of the Company breached its fiduciary duty to the stockholders of the Company to exercise due care, loyalty and candor. The Amended Complaint further alleges that Lucent aided and abetted the breach of fiduciary duty by the individual defendants.

     Concurrent with the filing of the Amended Complaint, the plaintiff in Chase
v. Harrison, et al. petitioned the Delaware Chancery Court for expedited discovery and the scheduling of a hearing on a preliminary injunction. A telephone conference call was held by the Delaware Chancery Court on July 30, 1999, at which time the court declined to permit expedited discovery and declined to schedule a hearing on a preliminary injunction. Instead, the court scheduled a hearing on August 13, 1999 to hear arguments as to whether an order temporarily restraining consummation of the Merger should be issued. This scheduled hearing was subsequently canceled when, by letter dated August 2, 1999, plaintiff's counsel withdrew plaintiff's application for a temporary restraining order.

                                                                         ANNEX A
                                                                  CONFORMED COPY

                              AGREEMENT OF MERGER

                                  BY AND AMONG
                           LUCENT TECHNOLOGIES INC.,
                           SEATTLE ACQUISITION INC.,
                                      AND
                              SPECTRAN CORPORATION

                           DATED AS OF JULY 15, 1999

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 1.  The Offer..........................................................   A-1
     1.1.   The Offer...................................................   A-1
     1.2.   Company Actions.............................................   A-2
 2.  The Merger.........................................................   A-3
     2.1.   General.....................................................   A-3
     2.2.   Certificate of Incorporation................................   A-4
     2.3.   By-Laws.....................................................   A-4
     2.4.   Directors and Officers......................................   A-4
     2.5.   Conversion of Securities....................................   A-4
     2.6.   Adjustment of the Merger Consideration......................   A-5
     2.7.   Dissenting Shares...........................................   A-5
     2.8.   Surrender of Shares; Stock Transfer Books...................   A-5
     2.9.   No Further Ownership Rights in Company Capital Stock........   A-6
     2.10.  Return of Payment Fund......................................   A-6
     2.11.  Further Assurances..........................................   A-6
 3.  Representations and Warranties of the Company......................   A-7
     3.1.   Organization................................................   A-7
     3.2.   Subsidiaries................................................   A-7
     3.3.   Capital Structure...........................................   A-7
     3.4.   Authority...................................................   A-8
     3.5.   No Conflict.................................................   A-8
     3.6.   SEC Documents; Undisclosed Liabilities......................   A-9
     3.7.   Schedule 14D-9; Company Proxy Statement.....................  A-10
     3.8.   Absence of Certain Changes..................................  A-10
     3.9.   Properties..................................................  A-11
     3.10.  Leases......................................................  A-11
     3.11.  Contracts...................................................  A-12
     3.12.  Absence of Default..........................................  A-12
     3.13.  Litigation..................................................  A-13
     3.14.  Compliance with Law.........................................  A-13
     3.15.  Intellectual Property; Year 2000............................  A-13
     3.16.  Taxes.......................................................  A-14
     3.17.  Benefit Plans...............................................  A-14
     3.18.  ERISA Compliance............................................  A-15
     3.19.  Employment Matters..........................................  A-16
     3.20.  Environmental Laws..........................................  A-16
     3.21.  Accounts Receivable; Inventory..............................  A-17
     3.22.  Customers and Suppliers.....................................  A-17
     3.23.  Voting Requirements.........................................  A-17
     3.24.  State Takeover Statutes.....................................  A-17
     3.25.  Brokers.....................................................  A-18
     3.26.  Opinion of Financial Advisor................................  A-18
     3.27.  Complete Copies of Materials................................  A-18
     3.28.  Disclosure..................................................  A-18
 4.  Representations and Warranties of Lucent and Acquisition...........  A-18
     4.1.   Organization, Standing and Corporate Power..................  A-18

                                                                          PAGE
                                                                          ----
     4.2.   Authority...................................................  A-18
     4.3.   No Conflict.................................................  A-19
     4.4.   Information Supplied........................................  A-19
     4.5.   Brokers.....................................................  A-19
 5.  Conduct Pending Closing............................................  A-20
     5.1.   Conduct of Business Pending Closing.........................  A-20
     5.2.   Prohibited Actions Pending Closing..........................  A-20
     5.3.   Other Actions...............................................  A-21
 6.  Additional Agreements..............................................  A-21
     6.1.   Access; Documents; Supplemental Information.................  A-21
     6.2.   No Solicitation by the Company..............................  A-22
     6.3.   Preparation of the Company Proxy Statement; Company
            Stockholders Meeting........................................  A-23
     6.4.   Reasonable Best Efforts.....................................  A-24
     6.5.   Stock Options; Warrants.....................................  A-25
     6.6.   Employee Benefit Plans; Existing Agreement..................  A-25
     6.7.   Indemnification.............................................  A-26
     6.8.   Directors...................................................  A-26
     6.9.   Fees and Expenses...........................................  A-27
     6.10.  Public Announcements........................................  A-27
     6.11.  Stockholder Litigation......................................  A-27
 7.  Conditions Precedent...............................................  A-28
     7.1.   Conditions Precedent to Each Party's Obligation to Effect
            the Merger..................................................  A-28
     7.2.   Conditions Precedent to Obligations of Acquisition and
            Lucent......................................................  A-28
     7.3.   Conditions Precedent to the Company's Obligations...........  A-29
 8.  Non-Survival of Representation and Warranties......................  A-29
     8.1.   Representations and Warranties..............................  A-29
 9.  Contents of Agreement; Parties in Interest; etc....................  A-29
10.  Assignment and Binding Effect......................................  A-29
11.  Termination........................................................  A-29
12.  Definitions........................................................  A-30
13.  Notices............................................................  A-32
14.  Amendment..........................................................  A-33
15.  Extensions; Waiver.................................................  A-33
16.  Governing Law......................................................  A-33
17.  No Benefit to Others...............................................  A-33
18.  Severability.......................................................  A-33
19.  Section Headings...................................................  A-33
20.  Schedules and Exhibits.............................................  A-33
21.  Counterparts.......................................................  A-34
Glossary of Defined Terms...............................................     i

                              AGREEMENT OF MERGER

     AGREEMENT OF MERGER ("Agreement") dated as of July 15, 1999 by and among LUCENT TECHNOLOGIES INC., a Delaware corporation ("Lucent"), SEATTLE ACQUISITION INC., a Delaware corporation ("Acquisition"), and SPECTRAN CORPORATION, a Delaware corporation (the "Company").

                                   BACKGROUND

     A. The Company is a Delaware corporation with its registered office located at 9 East Lockerman Street, Dover, Delaware 19901 and has authorized 20,000,000 shares of common stock with voting rights, par value $.10 per share (the "Company Voting Common Stock"), of which 7,040,930 shares of Company Voting Common Stock are issued and outstanding, and 250,000 shares of common stock with no voting rights, par value $.10 per share (the "Company Non-Voting Common Stock" and together with the Company Voting Common Stock, the "Company Common Stock"), of which no shares of Company Non-Voting Common Stock are issued and outstanding. The Company is engaged principally in the design, development, production, marketing, distribution, maintenance and support of multi-mode and single-mode optical fiber for data communications and telecommunications applications.

     B. Lucent is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware.

     C. Acquisition is a wholly-owned subsidiary of Lucent and was formed to merge with and into the Company so that, as a result of the merger, the Company will survive and become a wholly-owned subsidiary of Lucent. Acquisition is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware and has authorized an aggregate of 1,000 shares of common stock, no par value per share (the "Acquisition Common Stock").

     D. In furtherance of the acquisition of the Company by Lucent on the terms and subject to the conditions set forth in this Agreement, Lucent proposes to cause Acquisition to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of Company Common Stock (the "Shares"), at a purchase price of $9.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement.

     E. The Board of Directors of each of Lucent, Acquisition and the Company has determined that the Offer, this Agreement and the merger of Acquisition with and into the Company (the "Merger") in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"), and, subject to the terms and conditions of this Agreement, is advisable and in the best interests of Lucent, Acquisition and the Company and their respective stockholders. The Board of Directors of each of Lucent, Acquisition and the Company have approved the Offer, this Agreement and the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1.  THE OFFER.

     1.1. THE OFFER. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Lucent and the Company of this Agreement, Acquisition shall, and Lucent shall cause Acquisition to, commence the Offer. The initial expiration date for the Offer shall be the 20th business day following the commencement of the Offer. The obligation of Acquisition to accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Acquisition in its sole discretion; provided that, without the prior written consent of the

Company, Acquisition shall not waive the Minimum Condition (as defined in Exhibit A)) and to the terms and conditions of this Agreement. Acquisition expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Acquisition shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend or add to the Offer Conditions any terms that are adverse to the holders of the Shares,
(iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, Acquisition may, without the consent of the Company, (A) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any period required by applicable law and (C) extend the Offer on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence, if on such expiration date there shall not have been tendered at least 90% of the outstanding Shares. Lucent and Acquisition agree that if all the Offer Conditions are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied, Acquisition shall extend the Offer from time to time until such conditions are satisfied or waived; provided that Acquisition shall not be required to extend the Offer beyond September 30, 1999. Subject to the terms and conditions of the Offer and this Agreement, Acquisition shall, and Lucent shall cause Acquisition to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Acquisition becomes obligated to accept for payment and pay for, pursuant to the Offer as promptly as practicable after the expiration of the Offer.

     (b) On the date of commencement of the Offer, Lucent and Acquisition shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the "Offer Documents"). Lucent and Acquisition agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Lucent or Acquisition with respect to information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Lucent, Acquisition and the Company agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Lucent and Acquisition further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Lucent and Acquisition agree to provide the Company and its counsel any comments Lucent, Acquisition or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     (c) Lucent shall provide or cause to be provided to Acquisition on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Acquisition becomes obligated to accept for payment, and pay for, pursuant to the Offer.

     1.2. COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining, as of the date of such resolutions, that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders, recommending that the Company's stockholders accept the Offer, tender their shares pursuant to the Offer and approve this Agreement (if required) and approving the acquisition of Shares by Acquisition pursuant to the Offer and the other transactions contemplated by this Agreement. The Company has been advised by each of its directors and executive officers who owns Shares (each of whom is listed in Item 1.2(a) of the Company Disclosure Schedule) that such person currently intends to tender all Shares (other than Shares, if any, held by such person that, if tendered, could cause such person to incur liability under the provisions of Section 16(b) of the Exchange Act) owned by such person pursuant to the Offer.

(b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as supplemented or amended from time to time, the "Schedule 14D-9") containing, subject to the terms of this Agreement, the recommendation described in paragraph (a) and shall mail the
Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Lucent or Acquisition specifically for inclusion in the Schedule 14D-9. Each of the Company, Lucent and Acquisition agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Lucent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Lucent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments.

     (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Acquisition promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Acquisition such information and assistance (including updated lists of stockholders, security position listings and computer files) as Lucent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Lucent and Acquisition and each of their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

2.  THE MERGER.

     2.1. GENERAL. (a) Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (i) Acquisition shall be merged with and into the Company, (ii) the separate corporate existence of Acquisition shall cease and (iii) the Company shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Acquisition in accordance with the DGCL. At the election of Lucent, to the extent that any such action would not cause a failure of a condition to the Offer or the Merger, any direct or indirect wholly owned Subsidiary of Lucent may be substituted for and assume all of the rights and obligations of Acquisition as a constituent corporation in the Merger. In either such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     (b) The Merger shall become effective at the time of filing of the certificate of merger with the Secretary of State of the State of Delaware substantially in the form of Exhibit B attached hereto (the "Certificate of Merger") in accordance with the provisions of Section 251 of the DGCL or such later time as may be stated in the Certificate of Merger or such later date as the parties may mutually agree (the "Effective Time"). Subject to the terms and conditions of this Agreement, the Company and Acquisition shall duly execute and file the Certificate of Merger with the Secretary of State of the State of Delaware at the time of the Closing. The closing of the Merger (the "Closing") shall take place at the offices of Sidley & Austin, 875 Third Avenue, New York, N.Y. at 10:00 A.M., two business days after the date on which the last of the conditions set forth in Article 7 shall have been satisfied or waived, or on such other date, time and place as the parties may mutually agree (the "Closing Date").

     (c) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Acquisition shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     2.2. CERTIFICATE OF INCORPORATION. The certificate of incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and by law except that Article I of such certificate of incorporation shall be amended to read as follows: "The name of the Corporation is: SpecTran Corporation."

     2.3. BY-LAWS. The by-laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein and by law.

     2.4. DIRECTORS AND OFFICERS. From and after the Effective Time, (a) the directors of Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and (b) the officers of Acquisition immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified.

     2.5. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Lucent, Acquisition, the Company or the holders of any of the following securities:

          (a) Each issued and outstanding share of common stock of Acquisition shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $.10 par value per share, of the Surviving Corporation;

          (b) Each Share that is owned or held in treasury by the Company and each Share that is owned by Acquisition or Lucent shall automatically be canceled and retired and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto. Each Share that is owned by any Subsidiary of either the Company or Lucent (other than Acquisition) shall remain outstanding without change; and

          (c) Subject to the provisions of Section 2.6, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled or to remain outstanding in accordance with Section 2.5(b) and other than Dissenting Shares) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price per share paid in the Offer (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of record of a certificate representing any such Shares shall cease to have any rights with respect thereto other than the right to receive the Merger Consideration, without interest.

     2.6. ADJUSTMENT OF THE MERGER CONSIDERATION. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, any stock split, combination, reclassification or stock dividend with respect to the outstanding shares of Company Common Stock, any change or conversion of outstanding shares of Company Common Stock into other securities or any other dividend or distribution with respect to the outstanding shares of Company Common Stock should occur, appropriate and proportionate adjustments shall be made to the Merger Consideration, and thereafter all references to the Merger Consideration shall be deemed to be to the Merger Consideration as so adjusted.

     2.7. DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration set forth in Section 2.5(c). Such stockholders shall instead be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262, except that all Dissenting Shares held by such stockholders who shall have failed to perfect or who effectively shall have withdrawn their demand for appraisal or lost their rights to appraisal of such shares under Section 262, after the Effective Time, shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in Section 2.5(c), without any interest thereon, upon surrender, in the manner provided in Section 2.8, of the certificate or certificates that formerly evidenced by such Dissenting Shares.

     (b) The Company shall give Lucent (i) prompt notice of any demands for appraisal of Shares received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Lucent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     2.8. SURRENDER OF SHARES; STOCK TRANSFER BOOKS. (a) Prior to the Effective Time, Lucent shall designate The Bank of New York, or another bank or trust company designated by Lucent, to act as paying agent in the Merger (the "Paying Agent"), and, from time to time, on, prior to or after the Effective Time, Lucent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in the amounts and at the times necessary for the prompt payment of the Merger Consideration upon surrender of certificates representing outstanding shares of Company Common Stock (the "Certificates") as part of the Merger pursuant to Section 2.5, and such amounts as and when so made available shall hereinafter be referred to as the "Payment Fund" (it being understood that any and all interest earned on funds deposited with the Paying Agent pursuant to this Agreement shall be turned over to Lucent).

     (b) As soon as practicable after the Effective Time, Lucent shall use its reasonable best efforts to cause the Paying Agent to send to each Person who was, at the Effective Time, a holder of record of Certificates, a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Paying Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of Certificates for cancellation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto and such other documents as the Paying Agent may reasonably require, such holder shall be entitled to receive in exchange therefor the applicable Merger Consideration, and the Certificates so surrendered shall then be canceled. Such Merger Consideration shall be mailed as promptly as practicable after the satisfaction by such holder of the foregoing. Subject to Section 2.8(c), until surrendered as contemplated by this Section 2.8(b), each Certificate, from and after the Effective Time, shall be deemed to represent only the right to receive, upon such surrender, the Merger Consideration. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

     (c) If payment of any portion of the Merger Consideration is to be made to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such payment

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that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Paying Agent any transfer or other taxes required as a result of the payment of the Merger Consideration to such Person or (ii) shall establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. Lucent, Acquisition or the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration or Company Stock Option Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or holder of Company Stock Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Lucent, Acquisition or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or holder of Company Stock Options, in respect of which such deduction and withholding was made by Lucent, Acquisition or the Paying Agent. All amounts in respect of taxes received or withheld by Lucent, Acquisition or the Paying Agent shall be disposed of by Lucent, Acquisition or the Paying Agent in accordance with the Code or such state, local or foreign tax law, as applicable.

     (d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect of such Certificate as determined in accordance herewith. When authorizing such payment of the Merger Consideration in exchange for such Certificate, the Board of Directors of the Surviving Corporation (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver to the Surviving Corporation a bond in such sum as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against Lucent, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (e) At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

     (f) Neither Lucent nor the Company shall be liable to any former holder of Company Capital Stock for any Merger Consideration which is delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

     2.9. NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK. The Merger Consideration shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Common Stock previously represented by such surrendered Certificates.

     2.10. RETURN OF PAYMENT FUND. Any portion of the Payment Fund which remains undistributed to the former holders of Company Common Stock for six months after the Effective Time shall be delivered to Lucent, upon its request, and any such former holders who have not theretofore surrendered to the Paying Agent their Certificates in compliance herewith shall thereafter look only to Lucent for payment of their claim for their portion of the Payment Fund. Neither Lucent, Acquisition, the Paying Agent or the Company shall be liable to any former holder of Company Common Stock for any portion of the Payment Fund which is delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

     2.11. FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Acquisition or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute

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

and deliver, in the name and on behalf of either the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Acquisition, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Acquisition, as applicable, and otherwise to carry out the purposes of this Agreement.

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     Except as set forth on the Disclosure Schedule delivered by the Company to Lucent prior to the execution of this Agreement (the "Company Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, the Company represents and warrants to Lucent and Acquisition as follows:

     3.1. ORGANIZATION. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority and all necessary governmental approval to carry on its business as it has been and is now being conducted. Except as set forth in Item 3.1 of the Company Disclosure Schedule, each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing, would not have a Material Adverse Effect. The Company has made available to Lucent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the charter documents for each of its Subsidiaries in each case, as amended to the date hereof.

     3.2.  SUBSIDIARIES.  Item 3.2 of the Company Disclosure Schedule contains
(i) the name and jurisdiction of incorporation of each Subsidiary of the Company, (ii) the total number of shares of each class of capital stock of (or other equity interests in) each Subsidiary authorized, the number of shares (or other equity interests) outstanding and the number of shares (or other equity interests) owned by the Company or any other Subsidiary of the Company and (iii) a complete list of the directors and officers of the Company and each Subsidiary. All the issued and outstanding capital stock of (or other equity interests in) each Subsidiary have been duly and validly authorized and issued and are fully paid, nonassessable and free of pre-emptive rights. None of the outstanding capital stock of (or other equity interests in) any Subsidiary has been issued in violation of the preemptive rights of any equity holder of such Subsidiary. The capital stock of (or other equity interests in) each Subsidiary were issued in compliance in all material respects with all applicable federal and state securities laws and regulations, are owned free and clear of all Liens (except as set forth in Item 3.2 of the Company Disclosure Schedule) and are free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interest.

     3.3. CAPITAL STRUCTURE. (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Voting Common Stock and 250,000 shares of Company Non-Voting Common Stock. At the close of business on July 14, 1999,
(i) 7,040,930 shares of Company Voting Common Stock were issued and outstanding;
(ii) no shares of Company Non-Voting Common Stock were issued and outstanding;
(iii) no shares of Company Common Stock were held by the Company in its treasury; (iv) 150,000 shares of Company Common Stock were reserved for issuance upon exercise of the Warrants; and (v) 1,411,836 shares of Company Common Stock were reserved for issuance pursuant to the SpecTran Corporation 1991 Incentive Stock Option Plan and the SpecTran Corporation Incentive Stock Option Plan (collectively, the "Company Stock Plans") (of which 1,037,739 shares are subject to outstanding Company Stock Options as of July 14, 1999).

     (b) Except as set forth in paragraph (a), at the close of business on July 14, 1999, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs") or rights (other than outstanding stock options or other rights to purchase or receive Company Common Stock granted under the Company Stock Plans (collectively, "Company Stock Options")) to receive shares of Company Common Stock on a deferred basis granted under

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

the Company Stock Plans or otherwise and no warrants to purchase shares of capital stock of the Company at any time or upon the occurrence of any stated event. The Company has delivered to Lucent a complete and correct list, as of June 30, 1999, of the number of shares of Company Common Stock subject to Company Stock Options and the exercise prices thereof.

     (c) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued upon the exercise of the Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights and were issued in compliance in all material respects with all applicable federal and state securities laws.

     (d) Except as set forth in this Section 3.3 and except for changes since July 14, 1999 resulting from the issuance of shares of Company Common Stock pursuant to Company Stock Options outstanding as of July 14, 1999, there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of the Company, (ii) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (iii) any warrants, calls, options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company. Except as set forth in this Section 3.3, on the date hereof there are not any outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of any such securities.

     (e) There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, (ii) warrants, calls, options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any such Subsidiary or (iii) obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of such Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except for the Company's ownership of the Subsidiaries, the Company does not, directly or indirectly, have any ownership or other interest in, or control of, any Person, nor is the Company or any Subsidiary controlled by or under common control with any Person.

     3.4. AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and except, in the case of this Agreement, for (i) Company Stockholder Approval and
(ii) the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     3.5. NO CONFLICT. (a) Except as set forth in Item 3.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of

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any Lien upon any of the properties or assets of the Company or any of its
Subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its Subsidiaries,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (b), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company.

     (b) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any applicable filings and approvals under similar foreign antitrust laws and regulations; (ii) the filing with the SEC and The Nasdaq National Market ("Nasdaq") of (A) the Schedule 14D-9, (B) a proxy statement relating to the Company Stockholders Meeting for the approval by the stockholders of the Company of the Merger (such proxy statement, as amended or supplemented from time to time, the "Company Proxy Statement"), and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; and (iv) such consents, approvals, orders or authorizations which if not made or obtained, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

     3.6.  SEC DOCUMENTS; UNDISCLOSED LIABILITIES.  Except as set forth in Item
3.6 of the Company Disclosure Schedule, the Company has filed with the SEC since January 1, 1997 or, with respect to the Offer, will file with the SEC all required registration statements, reports, schedules, forms, statements, proxy or information statements and other documents (including exhibits and all other information incorporated therein) (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied or, with respect to those not yet filed, will comply in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and, in each case, the rules and regulations of the SEC promulgated thereunder and, except to the extent that information contained in any Company SEC Document has been revised and superseded by a later filed Company SEC Document, did not or, with respect to those not yet filed, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except for liabilities (i) reflected in such financial statements or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent audited financial statements included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Company Filed SEC Documents"), (iii) incurred in connection with this Agreement or the transactions contemplated hereby, or

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(iv) disclosed in Item 3.6 of the Company Disclosure Schedule, neither the
Company nor any of its Subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

     3.7. SCHEDULE 14D-9; COMPANY PROXY STATEMENT. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9,
(iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the Company Proxy Statement, if any, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Company Proxy Statement, if any, at the date the Company Proxy Statement is first mailed to the Company's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Company Proxy Statement, if any, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Lucent specifically for inclusion or incorporation by reference therein.

     3.8. ABSENCE OF CERTAIN CHANGES. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as disclosed in the Company Filed SEC Documents, since December 31, 1998, the Company and its Subsidiaries have conducted their business only in the ordinary course, and there has not been:

          (a) any event or occurrence which could reasonably be expected to have a Material Adverse Effect on the Company;

          (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock;

          (c) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution, for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options under the Company Stock Plans, in each case awarded prior to the date hereof in accordance with their present terms;

          (d) (i) Except as set forth in Item 3.8(d)(i) of the Company Disclosure Schedule, any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other key employee of the Company or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Company Filed SEC Documents, (ii) any granting by the Company or any of its Subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary course of business consistent with past practice, (iii) except as set forth in
     Item 3.8(d)(iii) of the Company Disclosure Schedule, any entry by the Company or any of its Subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, or (iv) any amendment to, or modification of, any Company Stock Option;

          (e) except insofar as may have been required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company;

          (f) any tax election that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company or any of its tax attributes or any settlement or compromise of any material income tax liability;

          (g) any impairment, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking which could reasonably be expected to have a Material Adverse Effect on the Company;

          (h) any issuance, delivery or agreement (conditionally or unconditionally) to issue or deliver any bonds, notes or other debt securities, or the incurrence of or agreement to incur any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice or the entry into any lease the obligations of which, in accordance with GAAP, would be capitalized;

          (i) any material amendment or termination of any agreement to which the Company or any of its Subsidiaries is a party and is or should be set forth on Item 3.11 of the Company Disclosure Schedule;

          (j) except as set forth in Item 3.8(j) of the Company Disclosure Schedule, any undertaking or commitment to undertake capital expenditures exceeding $100,000 for any single project or related series of projects;

          (k) except as set forth in Item 3.8(k) of the Company Disclosure Schedule, any sale, lease (as lessor), transfer or other disposition of, mortgage, pledge, or imposition of any Lien on, any of the assets reflected on the Company's most recent audited financial statement included in the Company Filed SEC Documents or any assets acquired by the Company or any of its Subsidiaries after the date of such audited financial statement, except for inventory and personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for Permitted Liens;

          (l) cancellation of any debts owed to or claims held by the Company or any of its Subsidiaries (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

          (m) except as set forth in Item 3.8(m) of the Company Disclosure Schedule, acceleration or delay in collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

          (n) acceleration or delay in payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice; and

          (o) entry into or commitment to enter into any other material transaction except in the ordinary course of business.

     3.9. PROPERTIES. (a) Each of the Company and its Subsidiaries has good and valid title to or a valid leasehold interest in all its properties and assets reflected on the most recently audited balance sheet contained in the Company Filed SEC Documents or acquired after the date thereof except for (i) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet, (ii) properties and assets the loss of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company and (iii) properties and assets sold in connection with the transaction referred to in Item 3.8(k) of the Company Disclosure Schedule.

     (b) Except as set forth in Item 3.9(b) of the Company Disclosure Schedule, neither the Company nor any or its Subsidiaries owns any real property.

     3.10. LEASES. Item 3.10 of the Company Disclosure Schedule lists all outstanding leases, both capital and operating, or licenses, pursuant to which the Company or any of its Subsidiaries has (i) obtained the right to use or occupy any real or tangible personal property under arrangements where the remaining obligation is more than $50,000, inclusive of any renewal rights or
(ii) granted to any other Person the right to use any

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

material item of machinery, equipment, furniture, vehicle or other personal property of the Company or any of its Subsidiaries having an original cost of $50,000 or more.

     3.11. CONTRACTS. Item 3.11 of the Company Disclosure Schedule lists any of the following not otherwise listed on any other item of the Company Disclosure Schedule:

          (a) each written contract or commitment which creates an obligation on the part of the Company or any of its Subsidiaries in excess of $100,000;

          (b) each written debt instrument, including, without limitation, any loan agreement, line of credit, promissory note, security agreement or other evidence of indebtedness, where the Company or any of its Subsidiaries is a lender, borrower or guarantor, in a principal amount in excess of $100,000;

          (c) each written contract or commitment restricting the Company or any of its Subsidiaries from engaging in any industry or in any line of business in any location;

          (d) each written contract or commitment in excess of $10,000 to which the Company or any of its Subsidiaries is a party for any charitable contribution;

          (e) each written joint venture or partnership agreement to which the Company or any of its Subsidiaries is a party;

          (f) each written agreement in excess of $25,000 to which the Company or any of its Subsidiaries is a party with respect to any assignment, discounting or reduction of any receivables of the Company or such Subsidiary;

          (g) each written distributorship, sales agency, sales representative, reseller or marketing agreement to which the Company or any of its Subsidiaries is a party, and each sales representative agreement is substantially identical to the form previously delivered to Lucent;

          (h) each value added reseller, original equipment manufacturing, technology transfer, source code license or other license or each other agreement containing the right to sublicense software and/or technology, in each case, to which the Company or any of its Subsidiaries is a party, other than "off-the-shelf" software;

          (i) each agreement, option or commitment or right with, or held by, any third party to acquire any assets or properties, or any interest therein, of the Company or any of its Subsidiaries, having a value in excess of $100,000, except for contracts for the sale of inventory, machinery or equipment in the ordinary course of business;

          (j) each written employment contract entered into by the Company or any of its Subsidiaries; and

          (k) each supply agreement to which the Company or any of its Subsidiaries is a party that the Company or such Subsidiary could not readily replace without a Material Adverse Effect on the Company.

     There are (i) no oral contracts or commitments of the types described in this Section 3.11 which create an obligation on the part of the Company or any of its Subsidiaries in excess of $25,000, (ii) no contracts or commitments between the Company or any of its Subsidiaries and any Affiliate (other than a wholly-owned Subsidiary) and (iii) no contracts or commitments which would create rights to any Person against Lucent or any of its Affiliates (other than rights against the Company and its Subsidiaries as in effect on the Closing
Date).

     3.12. ABSENCE OF DEFAULT. Except as set forth in Item 3.12 of the Company Disclosure Schedule, each of the leases, contracts and other agreements listed or required to be listed in Items 3.10 and 3.11 of the Company Disclosure Schedule that create obligations on any Person in excess of $100,000 constitutes a valid and binding obligation of the parties thereto and is in full force and effect and will continue in full force and effect after the Effective Time, in each case, without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other Person. Each of the Company and its Subsidiaries has fulfilled and performed in all material

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respects its obligations under each such lease, contract or other agreement to which it is a party to the extent such obligations are required by the terms thereof to have been fulfilled or performed through the date hereof (except for any such lease, contract or other agreement which, by its terms, will expire prior to the Effective Time) and neither the Company nor any such Subsidiary is, and, neither the Company nor any such Subsidiary is alleged in writing to be, in breach or default under, nor is there or is there alleged in writing to be any basis for termination of, any such lease, contract or other agreement. To the best knowledge of the Company, no other party to any such lease, contract or other agreement has breached or defaulted thereunder. No event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or, to the best knowledge of the Company, by any such other party. The Company is not currently renegotiating any such lease, contract or other agreement or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each such lease, contract or other agreement and any amendments thereto have heretofore been delivered to Lucent.

     3.13. LITIGATION. Item 3.13 of the Disclosure Schedule sets forth (i) any actions, suits, arbitrations, legal or administrative proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries; (ii) any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal as to which any of the assets, properties or business of the Company or any of its Subsidiaries is subject; and (iii) any actions, suits, arbitrations or proceedings as to which the Company or any such Subsidiary is the plaintiff or the Company or any such Subsidiary is contemplating commencing legal action against any other Person. None of the matters, if any, listed on Item 3.13 of the Disclosure Schedule could reasonably be expected to have a Material Adverse Effect on the Company.

     3.14. COMPLIANCE WITH LAW. (a) Each of the Company and its Subsidiaries has complied in all material respects with, and is not in violation of, in any material respect, any law, ordinance or governmental rule or regulation (collectively, "Laws") to which it or its business is subject;

     (b) Each of the Company and its Subsidiaries has obtained all licenses, permits, certificates or other governmental authorizations (collectively "Authorizations") necessary for the ownership or use of its assets and properties or the conduct of its business other than Authorizations (i) which are ministerial in nature and which the Company or such Subsidiary has no reason to believe would not be issued in due course and (ii) which, the failure of the Company or such Subsidiary to possess, would not subject the Company and its Subsidiaries to penalties other than fines not to exceed $50,000 in the aggregate ("Immaterial Authorizations"); and

     (c) Neither the Company nor any of its Subsidiaries has received notice of violation of, or knows of any violation of, any Laws to which it or its business is subject or any Authorization necessary for the ownership or use of its assets and properties or the conduct of its business (other than Immaterial Authorizations).

     3.15.  INTELLECTUAL PROPERTY; YEAR 2000.  (a) Except as set forth in Item
3.15 of the Company Disclosure Schedule, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs (the "Intellectual Property Rights") which are material to the conduct of the business of the Company and its Subsidiaries as presently conducted.

     (b) To the Company's best knowledge, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other Person. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other Person) which has not been settled or otherwise fully resolved. To the Company's best knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of the Company or any of its Subsidiaries.

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     (c) Assuming that Lucent continues to operate the business of the Company and its Subsidiaries as presently conducted and proposed to be conducted by the Company then, to the Company's best knowledge, Lucent's use of the Intellectual Property Rights or other proprietary information which is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights or other proprietary information of any other Person.

     (d) Each employee, agent, consultant or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company, any of its Subsidiaries or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which the Company or such Subsidiary is deemed to be the original owner/author of all property rights therein; or
(ii) has executed an assignment or an agreement to assign in favor of the Company, such Subsidiary or such predecessor in interest, as applicable all right, title and interest in such material.

     (e) The Company has taken all necessary steps reasonably to assure that the year 2000 date change will not adversely affect its operations or the systems and facilities that support the operations of the Company and its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company.

     3.16. TAXES. (a) Each of the Company and its Subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all Taxes shown as due on such returns, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

     (b) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company.

     (c) The Company Benefit Plans and other Company employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a material deduction under Section 162(m) of the Code for employee remuneration will not apply to any amounts paid or payable by the Company or any of its Subsidiaries under any such plan or arrangement and, to the best knowledge of the Company, no fact or circumstance exists that could reasonably be expected to cause such disallowance to apply to any such amounts.

     (d) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     (e) Neither the Company nor any of its Subsidiaries is a party (other than as an investor) to any outstanding industrial development bond.

     3.17. BENEFIT PLANS. (a) Item 3.17 of the Company Disclosure Schedule contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to as "Welfare Plans") and all other Benefit Plans (together with the Pension Plans and Welfare Plans, the "Company Benefit Plans") maintained, or contributed to, by the Company, any of its Subsidiaries or any Person that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b),

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(c), (m) or (o) of the Code (the Company, such Subsidiaries and each such other
Person, a "Commonly Controlled Entity") for the benefit of any current or any former employees, officers or directors of the Company. The Company has made available to Lucent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS") with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan and (v) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit.

     (b) Since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company, any of its Subsidiaries or any Commonly Controlled Entity of any Company Benefit Plans, or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plans of the Company, or any change in the manner in which contributions to any Pension Plans of the Company are made or the basis on which such contributions are determined.

     3.18. ERISA COMPLIANCE. (a) With respect to the Company Benefit Plans, no event has occurred and, to the best knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability under ERISA, the Code or any other applicable law that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect under ERISA, the Code or any other applicable law.

     (b) Each Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any Benefit Plan that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company. The Company, its Subsidiaries and all the Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code, all regulations promulgated thereunder, all other applicable laws, regulations and other pronouncements, and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Each Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the best knowledge of the Company, no fact or event has occurred since that date of any determination letter from the IRS which could reasonably be expected to affect adversely the qualified status of any such Benefit Plan or the exempt status of any such trust. There are no pending or, to the best knowledge of the Company, threatened lawsuits, claims, grievances, investigations or audits of any Benefit Plan that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

     (c) Neither the Company nor any of its Subsidiaries has incurred any liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the best knowledge of the Company, there are no facts or circumstances that could reasonably be expected to materially change the funded status of any Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed within the 12-month period ending on the date hereof. No Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

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

     (d) Under each Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such plan's most recent actuarial valuation), did not exceed the then current value of the assets of such plan.

     (e) Except as set forth in Item 3.18(e) of the Company Disclosure Schedule, no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement. Except as set forth in Item 3.18(e) of the Company Disclosure Schedule, no amount payable, or economic benefit provided, by the Company or its Subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an "excess parachute payment" under Section 280G of the Code as a result of the transactions contemplated by this Agreement. No Person is entitled to receive any additional payment from the Company or its Subsidiaries or any other Person (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999 of the Code is imposed on such Person. The Board of Directors of the Company or any of its Subsidiaries has not granted to any Person any right to receive any Parachute Gross-Up Payment.

     (f) Except as set forth in Item 3.18(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation under any "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by Part 6 of Title I of ERISA.

     3.19. EMPLOYMENT MATTERS. (a) Each of the Company and its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages or any taxes or penalties for failure to comply with any such laws, rules or regulations; (b) the Company believes that the Company's and its Subsidiaries' relations with their respective employees is satisfactory; (c) there are no controversies pending or, to the best knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or could have a Material Adverse Effect on the Company; (d) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any such Subsidiary, nor, to the best knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (e) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of the Company or any of its Subsidiaries; (f) there is no strike, slowdown, work stoppage or lockout existing, or, to the best knowledge of the Company, threatened, by or with respect to any employees of the Company or any of its Subsidiaries; (g) except as set forth in Item 3.19(g) of the Company Disclosure Schedule, no charges are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices with respect to the Company or any of its Subsidiaries; (h) there are no claims pending against the Company or any of its Subsidiaries before any workers' compensation board which could reasonably be expected to have a Material Adverse Effect on the Company; and (i) neither the Company nor any of its Subsidiaries has received notice that any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation of or relating to the Company or any of its Subsidiaries and, to the best knowledge of the Company, no such investigation is in progress.

     3.20. ENVIRONMENTAL LAWS. The Company has not received any notice or claim (and is not aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other Person, and, to the best knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any investigation by any governmental or regulatory authority, domestic or foreign, relating to any material or potentially material liability or remedial action under any Environmental Laws. There are no pending or, to the best knowledge of the Company, threatened, actions, suits or proceedings against the Company, any of its Subsidiaries or any of their respective properties, assets or

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operations asserting any such material liability or seeking any material remedial action in connection with any Environmental Laws.

     3.21. ACCOUNTS RECEIVABLE; INVENTORY. (a) Except as set forth in Item 3.21(a) of the Company Disclosure Schedule, all accounts receivable of the Company and its Subsidiaries (i) have arisen from bona fide transactions by the Company or its Subsidiaries in the ordinary course of its business and represent and will represent bona fide claims against debtors for sales and other charges and (ii) are not subject to discount except for normal cash and immaterial trade discount. The amount carried for doubtful accounts and allowances accrued on the books of the Company and its Subsidiaries is sufficient to provide for any losses that may be sustained on realization of the accounts receivable of the Company and its Subsidiaries.

     (b) The inventories (and any reserves established with respect thereto) of the Company and its Subsidiaries as of December 31, 1998 are described in Item 3.21(b) of the Company Disclosure Schedule. All such inventories (net of any such reserves) are properly reflected on the Company's most recent audited financial statement included in the Company Filed SEC Documents in accordance with GAAP and, to the best knowledge of the Company, are of such quality as to be useable and saleable in the ordinary course of business (subject, in the case of work-in-process inventory, to completion in the ordinary course of business) and are reflected in the books and records of the Company or its Subsidiaries at the lower of cost (based on a first-in-first-out basis) or market value. Such inventories are located at the locations set forth in Item 3.21(b) of the Company Disclosure Schedule.

     3.22. CUSTOMERS AND SUPPLIERS. Neither the Company's nor any of its Subsidiaries' customers which individually accounted for more than 5% of the Company's or such Subsidiary's gross revenues during the 12-month period preceding the date hereof has terminated any agreement with the Company or such Subsidiary. Except as set forth in Item 3.22 of the Company Disclosure Schedule, as of the date hereof, no material supplier of the Company or any of its Subsidiaries has notified the Company in writing that it will stop, or decrease the rate of, supplying materials, products or services to the Company or such Subsidiary. Neither the Company nor any of its Subsidiaries has knowingly breached, so as to provide a benefit to the Company or any of its Subsidiaries that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company or any of its Subsidiaries.

     3.23. VOTING REQUIREMENTS. Pursuant to the provisions of the DGCL, the certificate of incorporation of the Company, the by-laws of the Company and any other applicable law, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Company Common Stock at the Company Stockholders Meeting to adopt this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt the Merger, this Agreement and the transactions contemplated by this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (i) unanimously approved the Offer, this Agreement and the transactions contemplated by this Agreement, (ii) determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders, (iii) resolved (subject to Section 6.2) to recommend this Agreement, the Offer and the Merger to such holders for approval and adoption and (iv) directed (subject to Section 6.2) that this Agreement be submitted to the Company's stockholders. The Company hereby agrees to the inclusion in the Schedule 14D-9 and the Company Proxy Statement of the recommendation of such Board of Directors.

     3.24. STATE TAKEOVER STATUTES. The Board of Directors of the Company (including the disinterested directors thereof) has unanimously approved the Offer, this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement the provisions of Chapter 203 of the DGCL. To the Company's knowledge, no other state takeover statute is applicable to the Offer, the Merger, this Agreement or the transactions contemplated by this Agreement and no provision of the certificates of incorporation, by-laws or other governing instruments of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Lucent to vote, or otherwise exercise the rights of a stockholder with respect to, shares of capital stock or other equity interest of the

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Company and its Subsidiaries that may be acquired or controlled by Lucent as contemplated by this Agreement.

     3.25. BROKERS. No broker, investment banker, financial advisor or other Person, other than Lazard Freres & Co. LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Lucent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

     3.26. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Lazard Freres & Co. LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair from a financial point of view to the Company's stockholders (other than Lucent and its Affiliates), a signed copy of which opinion has been or will promptly be delivered to Lucent.

     3.27. COMPLETE COPIES OF MATERIALS. The Company has delivered or made available to Lucent true and complete copies of each material document related to the Company or its business in connection with their legal and accounting review of the Company.

     3.28. DISCLOSURE. None of the representations or warranties of the Company contained herein, none of the information contained in the Company Disclosure Schedule, and none of the other information or documents furnished or to be furnished to Lucent or Acquisition by the Company or any of its Subsidiaries or pursuant to the terms of this Agreement, when taken as a whole, contains, or at the Effective Time will contain, any untrue statement of a material fact or omits, or at the Effective Time will omit, to state a material fact required to be stated herein or therein necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

4.  REPRESENTATIONS AND WARRANTIES OF LUCENT AND ACQUISITION.

     Except as set forth on the Disclosure Schedule delivered by Lucent to the Company prior to the execution of this Agreement (the "Lucent Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Lucent and Acquisition represent and warrant to the Company as follows:

     4.1. ORGANIZATION, STANDING AND CORPORATE POWER. Each of Lucent and Acquisition is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Lucent. Each of Lucent and Acquisition is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Lucent.

     4.2. AUTHORITY. Each of Lucent and Acquisition has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Lucent and Acquisition and the consummation by Lucent and Acquisition of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Lucent and Acquisition. This Agreement has been duly executed and delivered by Lucent and Acquisition and, constitutes the legal, valid and binding obligation of Lucent and Acquisition, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors'

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rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     4.3. NO CONFLICT. (a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Lucent or Acquisition or any of Lucent's other Subsidiaries under, (i) the charter documents of Lucent or Acquisition, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Lucent or Acquisition or any of Lucent's other Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lucent or any of its Subsidiaries or their respective properties or assets, other than, in the case of paragraph (b), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Lucent.

     (b) No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Lucent or Acquisition in connection with the execution and delivery of this Agreement by Lucent and Acquisition or the consummation by Lucent and Acquisition of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Lucent under the HSR Act and any applicable filings and approvals under similar foreign antitrust laws and regulations; (ii) the filing with the SEC of
(A) the Offer Documents and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Lucent is qualified to do business; and (iv) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Lucent.

     4.4. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Lucent specifically for inclusion or incorporation by reference in
(i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Company Proxy Statement, if any, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Company Proxy Statement, if any, at the date the Company Proxy Statement is first mailed to the Company's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Lucent or Acquisition with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     4.5. BROKERS. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Lucent.

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5.  CONDUCT PENDING CLOSING.

     5.1. CONDUCT OF BUSINESS PENDING CLOSING. From the date hereof until the Closing, the Company shall (and shall cause each of its Subsidiaries to):

          (a) maintain its existence in good standing;

          (b) maintain the general character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by this Agreement;

          (c) maintain business and accounting records consistent with past practices; and

          (d) use its reasonable best efforts (i) to preserve its business intact, (ii) to keep available to the Company the services of its present officers and employees, and (iii) to preserve for the Company or such Subsidiary the goodwill of its suppliers, customers and others having business relations with the Company or such Subsidiary.

     5.2. PROHIBITED ACTIONS PENDING CLOSING. Unless otherwise provided for herein or approved by Lucent in writing, from the date hereof until the Closing, the Company shall not (and shall not permit any of its Subsidiaries to):

          (a) amend or otherwise change its certificate of incorporation or by-laws;

          (b) issue or sell or authorize for issuance or sale (other than any issuance of Company Common Stock upon the exercise of any outstanding option or warrant to purchase Company Common Stock which option or warrant was issued prior to the date hereof in accordance with the terms of the relevant stock option or warrant agreement), or grant any options or warrants or make other agreements with respect to, any shares of its capital stock or any other of its securities or warrants;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except (i) short-term borrowings (including borrowings under the Company's existing line of credit with Fleet National
     Bank) incurred in the ordinary course of business (or to refinance existing or maturing indebtedness) and (ii) intercompany indebtedness between the Company and any of its Subsidiaries or between Subsidiaries;

          (f) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice;
     (iii) authorize any capital commitment which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $100,000, except as contemplated in Item 3.8(j) of the Company Disclosure Schedule; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in Section 5.2(e) or this
     Section 5.2(f);

          (g) mortgage, pledge or subject to Lien, any of its assets or properties or agree to do so except for Permitted Liens;

          (h) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses of finished goods in the ordinary course of business consistent with past practice;

          (i) assume, guarantee or otherwise become responsible for the obligations of any other Person or agree to so do;

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          (j) enter into or agree to enter into any employment agreement;

          (k) except as set forth in Item 5.2(k) of the Company Disclosure Schedule, take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

          (l) make any Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

          (m) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by this Agreement;

          (n) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the most recently audited balance sheet contained in the Company SEC Documents or subsequently incurred in the ordinary course of business and consistent with past practice;

          (o) except in connection with the sale of the Company's products in the ordinary course of business and consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Intellectual Property Rights;

          (p) except as required by law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any Company Benefit Plan or any other agreement, plan or policy involving the Company or its Subsidiaries, and one or more of its directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

          (q) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of the Company or its Subsidiaries, or as contemplated hereby or by the terms of any employment agreement in existence on the date hereof, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person; or

          (r) announce an intention, commit or agree to do any of the foregoing.

     5.3. OTHER ACTIONS. The Company shall not take any action that would reasonably be expected to result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the Offer Conditions not being satisfied.

6.  ADDITIONAL AGREEMENTS.

     6.1. ACCESS; DOCUMENTS; SUPPLEMENTAL INFORMATION. (a) From and after the date hereof until the Closing, the Company shall afford, shall cause its Subsidiaries to afford and, with respect to clause (ii) below, shall use its reasonable best efforts to cause the independent certified public accountants for the Company to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of Acquisition and Lucent, upon reasonable advance notice, free and full access at all reasonable times to the properties, books and records including tax returns filed and those in the process of being prepared by the Company or any of its Subsidiaries and the right to consult with the officers, employees, accountants, counsel and other representatives of the Company or any of its Subsidiaries in order that Acquisition and Lucent may have full opportunity to make such investigations as they shall reasonably desire to make of the operations, properties, business, financial condition and prospects of the Company and its Subsidiaries, (ii) to the independent certified public accountants of Acquisition and Lucent, upon reasonable advance notice, free and full access at all reasonable times to the work papers and other records of the accountants relating to the

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Company and its Subsidiaries, and (iii) to Acquisition and Lucent and their representatives, such additional financial and operating data and other information as to the properties, operations, business, financial condition and prospects of the Company and its Subsidiaries as Acquisition and Lucent shall from time to time reasonably require.

     (b) From the date of this Agreement through and including the Closing, Acquisition, Lucent and the Company agree to furnish to each other copies of any notices, documents, requests, court papers, or other materials received from any governmental agency or any other third party with respect to the transactions contemplated by this Agreement, except where it is obvious from such notice, document, request, court paper or other material that the other party was already furnished with a copy thereof.

     (c) Except as required by law, the Company and Lucent shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article 7 not being satisfied.

     (d) The Company shall give prompt notice to Lucent, and Lucent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (b) any failure of the Company, Lucent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 6.1(d) shall not limit or otherwise affect the remedies available to the party receiving such notice.

     (e) The Company shall notify Lucent of any filing made by the Company with the SEC under the Exchange Act, including, without limitation, any Form 10-Q, 8-K or 10-K, not later than five business days after the date of such filing.

     6.2. NO SOLICITATION BY THE COMPANY. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, that if, at any time prior to the date of the Company Stockholders Meeting (the "Applicable Period"), the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is legally advisable to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Superior Proposal (as defined below) which was not solicited by it or which did not otherwise result from a breach of this Section 6.2, and subject to providing prior written notice of its decision to take such action to Lucent (a "Section 6.2 Notice") and complying with Section 6.2(c), (A) furnish information with respect to the Company and its Subsidiaries to any Person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (B) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, a "Takeover Proposal" means any inquiry, proposal or offer from any Person (i) relating to any direct or indirect acquisition or purchase of (A) a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, (B) 20% or more of any class of equity securities of the Company or (C) any material equity interest in any Subsidiary of the Company (i.e., in excess of 20% of the outstanding capital stock of such Subsidiary), (ii) relating to any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any material equity interest in any of its Subsidiaries, or (iii) relating to any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transac-

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tion involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     (b) Except as expressly permitted by this Section 6.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Lucent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence in order to facilitate such action. Notwithstanding the foregoing, during the Applicable Period, in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of Section 6.2(a), the Board of Directors of the Company may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but only at a time that is during the Applicable Period and is after the third business day following Lucent's receipt of written notice advising Lucent that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 6.2, the Company shall promptly advise Lucent orally and in writing of any Takeover Proposal or any request for information by any Person which the Company reasonably believes is in connection with the preparation of a Takeover Proposal, the material terms and conditions of such Takeover Proposal or the information requested by any such Person and the identity of the Person making such Takeover Proposal or request for information. The Company will promptly inform Lucent of any change in the status and material terms and conditions (including amendments or proposed amendments) of any such Takeover Proposal or request for information.

     (d) Nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, that, except as expressly permitted by this Section 6.2, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

     6.3. PREPARATION OF THE COMPANY PROXY STATEMENT; COMPANY STOCKHOLDERS MEETING. (a) If the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file with the SEC a preliminary Company Proxy Statement and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Company Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. No filing of, or amendment or supplement to, the Company Proxy Statement will be made by the Company without providing Lucent the opportunity to review and comment thereon. The Company shall notify Lucent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement

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or for additional information and will supply Lucent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement or the Merger. If at any time prior to the Company Stockholders Meeting there shall occur any event or information that should be set forth in an amendment or supplement to the Company Proxy Statement, so that the Company Proxy Statement would not include any misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall notify Lucent and shall promptly prepare and mail to its stockholders and file with the SEC an appropriate amendment or supplement describing such information. The Company shall not mail any Company Proxy Statement or any amendment or supplement thereto, to which Lucent reasonably objects.

     (b) If the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of the Offer, this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 6.2(b), the Company agrees that its obligations pursuant to the first sentence of this Section 6.3(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. Notwithstanding the foregoing, if Acquisition or any other Subsidiary of Lucent shall acquire at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 253 of the DGCL.

     (c) Lucent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Lucent or any Subsidiary of Lucent to be voted in favor of the Merger, this Agreement and the transactions contemplated hereby.

     6.4. REASONABLE BEST EFFORTS. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all reasonable acts necessary to cause the Offer Conditions to be satisfied,
(ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     (b) In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by the Offer and this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger or this Agreement and the other transactions contemplated by this Agreement.

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     6.5.  STOCK OPTIONS; WARRANTS.  (a) The Board of Directors of the Company
(or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be required to terminate the Company Stock Plans as of the Effective Time and each then outstanding Company Stock Option granted under the Company Stock Plans, whether vested or unvested, shall be cancelled and converted into a right of the holder thereof to receive in respect of such Company Stock Option an amount in cash, without interest (the "Company Stock Option Consideration"), equal to the product of (i) the number of shares of Company Common Stock represented by such Company Stock Option immediately prior to such cancellation and conversion multiplied by (ii) the excess, if any, by which the Offer Price exceeds the exercise price per share with respect to such Company Stock Option (such payment to be net of all applicable federal, state, local or foreign taxes).

     (b) Prior to the Effective Time, the Company shall (i) obtain all necessary consents from, and provide (in a form acceptable to Lucent) any required notices to, holders of Company Stock Options and (ii) amend the terms of the Company Stock Plans, in each case, as is necessary to give effect to the provisions of
Section 6.5(a).

     (c) Prior to the Effective Time, the Company shall take all actions to receive from each holder of an outstanding warrant (each, a "Warrant") to purchase shares of Company Common Stock an agreement that, as of the Effective Time, such Warrant shall be converted into a right of such holder to receive from the Paying Agent the consideration set forth in the next sentence at the same time that each such holder is entitled to receive payment for shares of Company Common Stock from the Surviving Corporation in connection with the Merger. Each holder of a Warrant shall be entitled to receive from the Paying Agent in respect of the shares of Company Common Stock to be issued upon the exercise of such Warrant, an amount in cash, without interest (the "Warrant Consideration"), equal to the product of (i) the number of shares of Company Common Stock subject to such Warrant immediately prior to the Effective Time and
(ii) the excess, if any, by which the Offer Price exceeds the exercise price per share that was applicable with respect to such Warrant.

     6.6. EMPLOYEE BENEFIT PLANS; EXISTING AGREEMENT. (a) As soon as practicable after the Effective Time (the "Benefits Date"), Lucent shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are the same as those made generally available to non-represented employees of Lucent who are hired by Lucent after December 31, 1998. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Company) (the "Continuation Period"), Lucent shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of the Company provided to employees of the Company as of the date hereof.

     (b) With respect to each benefit plan, program practice, policy or arrangement maintained by Lucent (the "Lucent Plans") in which employees of the Company subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Lucent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Lucent Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Company Benefit Plan. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Lucent Plan.

     (c) Prior to the Effective Time, the Company shall take all necessary actions or agreements to terminate the retirement plan for employees of the Company in accordance with its terms. The effective date of such termination shall in no event be later than the Effective Time. Prior to such termination, the Company shall file with respect thereto a determination letter application on Form 5310 with the IRS. In connection with

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such termination, the assets of such plan (including any excess assets), net of expenses, shall be allocated among participants based on the accrued benefit obligation.

     (d) Prior to the Effective Time, the Company shall terminate its supplemental retirement agreements. In connection therewith, accrued benefits shall be paid to each participant in such plan in accordance with the procedures described in Section 10.2 of each such supplemental retirement agreement.

     (e) Prior to the Effective Time, the Company shall terminate its retirement plan for outside directors in accordance with the terms of such plan. In connection therewith, accrued benefits shall be paid to each participant in such plan in accordance with the procedures described in Section 16 of such plan.

     6.7. INDEMNIFICATION. (a) From and after the consummation of the Offer, Lucent shall, or shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to indemnify each Person who is or was a director or officer (an "Indemnified Party") of the Company or any of its Subsidiaries pursuant to any indemnification provision of the Company's certificate of incorporation or by-laws as each is in effect on the date hereof.

     (b) For a period of six years after the consummation of the Offer, Lucent shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by the Company with respect to the Indemnified Parties; provided that Lucent may elect either (i) to require the Company to obtain prior to the Effective Time coverage of the type contemplated by Section 10 of the Company's existing directors, officers and corporate liability insurance policy or (ii) to substitute therefor policies of at least the same coverage and amounts (containing terms and conditions which are no less advantageous to the Indemnified Parties than such existing insurance) covering acts or omissions occurring prior to the Effective Time. The current annual premium paid by the Company for its existing coverage is set forth in Item 6.7(b) of the Company Disclosure Schedule.

     (c) This Section 6.7 shall survive the closing of all the transactions contemplated hereby, is intended to benefit the Indemnified Parties and their respective heirs and personal representative (each of which shall be entitled to enforce this Section 6.7 against Lucent and the Surviving Corporation, as the case may be, as a third-party beneficiary of this Agreement), and shall be binding on all successors and assigns of Lucent and the Surviving Corporation.

     6.8. DIRECTORS. Promptly upon the acceptance for payment of, and payment for, Shares by Acquisition pursuant to the Offer, Acquisition shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Acquisition, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company's Board of Directors equal to the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of Shares purchased by Acquisition in the Offer bears to the number of Shares outstanding, and the Company shall, at such time, cause Acquisition's designees to be so elected by its existing Board of Directors; provided, that in the event that Acquisition's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors of the Company on the date of this Agreement and who are not officers of the Company or any of its Subsidiaries (the "Independent Directors") and; provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors of the Company on the date hereof shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Lucent or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Lucent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Acquisition shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Acquisition's designees). In connection with the foregoing, the Company will promptly, at the option of Lucent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Acquisition's designees to be elected or appointed to, and to constitute a majority of the Company's Board of Directors as provided above.

     6.9.  FEES AND EXPENSES; TERMINATION FEE.  (a) Except as provided in this
Section 6.9, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that each of Lucent and the Company shall bear and pay one-half of (i) the costs and expenses incurred in connection with the filing, printing and mailing of the Company Proxy Statement (including SEC filing fees) and (ii) the filing fees for the pre-merger notification and report forms under the HSR Act.

     (b) In the event that (i) a bona fide Superior Proposal shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Superior Proposal and thereafter this Agreement is terminated by any of Lucent, Acquisition or the Company pursuant to Section 11(b)(i), or (ii) this Agreement is terminated (A) by Lucent or Acquisition pursuant to Section 11(g), (B) by the Company pursuant to Section 11(d) or (C) by Lucent pursuant to Section 11(c), then the Company shall promptly, but in no event later than the date of such termination, pay Lucent a fee equal to $2,000,000 (the "Termination Fee"), payable by wire transfer of same day funds; provided, that no Termination Fee shall be payable to Lucent pursuant to clause (i) of this Section 6.9(b) unless within twelve
(12) months of such termination the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Superior Proposal. The Company acknowledges that the agreements contained in this Section 6.9(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Lucent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 6.9(b), and, in order to obtain such payment, Lucent commences a suit which results in a final, non-appealable judgment against the Company for the fee set forth in this Section 6.9(b), the Company shall pay to Lucent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     6.10. PUBLIC ANNOUNCEMENTS. Lucent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law (including Rule 14d-9 promulgated under the Exchange Act), court process or by obligations pursuant to any listing agreement with any national securities exchange or national trading system or as contemplated or provided elsewhere herein. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     6.11. STOCKHOLDER LITIGATION. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Offer, the Merger or this Agreement without the prior written consent of Lucent, which consent shall not be unreasonably withheld. The Company shall give Lucent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Offer, the Merger or the transactions contemplated by this Agreement and shall cooperate with Lucent and Acquisition to resist any such effort to restrain or prohibit or otherwise oppose the Offer, the Merger or the transactions contemplated by this Agreement.

7.  CONDITIONS PRECEDENT.

     7.1. CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

          (a) Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained.

          (b) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger or
     (ii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or Lucent, as applicable, arising out of this Agreement or the transactions contemplated hereby; provided, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (c) Purchases of Shares. Acquisition shall have previously accepted for payment and paid for Shares pursuant to the Offer.

     7.2. CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUISITION AND LUCENT. All obligations of Acquisition and Lucent under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

          (a) Performance of Obligations. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

          (b) Representations and Warranties. Each of the Company's representations and warranties contained in Section 3 of this Agreement to the extent it is qualified by Material Adverse Effect shall be true and correct and each of the Company's representations and warranties to the extent it is not so qualified by Material Adverse Effect, shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. Lucent and Acquisition shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that, the conditions specified in clauses (a) and (b) of this Section 7.2 have been satisfied.

          (c) No Material Adverse Change. No event or events shall have occurred that could reasonably be expected to have a Material Adverse Effect on the Company, and Lucent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

          (d) Consents. The Company shall have received all necessary consents or waivers, in form and substance satisfactory to Lucent and Acquisition, from the other parties to each contract, lease or agreement to which the Company is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

     7.3. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS. All obligations of the Company under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

          (a) Performance of Obligations. Acquisition and Lucent shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

          (b) Representations and Warranties. Each of the representations and warranties of Acquisition and Lucent contained in Section 4 of this Agreement to the extent it is qualified by Material Adverse Effect shall be true and correct and each of the representations and warranties of Acquisition and Lucent to the extent it is not so qualified by Material Adverse Effect shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. The Company shall have received certificates dated the Closing Date and signed by the President or a Vice-President of Acquisition and an authorized signatory of Lucent, certifying that the conditions specified in clauses (a) and (b) of this Section 7.3 have been satisfied.

8.  NON-SURVIVAL OF REPRESENTATION AND WARRANTIES.

     8.1. REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance of payment for, Shares by Acquisition pursuant to the Offer. This Section shall not limit any covenant or agreement by the parties which contemplates performance after the Effective Time.

9.  CONTENTS OF AGREEMENT; PARTIES IN INTEREST; ETC.

     This Agreement and the agreements referred to or contemplated herein and the letter agreement dated June 18, 1999, concerning confidentiality (the "Confidentiality Agreement") set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements and the Exhibits hereto and the Confidentiality Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

10.  ASSIGNMENT AND BINDING EFFECT.

     This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, that Acquisition may assign its rights and obligations under this Agreement to any directly or indirectly wholly-owned Subsidiary of Lucent, upon written notice to the Company if the assignee shall assume the obligations of Acquisition hereunder and Lucent shall remain liable for its obligations hereunder. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

11.  TERMINATION.

     This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company or the stockholder of Acquisition (provided that if the Shares are purchased pursuant to the Offer, neither Lucent nor Acquisition may in any event terminate this Agreement):

          (a) by the agreement of each of the Board of Directors of Lucent, Acquisition and the Company;

          (b) by Lucent, Acquisition or the Company if (i) Acquisition shall not have accepted for payment any Shares pursuant to the Offer prior to December 31, 1999; provided that the right to terminate this Agreement under this Section 11(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Acquisition to accept for payment any Shares on or before such date; or (ii) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by Lucent, if the Company or any of its directors or officers shall participate in discussions or negotiations in breach (other than an immaterial breach) of Section 6.2;

          (d) by the Company in accordance with Section 6.2(b); provided that, in order for the termination of this Agreement pursuant to this paragraph
     (d) to be deemed effective, the Company shall have complied with all provisions of Section 6.2, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee;

          (e) by the Company, in the event Lucent or Acquisition materially breaches its obligations under this Agreement, unless such breach is cured within 15 days after notice to Lucent by the Company;

          (f) by Lucent or Acquisition, in the event the Company materially breaches its obligations under this Agreement unless such breach is cured within 15 days after notice to Company by Lucent or Acquisition; or

          (g) by Lucent or Acquisition prior to the purchase of Shares pursuant to the Offer in the event of a breach or failure to perform by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (d) or (e) of Exhibit A and (ii) cannot be cured, or has not been cured within 15 days after the Company receives written notice from Lucent of such breach or failure to perform.

12.  DEFINITIONS.

     As used in this Agreement the terms set forth below shall have the following meanings:

          (a) "Affiliate" of a Person means any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person. As used in this definition, "control" means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

          (b) "Benefit Plan" shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of the Company.

          (c) "best knowledge" of any Person which is not an individual means, with respect to any specific matter, the knowledge, after due inquiry, of such Person's executive officers and any other officer or persons having primary responsibility for such matter.

          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (e) "Environmental Laws" shall mean all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits, filings and licenses relating (i) to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of Hazardous Substances and (ii) the health or safety of employees in the workplace environment, all as amended from time to time, and shall also include any common law theory based on nuisance, trespass, negligence or other tortious conduct.

          (f) "GAAP" shall mean generally accepted accounting principles.

          (g) "Hazardous Substances" shall mean any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including, but not limited to, polychlorinated biphenyls, PCBs, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

          (h) "Liens" shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

          (i) "Material Adverse Effect" on a Person shall mean (unless otherwise specified) any condition or event that: (i) has a material adverse effect on the assets, business, financial condition, operations or prospects of such Person and its Subsidiaries, taken as a whole, other than any condition or event (A) relating to the economy in general, (B) relating to the industries in which such party operates in general, (C) arising out of or resulting from actions contemplated by the parties in connection with, or which is attributable to, the announcement of this Agreement and the transactions contemplated hereby (including loss of personnel, customers or suppliers or the delay or cancellation of orders for products) or (D) in the case of the Company, litigation brought or threatened against the Company or any member of its Board of Directors in respect of this Agreement; (ii) materially impairs the ability of such Person to perform its obligations under this Agreement; or (iii) prevents or materially delays the consummation of transactions contemplated under this Agreement.

          (j) "Permitted Liens" shall mean (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; (ii) pledges or deposits made in the ordinary course of business; (iii) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; and (iv) similar Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.

          (k) "Person" shall mean any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.

          (l) "reasonable best efforts" shall mean prompt, substantial and persistent efforts as a prudent Person desirous of achieving a result would use in similar circumstances; provided that the Company, Lucent or Acquisition, as applicable, shall be required to expend only such resources as are commercially reasonable in the applicable circumstances.

          (m) "Subsidiary" of a Person shall mean any corporation, partnership, joint venture or other entity in which such Person (i) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (ii) is a general partner.

          (n) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall include all (i) federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority, (ii) liability for the payment of any amounts described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

          (o) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

13.  NOTICES.

     Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 13) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

       If to Acquisition or Lucent:

       Lucent Technologies Inc.
       2000 Northeast Expressway
       Norcross, Georgia 30071
       Att: President, NPG
       Telephone No: separately supplied
       Facsimile No: separately supplied

       with copies to:

       Lucent Technologies Inc.
       600 Mountain Avenue
       Room 6A 311
       Murray Hill, NJ 07974
       Att: Pamela F. Craven
           Vice President-Law
       Telephone No: separately supplied
       Facsimile No: separately supplied

       If to the Company:

       SpecTran Corporation
       50 Hall Road
       Sturbridge, MA 01566
       Att: President
       Telephone No: separately supplied
       Facsimile No: separately supplied

       with a copy to:

       Nordlicht & Hand
       645 Fifth Avenue
       New York, New York 10022

       Att: Ira S. Nordlicht, Esq.
       Telephone No: separately supplied
       Facsimile No: separately supplied

or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

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14.  AMENDMENT.

     This Agreement may be amended, modified or supplemented at any time before or after obtaining the Company Stockholder Approval, provided that (i) after any such approval, there shall not be made any amendment that by Law requires further approval by the stockholders of the Company or the approval of the stockholders of Lucent without the further approval of such stockholders and
(ii) after the purchase of the Shares pursuant to the Offer, there shall not be made any amendment which decreases the Merger Consideration. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only by a written instrument executed by each of the parties hereto. Following the election or appointment of Acquisition's designees pursuant to Section 6.8 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Lucent and Acquisition's respective obligations under this Agreement or (iv) take any action to amend or otherwise modify the Company's certificate of incorporation or by-laws (or similar governing instruments of the Company's Subsidiaries) in violation of Section 6.7.

15.  EXTENSIONS; WAIVER.

     At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 14, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute shall not constitute a waiver of such rights.

16.  GOVERNING LAW.

     This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware as applied to contracts made and fully performed in such state.

17.  NO BENEFIT TO OTHERS.

     The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person.

18. SEVERABILITY.

     If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

19. SECTION HEADINGS.

     All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

20. SCHEDULES AND EXHIBITS.

     All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

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

21. COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company, Acquisition and Lucent may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

                                          LUCENT TECHNOLOGIES INC.

                                          By: /s/ WILLIAM R. SPIVEY
                                            ------------------------------------
                                            Name: William R. Spivey
                                              Title:
                                                   Group President, Networks
                                                   Products Group

                                          SEATTLE ACQUISITION INC.

                                          By: /s/ WILLIAM R. SPIVEY
                                            ------------------------------------
                                            Name: William R. Spivey
                                              Title:
                                                   President

                                          SPECTRAN CORPORATION

                                          By: /s/ CHARLES B. HARRISON
                                            ------------------------------------
                                            Name: Charles B. Harrison
                                              Title:
                                                   President, Chief Executive
                                              Officer and
                                                   Chairman of the Board of
                                              Directors

                                   EXHIBIT A

CONDITIONS OF THE OFFER:

     Notwithstanding any other term of the Offer or this Agreement, Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least a majority of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares on the date of purchase) (the "Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, Acquisition shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may, in accordance with Section 11, terminate this Agreement or amend the Offer with the consent of the Company, if, upon the scheduled expiration date of the Offer (as extended, if required, pursuant to the second to the last sentence of Section 1.1(a)), any of the following conditions exists and is continuing and does not result principally from the breach by Lucent or Acquisition of any of their obligations under this Agreement:

          (a) there shall be instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Lucent or Acquisition of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Lucent or Acquisition any damages that are material in relation to the Company and its Subsidiaries taken as a whole,
     (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Lucent or any of Lucent's Subsidiaries of all or a portion of the business or assets of the Company or Lucent and its Subsidiaries, taken as a whole, or to compel the Company or Lucent and its Subsidiaries to dispose of or hold separate all or a portion of the business or assets of the Company or Lucent and their Subsidiaries, taken as a whole, in each case as a direct result of the Offer or any of the other transactions contemplated by this Agreement or (iii) seeking to impose material limitations on the ability of Lucent or Acquisition to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company; (iv) seeking to prohibit Lucent or any of its Subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company; (v) that could reasonably be expected to require the divestiture by Lucent or Acquisition of Shares, in the case of any of the foregoing in clauses (ii), (iii) or (iv), which could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the businesses of the Company and its Subsidiaries; or (vi) that could reasonably be expected to result in a Material Adverse Effect on the Company or Lucent;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

          (c) there shall have occurred any events or changes which have had or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (d) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer;

          (e) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under this Agreement, which failure to perform or comply cannot be cured, or has not been cured within 15 days after the Company receives written notice from Lucent of such breach or failure to perform;

          (f) this Agreement shall have been terminated in accordance with its terms;

          (g) any consent (other than the filing of the Certificate of Merger or Company Stockholder Approval if required by the DGCL) required to be filed, occurred or been obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Offer and the consummation of the transactions contemplated by this Agreement shall not have been filed or obtained or shall not have occurred, except where the failure to obtain such consent could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (h) the Company's Board of Directors (i) shall have withdrawn, or modified or changed in a manner adverse to Lucent or Acquisition (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement or the Merger, (ii) shall have recommended a Superior Proposal, (iii) shall have adopted any resolution to effect any of the foregoing or (iv) upon request of Lucent or Acquisition, shall fail to reaffirm its approval of recommendation of the Offer, the Merger Agreement or the Merger; or

          (i) any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than Lucent, Acquisition or their Affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares.

and, in the good faith judgment of Lucent or Acquisition, in its sole discretion, make it inadvisable to proceed with such acceptance of Shares for payment or the payment therefor;

     The foregoing conditions are for the sole benefit of Lucent and Acquisition and (except for the Minimum Condition), subject to the terms of this Agreement, may be waived by Lucent and Acquisition in whole or in part at any time and from time to time in their sole discretion. The failure by Lucent or Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit A is a part.

                           GLOSSARY OF DEFINED TERMS

DEFINED TERM                                                    LOCATION OF DEFINITION
------------                                                    ----------------------
Acquisition.................................................    Preamble
Acquisition Agreement.......................................     Section 6.2(b)
Acquisition Common Stock....................................    Recitals
Affiliate...................................................    Section 12(a)
Agreement...................................................    Preamble
Applicable Period...........................................    Section 6.2(a)
Authorizations..............................................    Section 3.14(b)
Benefit Plan................................................    Section 12(b)
Benefits Date...............................................    Section 6.6
best knowledge..............................................    Section 12(c)
Certificate of Merger.......................................    Section 2.1(b)
Certificates................................................    Section 2.8(a)
Closing.....................................................    Section 2.1(b)
Closing Date................................................    Section 2.1(b)
Code........................................................    Section 12(d)
Commonly Controlled Entity..................................    Section 3.17(a)
Company.....................................................    Preamble
Company Benefit Plans.......................................    Section 3.17(a)
Company Common Stock........................................    Recitals
Company Disclosure Schedule.................................    Section 3
Company Filed SEC Documents.................................    Section 3.6
Company Non-Voting Common Stock.............................    Recitals
Company Proxy Statement.....................................    Section 3.5(b)
Company SEC Documents.......................................    Section 3.6
Company Stockholder Approval................................    Section 3.23
Company Stockholders Meeting................................    Section 6.3(b)
Company Stock Options.......................................    Section 3.3(b)
Company Stock Option Consideration..........................    Section 6.5(a)
Company Stock Plans.........................................    Section 3.3(a)
Confidentiality Agreement...................................    Section 9
Continuation Period.........................................    Section 6.6(a)
DGCL........................................................    Recitals
Dissenting Shares...........................................    Section 2.7(a)
Effective Time..............................................    Section 2.1(b)
Environmental Laws..........................................    Section 12(e)
ERISA.......................................................    Section 3.17(a)
Exchange Act................................................    Section 1.1(b)
GAAP........................................................    Section 12(f)
Governmental Entity.........................................    Section 3.5(b)
Hazardous Substances........................................    Section 12(g)
HSR Act.....................................................    Section 3.5(b)
Immaterial Authorizations...................................    Section 3.14(b)
Indemnified Party...........................................    Section 6.7(a)
Information Statement.......................................    Section 3.7
Intellectual Property Rights................................    Section 3.15(a)
IRS.........................................................    Section 3.17(a)

DEFINED TERM                                                    LOCATION OF DEFINITION
------------                                                    ----------------------
Laws........................................................     Section 3.14(a)
Liens.......................................................    Section 12(h)
Lucent......................................................    Preamble
Lucent Disclosure Schedule..................................    Section 4
Lucent Plans................................................    Section 6.6(b)
Material Adverse Effect.....................................    Section 12(i)
Merger......................................................    Recitals
Merger Consideration........................................    Section 2.5(c)
Minimum Condition...........................................    Exhibit A
Nasdaq......................................................    Section 3.5(b)
Offer.......................................................    Recitals
Offer Conditions............................................    Section 1.1(a)
Offer Documents.............................................    Section 1.1(b)
Offer Price.................................................    Recitals
Parachute Gross-Up Payment..................................    Section 3.18(e)
Paying Agent................................................    Section 2.8(a)
Pension Plans...............................................    Section 3.17(a)
Permitted Liens.............................................    Section 12(j)
Person......................................................    Section 12(k)
reasonable best efforts.....................................    Section 12(l)
Restraints..................................................    Section 7.1(b)
SARs........................................................    Section 3.3(b)
Schedule 14D-1..............................................    Section 1.1(b)
Schedule 14D-9..............................................    Section 1.2(b)
SEC.........................................................    Section 1.1(a)
Section 6.2 Notice..........................................    Section 6.2(a)
Shares......................................................    Recitals
Securities Act..............................................    Section 3.6
Subsidiary..................................................    Section 12(m)
Superior Proposal...........................................    Section 6.2(b)
Surviving Corporation.......................................    Section 2.1(a)
Takeover Proposal...........................................    Section 6.2(a)
Tax.........................................................    Section 12(n)
Tax Return..................................................    Section 12(o)
Termination Fee.............................................    Section 6.9(b)
Warrant.....................................................    Section 6.5(c)
Warrant Consideration.......................................    Section 6.5(c)

                                                                         ANNEX B

                        DELAWARE GENERAL CORPORATION LAW
                        SECTION 262 -- APPRAISAL RIGHTS

262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the Lucent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series ofstock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C

LAZARD FRERES LH

                                                                   July 15, 1999

The Board of Directors
SpecTran Corporation
50 Hall Road
Sturbridge, Massachusetts 01566

Dear Members of the Board:

     We understand that SpecTran Corporation (the "Company"), Lucent Technologies Inc. (the "Acquiror") and its wholly-owned subsidiary, Seattle Acquisition Inc. (the "Merger Subsidiary"), have entered into an Agreement of Merger dated as of July 15, 1999 (the "Agreement"), pursuant to which the Acquiror will commence an offer (the "Offer") to purchase all of the issued and outstanding shares of the Company's common stock, $0.10 par value (the "Shares"), at a price of $9.00 per Share net to the seller in cash. The Agreement also provides that, following consummation of the Offer, Merger Subsidiary will be merged with and into the Company in a transaction (the "Merger") in which each remaining Share issued and outstanding prior to the effective time of the Merger (other than shares to be cancelled, Shares owned by any subsidiaries of either the Company or the Acquiror (other than the Merger Subsidiary) and dissenting shares, as provided in the Agreement) will be converted into the right to receive $9.00 in cash.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of Shares (other than Merger Subsidiary and its affiliates) of the $9.00 per Share in cash to be received by such holders in the Offer and the Merger. In connection with this opinion, we have:

          (i) Reviewed the financial terms and conditions of the Agreement;

          (ii) Analyzed certain historical business and financial information relating to the Company;

          (iii) Reviewed various financial forecasts and other data provided to us by the Company;

          (iv) Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company and its strategic objectives;

          (v) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the Company;

          (vi) Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to that of the Company, and in other industries generally;

          (vii) Reviewed the historical stock prices and trading volumes of the Company's Shares; and

          (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or the Acquiror, or concerning the solvency or fair value of either of the foregoing entities. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

     Further, our opinion is necessarily based on accounting standards, economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In rendering our opinion, we have assumed that the Offer and the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Offer and the Merger will not have an adverse effect on the Company.

     Our opinion does not address the relative merits of the transaction contemplated by the Agreement as compared to any alternative business transaction that might be available to the Company.

     Lazard Freres & Co. LLC is acting as investment banker to the Board of Directors of the Company in connection with the Offer and Merger and will receive a fee for our services a substantial portion of which is contingent upon the closing of the Offer and the Merger.

     Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and our opinion is rendered to the Company's Board of Directors in connection with its consideration of the transaction. This opinion is not intended to and does not constitute a recommendation to any holder of Shares as to whether such holder should tender such Shares in the Offer or vote for the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

     Based on and subject to the foregoing, we are of the opinion that as of the date hereof the $9.00 per Share in cash to be received by the holders of Shares (other than Merger Subsidiary and its affiliates) in the Offer and the Merger is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

                                          By /s/ JAMES L. KEMPNER
                                            ------------------------------------
                                            James L. Kempner
                                            Managing Director

               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

---------------------------------------------------------------

RHONA CHASE,

                       Plaintiff,

              - against -

CHARLES B. HARRISON, BRUCE A. CANNON,
JOHN E. CHAPMAN, RICHARD M. DONOFRIO,
RAYMOND E. JAEGER, LILY K. LAI, PAUL D.
LAZAY, IRA S. NORDLICHT, ROBERT A.
SCHMITZ, SPECTRAN CORPORATION, and
LUCENT TECHNOLOGIES INC.,
                       Defendants.

---------------------------------------------------------------

                                                        C.A. No. 17312 NC

                         AMENDED CLASS ACTION COMPLAINT

     Plaintiff alleges upon information and belief, except for paragraph 1 hereof, which is alleged upon personal knowledge, as follows:

     1. Plaintiff has been the owner of shares of the common stock of SpecTran Corporation ("SpecTran" or the "Company") since prior to the transaction herein complained of and continuously to date.

     2. SpecTran is a corporation duly organized and existing under the laws of the State of Delaware. The Company is a leading manufacturer of high-performance multi-mode and single-mode optical fiber for data communications, telecommunications, CATV and industry applications world-wide.

     3. Defendant Lucent Technologies Inc. ("Lucent") is a corporation organized under the laws of the State of Delaware. The company is one of the world's leading manufacturers of fiber, with thirteen fiber and cable manufacturing operations and joint ventures around the world.

     4. Defendant Charles B. Harrison is Chairman, President, Chief Executive Officer and a Director of the Company.

     5. Defendants Bruce A. Cannon, John E. Chapman, Richard M. Donofrio, Raymond E. Jaeger, Lily K. Lai, Paul D. Lazay, Ira S. Nordlicht, and Robert A. Schmitz (the "Individual Defendants") are Directors of SpecTran.

     6. The Individual Defendants are in a fiduciary relationship with plaintiff and the other public shareholders of SpecTran and owe them the highest obligations of good faith, due care and fair dealing.

                            CLASS ACTION ALLEGATIONS

     7. Plaintiff brings this action on her own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all common shareholders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

     8. This action is properly maintainable as a class action because:

          (a) The class is so numerous that joinder of all members is impracticable. There are approximately 7 million shares of SpecTran common stock outstanding owned by hundreds, if not thousands, of record and beneficial holders;

          (b) There are questions of law and fact which are common to the class including, inter alia, the following: (i) whether the individual defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the class; and (ii) whether the class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by defendants;

          (c) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of other members of the class and plaintiff has the same interests as the other members of the class. Plaintiff will fairly and adequately represent the class;

          (d) Defendants have acted in a manner which affects plaintiff and all members of the class alike, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the class as a whole; and

          (e) The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of other members or substantially impair or impede their ability to protect their interests.

                            SUBSTANTIVE ALLEGATIONS

THE TERMS OF THE MERGER

     9. On July 15, 1999, SpecTran and Lucent announced that they had entered into a definitive merger agreement whereby Lucent, through its wholly owned subsidiary, Seattle Acquisition, Inc. (collectively "Lucent"), will acquire SpecTran in a transaction (the "Merger") valued at $99 million, including the assumption of $35 million in SpecTran debt. Under the terms of the transaction, Lucent has commenced a cash tender offer for all of SpecTran's outstanding common shares at a price of $9.00 per share. The tender offer will be followed by a second step merger in which any untendered shares of SpecTran will be acquired for $9.00 per share in cash. The expiration date for the tender offer is 12:00 Midnight, New York City time, on August 17, 1999.

     10. The proposed purchase price is inadequate. It is substantially less than the closing price of SpecTran shares just the day before, $11.50 per share. The proposed purchase price is lower than any closing price for SpecTran shares from June 21, 1999 until the announcement. Moreover, in transactions of this type it is usual and customary to pay a premium over the market price. Here, the proposed transaction involves a discount of nearly 25% from the unaffected market price.

DEFENDANTS DISCLOSURE VIOLATIONS

     11. On July 21, 1999, the Individual Defendants caused to be filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on
Schedule 14D-9, for dissemination to SpecTran's shareholders in connection with Lucent's tender offer. The Schedule 14D-9 is wrongfully misleading and omits material information in violation of the individual defendants' duty of candor, in at least the following respects:

          (a) The Schedule 14D-9 is designed to assuage investor concern and create the misleading impression that the merger is necessary and beneficial. Having chosen to speak, the Individual Defendants are required to disclose material information so that shareholders can make an informed decision as to the adequacy of the proposed below market price. In these particular circumstances, where the offer is $2.50 per share lower than the market price on the day preceding the offer, it is material to shareholders to be informed of SpecTran's financial results for the second fiscal quarter ended June 30, 1999. Without those financial results, the public shareholders have no adequate basis upon which to make an informed decision whether to tender their shares.

          (b) Although the proposed Merger was announced on July 15, 1999 and the Schedule 14D-9 was filed with the SEC on July 21, 1999, weeks after the close of SpecTran's second fiscal quarter ending June 30, 1999, not even preliminary financial results are provided to SpecTran's shareholders. The expiration date for the Tender Offer is midnight on August 17, 1999, approximately the date that SpecTran would be required to file its SEC Form 10-Q disclosing its financial results for the quarter ending June 30, 1999. Shareholders will therefore have no opportunity to review and consider those financial results before they must decide whether to tender their shares.

          (c) The absence of second quarter 1999 financial results is particularly egregious given public statements made by defendant Harrison at SpecTran's annual meeting on May 28, 1999 which were then disseminated by the Company in the financial news media. At the annual meeting and in the press release, defendant Harrison forecast SpecTran's 1999 net revenues to be more than $90 million, a 25% increase from 1998. In addition, defendant Harrison announced that net sales were expected to increase at a compound annual rate of 12% to 15% through 2003, with earnings per share expected to grow at an equivalent or faster rate. The market reaction was swift and positive, with the price per share closing at $9.25 that very day, a 24% increase from the $7.44 closing price just the day before. The
     Schedule 14D-9 does not explain why such stellar financial results, especially given the market's reaction to their announcement, did not warrant a substantial premium be paid for SpecTran.

          (d) The Schedule 14D-9 also omits the most relevant of information concerning other bidders for SpecTran, particularly, those identified as "Company B" (the purchaser of the Company for stock) and "Company C" (the purchaser of the Company for cash). Company C, on June 18, 1999, had deferred proceeding with its bid until after the financial results for SpecTran's third quarter ending September 30, 1999 were known. As defendant Harrison had, less than a month before, on May 28, 1999, announced superior projected 1999 financial results, such a delay would not be onerous and may be in the best interests of the shareholders. No explanation for SpecTran's unwillingness to wait is provided. Furthermore, Company C apparently expressed interest in acquiring SpecTran at a price, or within a range, which was greater than the $9.00 per share price offered by Lucent. However, there is no disclosure of the price, or range, at which Company C expressed interest.

          (e) The Schedule 14D-9 also reported that Company B's offer was rejected because its stock was "highly illiquid, had limited institutional ownership and no equity research coverage and should the Company's shareholders receive such stock, and wish to liquidate their position, they may be unable to do so without realizing a significant discount." But if the price were high enough the shareholders might be willing to accept the risk of such a discount. Company B expressed interest in acquiring SpecTran at a price, or within a range, which was greater than $9.00 per share price offered by Lucent. At a minimum, the price, or range, should have been disclosed along with the acquiring company's identity.

          (f) The Schedule 14D-9 omits any discussion of how Lazard Freres & Co. LLC ("Lazard"), SpecTran's financial advisor, determined that the Merger was "fair." Lazard's fairness opinion, an exhibit to the Schedule 14D-9, is bereft of analysis. In addition, Lazard disclaims responsibility for whatever information it used. Lazard also states that its opinion does not address the relative merits of the Merger as compared to alternative business transactions available to the Company (presumably offers from Company B and Company C). Other than Lazard's "trust me" statement, the shareholders have been provided with no information upon which to base a decision whether or not to tender their shares.

          (g) No clear understanding of the benefits to the Company's executive officers and directors are provided other than that the merger will result in the acceleration of benefits under the Company's Incentive Stock Option Plans, Supplemental Retirement Agreements, and Retirement Plan for Outside Directors. While some information is scattered throughout the Schedule 14D-9, nowhere can a shareholder find the total amount that each of the directors and executive officers will realize from the transaction. The amount is a measure of each Individual Defendant's independence, and is easily calculated and easily disclosed, yet it is omitted.

          (h) Neither Lucent's Offer to Purchase or the Schedule 14D-9 discloses how valuable SpecTran would be to Lucent and the benefits Lucent will derive from the Merger. The documents fail to disclose that Lucent would have to spend the equivalent of almost $20 per SpecTran share to build the manufacturing capacity that it was buying from SpecTran for $9 per share. Importantly, defendants fail to disclose that Lucent had approved a purchase price of up to $13 per SpecTran share.

THE SPECTRAN BOARD HAS NOT FULFILLED ITS REVLON DUTIES

     12. By entering into the agreement with Lucent, the SpecTran Board has initiated a process to sell the Company which imposes heightened fiduciary responsibilities on its directors and requires enhanced scrutiny by the Court. However, the terms of the proposed transaction are intrinsically unfair and inadequate from the standpoint of the SpecTran shareholders.

     13. The Individual Defendants have violated their fiduciary duties owed to the public shareholders of SpecTran. The Individual Defendants' agreement to the terms of the transaction, its timing, and the misleading and deficient Schedule 14D-9 disseminated by them demonstrate a clear absence of the exercise of due care, loyalty and candor to SpecTran's public shareholders.

     14. The consideration to be paid to class members in the proposed Merger is unfair and inadequate because, among other things:

          (a) The intrinsic value of SpecTran's stock is materially in excess of the amount offered for those securities in the Merger giving due consideration to the anticipated operating results, including the forecasted results announced on May 28, 1999 at the annual meeting and publicly reported by the Company. Indeed, the amount offered is 22% ($2.50 per share) less than the market price the day before the offer was announced in contrast to the norm of a substantial premium to the unaffected market price in a takeover;

          (b) By entering into the agreement with Lucent, the Individual Defendants have allowed the price of SpecTran stock to be capped, thereby depriving plaintiff and the Class of the opportunity to realize any increase in the value of SpecTran stock;

          (c) The individual defendants have agreed to the takeover by Lucent on terms inferior to other offers. At the very least, the individual defendants' lack of candor about other offers impairs the ability of SpecTran's shareholders to decide the quality and merits of competing proposals; and,

          (d) The merger terms do not reflect the significant benefits and synergies which Lucent will derive from the transaction.

SPECTRAN'S SHAREHOLDERS WILL BE IRREPARABLY INJURED

     15. As a result of the individual defendants' breaches of their fiduciary duties, plaintiff and the other members of the Class have been and will be damaged in that they will be prevented from maximizing the value of their investment in SpecTran and will be denied the right to make an informed decision with respect to the Lucent transaction. By reason of the foregoing, each member of the Class will suffer irreparable injury and damages absent injunctive relief by this Court.

AIDING AND ABETTING

     16. Defendant Lucent has knowingly aided and abetted the breaches of fiduciary duty committed by the individual defendants to the detriment of SpecTran's public shareholders. Indeed, the proposed Merger could not take place without the active participation of Lucent. Furthermore, Lucent and its shareholders are the intended beneficiaries of the wrongs complained of and would be unjustly enriched absent relief in this action.

     17. Plaintiff and the other members of the Class have no adequate remedy at law.

     WHEREFORE, plaintiff demands judgment against defendants as follows:

     a. Declaring that this action is properly maintainable as a class action and certifying plaintiff as the representative of the Class;

     b. Preliminarily and permanently enjoining defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the proposed transaction complained of herein;

     c. In the event that the proposed transaction is consummated, rescinding it and setting it aside, or awarding rescissory damages to the Class;

     d. Awarding the Class compensatory damages against defendants, individually and severally, in an amount to be determined at trial, together with pre-judgment and post-judgment interest at the maximum rate allowable by law;

     e. Awarding plaintiff her costs and disbursements and reasonable allowances for fees of plaintiff's counsel and experts; and

     f. Granting plaintiff and the Class such other and further relief as the Court may deem just and proper.

                                          ROSENTHAL, MONHAIT,
                                          GROSS & GODDESS, P.A.

                                          By:
                                            ------------------------------------
                                            Suite 1401, Mellon Bank Center
                                            P.O. Box 1070
                                            Wilmington, DE 19899-1070
                                            (302) 656-4433
                                            Attorneys for Plaintiff

OF COUNSEL:

RABIN & PECKEL LLP
275 MADISON AVENUE
NEW YORK, NY 10016
(212) 682-1818

                                                                         ANNEX E

                             FINANCIAL PROJECTIONS

                                CFT SALES DETAIL

                               1996       1997       1998       1999       2000        2001         2002         2003      FACTOR
                              -------   --------   --------   --------   --------   ----------   ----------   ----------   ------
Sales Calculations
Kilometers
  MM........................  192,723    230,994    397,942    550,089    590,000      634,250      681,819      732,955    7.50%
  NZDF......................                                         0     40,000       80,000      120,000      160,000
  SM........................  118,057    141,307     84,927    225,127    340,000      520,000    1,000,000    1,100,000
  Total.....................  310,780    372,301    482,869    775,216    970,000    1,234,250    1,801,819    1,992,955
  MM% Incr..................              19.86%     72.27%     38.23%      7.26%        7.50%        7.50%        7.50%
  NZDF% Incr................                                                           100.00%       50.00%       33.33%
  SM% Incr..................              19.69%    -39.90%    165.08%     51.03%       52.94%       92.31%       10.00%
  Total % Incr..............              19.80%     29.70%     60.54%     25.13%       27.24%       45.98%       10.61%
Price
  MM........................   0.1641     0.1567     0.1252     0.1056     0.1003       0.0953       0.0905       0.0860   -5.00%
  NZDF......................                                               0.0920       0.0840       0.0810       0.0770
  SM........................   0.0622     0.0613     0.0342     0.0311     0.0289       0.0269       0.0250       0.0233   -7.00%
  0.00%  MM.................                                    0.1056     0.1003       0.0953       0.0905       0.0860
  0.00%  NZDF...............                                    0.0000     0.0920       0.0840       0.0810       0.0770
  0.00%  SM.................                                    0.0311     0.0289       0.0269       0.0250       0.0233
Sales
  MM........................   31,626     36,197     49,822     58,020     59,166       60,424       61,708       63,019
  NZDF......................        0          0          0          0      3,680        6,720        9,720       12,312
  SM........................    7,343      8,662      2,905      6,975      9,834       13,987       25,016       25,591
  Preforms..................      512      1,879      1,592      1,807      2,500        2,500        2,500        2,500
  Other.....................       (8)        11       (900)         0          0            0            0            0
  Total.....................   39,473     46,749     53,419     66,803     75,180       83,631       98,943      103,422
  Returns & Allowances......                             (1)      (884)    (1,106)      (1,407)      (2,055)      (2,273)
  Sales per Forecast........              46,749     53,418     65,919     74,074       82,223       96,889      101,149
  MM Change.................                                         0          0            0            0            0
  NZDF Change...............                                         0          0            0            0            0
  SM Change.................                                         0          0            0            0            0
  Total Sales...............              46,749     53,418     65,919     74,074       82,223       96,889      101,149

                                 CFT COS DETAIL

                               1996     1997      1998     1999     2000     2001     2002     2003    FACTOR
                              ------   -------   ------   ------   ------   ------   ------   ------   ------
Cost of Sales Calculations
Material Costs
  MM........................                              0.0312   0.0305   0.0297   0.0290   0.0282   -2.50%
  NZDF......................                                       0.0063   0.0057   0.0053   0.0052   -2.50%
  SM........................                              0.0063   0.0057   0.0053   0.0033   0.0032   -2.50%

                              PRICE/    GRAM/
                               GRAM    PREFORM
                              ------   -------
Estimated Preforms..........   3.20     1,077                524      725      725      725      725
Estimated Preform Km........     30                       15,729   21,762   21,762   21,762   21,762
Cost of Sales
  MM Materials..............                              17,187   17,973   18,838   19,745   20,695
  NZDF Materials............                                   0      252      456      636      827
  SM Materials..............                               1,418    1,938    2,756    3,300    3,539
  Preforms MM...............                                 566      663      646      630      614
  Purchased SM Preforms (Increment)                        2,485
    ($2,700/143km for 20% of production, .02 per meter)
  Other.....................                                   0
0.00%  Other................                                   0        0        0        0        0            00 - 01   02 - 03
  Total Materials...........                              21,657   20,826   22,696   24,311   25,675
  Labor.....................                               5,230    5,828    6,411    7,052    7,757   10.00%
  Other Mfg Costs...........                              20,946   24,226   25,195   26,959   28,846              4.00%     7.00%
  Mfg Costs Charge to
  Inventory.................                              (1,216)
  Royalty % -- Lucent.......   2.50%                                1,581    1,798    2,178    2,297
  Royalty Fixed -- Lucent...  4,000        10                400      400      400      400      400
  Royalty -- Corning........                                 975        0        0        0        0
  Royalty -- Other..........                                            0        0        0        0
  Incremental Depr..........                                 393    1,714    3,571    4,893    5,679
  Shipping/LCM/Other........                                 208      260      331      483      535
  Cost Standards............                               1,308      750      375    1,000      750
  Other.....................
  Total Cost of Sales.......                              49,901   55,586   60,778   67,276   71,938

                           CFT COS UNIT COST ESTIMATE

                                             1998       1999       2000       2001        2002         2003
                                            -------    -------    -------    -------    ---------    ---------
MM        Volume........................               550,089    590,000    634,250      681,819      732,955

$         Materials.....................                17,187     17,973     18,838       19,745       20,695
          Direct........................                 8,000      8,400      8,820        9,261        9,724
          Overhead......................                 7,666     15,255     16,592       18,309       20,039    0.70
          Total.........................                32,853     41,628     44,251       47,315       50,458

Per Unit  Materials.....................                0.0312     0.0305     0.0297       0.0290       0.0282
          Direct........................                0.0145     0.0142     0.0139       0.0136       0.0133
          Overhead......................                0.0139     0.0259     0.0262       0.0269       0.0273
          Total.........................                0.0597     0.0706     0.0698       0.0694       0.0688

SM        Volume........................               225,127    380,000    600,000    1,120,000    1,260,000

$         Materials.....................                 1,418      2,190      3,212        3,936        4,366
          Direct........................                 1,500      1,575      1,654        1,736        1,823
          Overhead......................                 2,286      6,538      8,111        9,597       10,695    0.30
          Total.........................                 5,204     10,303     12,977       15,269       16,885

Per Unit  Materials.....................                0.0063     0.0058     0.0054       0.0035       0.0035
          Direct........................                0.0067     0.0041     0.0028       0.0016       0.0014
          Overhead......................                0.0102     0.0172     0.0135       0.0086       0.0085
          Total.........................                0.0231     0.0271     0.0216       0.0136       0.0134

                              CFT INCOME STATEMENT

                                        1997     1998     1999     2000     2001     2002     2003
                                       ------   ------   ------   ------   ------   ------   -------
Sales................................  46,749   51,273   65,919   74,074   82,223   96,889   101,149
Materials............................                    21,332   20,826   22,696   24,311    25,675
Labor................................                     5,230    5,828    6,411    7,052     7,757
Mfg Overhead.........................                    20,030   24,226   25,195   26,959    28,846
Other................................                     1,649    4,706    6,476    8,954     9,660
Cost of Sales........................                    49,482   55,586   60,778   67,276    71,938
Gross Profit.........................                    16,437   18,488   21,445   29,613    29,211
Gross Profit %.......................                    24.94%   24.96%   26.08%   30.56%    28.88%
Expenses
  Selling & Admin....................                     3,850    4,043    4,245    4,457     4,680    5.00%
  Bonus -- PS/KEP....................                         0      250      500      750       750
  Total SG&A.........................                     3,850    4,293    4,745    5,207     5,430
  R & D..............................                     2,367    2,604    2,864    3,150     3,466   10.00%
  Other..............................                0        0        0        0        0         0
  Total Expenses.....................                     6,217    6,896    7,609    8,357     8,895
EBIT.................................  10,958    9,871   10,220   11,592   13,836   21,256    20,316
                                       23.44%   19.25%   15.50%   15.65%   16.83%   21.94%    20.09%

                             SSOC INCOME STATEMENT

                                          1997     1998     1999     2000     2001     2002     2003
                                         ------   ------   ------   ------   ------   ------   ------
Sales..................................  17,185   20,054   30,000   36,000   43,200   51,840   62,208   20.00%
Initial COS %..........................                    61.00%   60.00%   59.75%   59.50%   59.25%
Initial COS............................                    18,300   21,600   25,812   30,845   36,858
Royalty %..............................                                900    1,080    1,296    1,555    2.50%
Incremental Depr.......................                                321      536      750      964
Other..................................                         0        0        0        0        0
Total Cost of Sales....................                    18,300   22,821   27,428   32,891   39,378
Gross Profit...........................                    11,700   13,179   15,772   18,949   22,830
Gross Profit %.........................                    39.00%   36.61%   36.51%   36.55%   36.70%
Expenses
  Selling & Admin......................                     4,500    4,950    5,445    5,990    6,588   10.00%
  Eng/QC/R&D...........................                     2,000    2,060    2,122    2,185    2,251    3.00%
  Bonus -- PS/KEP......................                         0      100      200      300      300
  Other................................                         0
  Total Expenses.......................                     6,500    7,110    7,767    8,475    9,139
EBIT...................................     180   (1,576)   5,200    6,069    8,005   10,474   13,691
                                                           17.33%   16.86%   18.53%   20.20%   22.01%

                           CORPORATE INCOME STATEMENT

                                        1997     1998     1999     2000      2001      2002      2003
                                       ------   ------   ------   -------   -------   -------   -------
Sales................................
Cost of Sales........................
Gross Profit.........................                         0         0         0         0         0
Expenses
  Selling & Admin....................                     4,695     4,930     5,176     5,435     5,707    5.00%
  Bonus -- PS/KEP....................                     1,000     1,150       900       650       750    5.00%
  Total SG&A.........................                     5,695     6,080     6,076     6,085     6,457
  R & D..............................                       547       602       662       728       801   10.00%
  Other..............................                0     (162)        0         0         0         0
  Total Expenses.....................                     6,080     6,681     6,738     6,813     7,258
EBIT.................................  (3,208)  (5,154)  (6,080)   (6,681)   (6,738)   (6,813)   (7,258)
Other (Income)/Expense
  Interest Income....................                         0         0         0         0         0
  Interest Expense...................     746    1,378    3,400     3,568     3,863     3,455     2,159
  Capitalized Interest...............
  Other..............................
  Total Other........................                     3,400     3,568     3,863     3,455     2,159
EBT..................................                    (9,480)  (10,249)  (10,601)  (10,268)   (9,417)

                         CONSOLIDATED INCOME STATEMENT

                                   1997      1998      1999      2000       2001       2002       2003
                                  ------    ------    ------    -------    -------    -------    -------
Sales...........................  62,056    70,856    95,919    110,074    125,423    148,729    163,357
Cost of Sales...................  38,781    51,909    67,782     78,407     88,206    100,166    111,316
Gross Profit....................  23,275    18,947    28,137     31,667     37,217     48,562     52,041
Gross Profit %..................  37.51%    26.74%    29.33%     28.77%     29.67%     32.65%     31.86%
Expenses
  Selling & Admin...............  12,599    13,265    13,045     13,922     14,866     15,881     16,975
  Bonus -- PS/KEP...............   1,367       616     1,000      1,500      1,600      1,700      1,800
  Total SG&A....................  13,966    13,881    14,045     15,422     16,466     17,581     18,775
  R & D.........................   3,290     5,493     4,914      5,265      5,648      6,064      6,517
  Task..........................       0         0      (162)         0          0          0          0
  Total Expenses................  17,256    19,374    18,797     20,688     22,114     23,645     25,292
EBIT............................   6,019      (427)    9,340     10,979     15,104     24,917     26,749
Other (Income)/Expense
  Interest Income...............  (1,326)     (224)        0          0          0          0          0
  Interest Expense..............   2,255     1,418     3,400      3,568      3,863      3,455      2,159
  Capitalized Interest..........  (1,509)        0         0          0          0          0          0
  Other.........................    (510)   (3,372)        0          0          0          0          0
  Total Other...................  (1,090)   (2,178)    3,400      3,568      3,863      3,455      2,159
EBT.............................   7,109     1,751     5,940      7,411     11,241     21,462     24,590
Income Taxes....................   2,124       683     2,317      2,890      4,384      8,370      9,590
(Income)/Expense from GP........     145       425      (150)      (250)      (375)      (500)      (625)
Net Income......................   4,840       643     3,774      4,771      7,232     13,592     15,625
Shares Outstanding..............   7,148     7,173     7,300      7,450      7,450      7,450      7,450
EPS.............................  0.6771    0.0896    0.5169     0.6404     0.9707     1.8244     2.0973

                           CONSOLIDATED BALANCE SHEET

                                             1997      1998      1999      2000      2001      2002      2003
                                            -------   -------   -------   -------   -------   -------   -------
Current Assets
  Cash & Marketable.......................    5,980     1,800      (699)     (495)    1,635     3,981     6,555
  Accounts Receivable.....................    8,623    12,370    16,745    19,217    21,896    25,965    28,519
  Inventory...............................    9,666     9,000    11,933    13,695    15,604    18,504    20,324
  Income Taxes Rec........................    1,189     1,189     1,189     1,189     1,189     1,189     1,189
  Prepaid & Other.........................    1,943     1,200     1,200     1,200     1,200     1,200     1,200
  Total Current Assets....................   27,401    25,559    30,369    34,805    41,524    50,839    57,787

Property & Equipment
  Cost....................................   72,842    91,000    98,000   112,500   127,000   134,000   141,000
  Accum Depr..............................  (17,283)  (22,708)  (32,226)  (43,752)  (57,349)  (72,482)  (88,615)
  Net PP&E................................   55,559    68,292    65,774    68,748    69,651    61,518    52,385

Other Assets
  Marketable Securities...................      996         0         0         0         0         0         0
  License Agreements......................      603     4,400     4,000     3,600     3,200     2,800     2,400
  Goodwill, net...........................      872       794       704       614       524       434       344
  Invest General Photonics................    4,227     3,800     3,950     4,200     4,575     5,075     5,700
  Deferred Taxes..........................      412       412       412       412       412       412       412
  SRA Insurance Contracts.................      703     1,000     1,350     1,700     2,050     2,400     2,750
  Other Assets............................    1,497     1,368     1,368     1,368     1,368     1,368     1,368
  Total Other Assets......................    9,310    11,774    11,784    11,894    12,129    12,489    12,974

Total Assets..............................   92,270   105,625   107,927   115,448   123,304   124,846   123,146

Account Payable & Accrued.................   11,346    10,372    10,700    10,700    10,700    10,700    10,700

Current LTD Series A......................              3,200     3,200     3,200     3,200     3,200
Current LTD Series B......................                        1,600     1,600     1,600     1,600     1,600
Current Lucent............................              1,250     1,000     1,000       750
Total Current Debt........................              4,450     5,800     5,800     5,550     4,800     1,600

Long Term Debt
  Series A................................   16,000    12,800     9,600     6,400     3,200         0         0
  Series B................................    8,000     8,000     6,400     4,800     3,200     1,600         0
  Revolver................................             10,000    12,800    21,600    28,400    22,400    10,500
  Lucent..................................              2,750     1,750       750
  Total Long Term Debt....................   24,000    33,550    30,550    33,550    34,800    24,000    10,500

Stockholders' Equity......................   56,923    57,253    60,877    65,398    72,254    85,346   100,346
                                                                                          0         0         0

Total Liabilities and Equity..............   92,269   105,625   107,927   115,448   123,304   124,846   123,146

Check Figure..............................        1         0         0         0         0         0         0

                             CONSOLIDATED CASH FLOW

                                                  1999     2000      2001      2002      2003
                                                 ------   -------   -------   -------   -------
Cash Flow from Operations
Net Income............................            3,774     4,771     7,232    13,592    15,625
  Depr & Amort........................            9,518    11,526    13,597    15,133    16,133
  Equity in JV........................             (150)     (250)     (375)     (500)     (625)
  Change in Deferred Taxes............
  Change in Long Term Assets..........
  (Incr)/Decr in AR...................  (3,747)  (4,375)   (2,471)   (2,680)   (4,069)   (2,554)
  (Incr)/Decr in Inv..................     666   (2,933)   (1,761)   (1,910)   (2,899)   (1,820)
  (Incr)/Decr in Tax AR...............       0        0         0         0         0         0
  (Incr)/Decr in Prepaid/Other........     743        0         0         0         0         0
  (Incr)/Decr in Other Assets.........  (2,464)     (10)     (110)     (235)     (360)     (485)
  Incr/Decr in AP/Accrued.............    (974)     328         0         0         0         0

  Change in Working Capital...........            6,151    11,704    15,630    20,896    26,274
  Total...............................  (5,776)  (6,991)   (4,342)   (4,824)   (7,328)   (4,859)

Cash Flow from Financing
  Revolver Borrowing/(Payments).......            2,800     8,800     6,800    (6,000)  (11,900)
  Notes Borrowing/(Payments)..........           (3,200)   (4,800)   (4,800)   (4,800)   (4,800)
  Sub Debt Borrowing/(Payments).......                0         0         0         0         0
  Lucent Borrowing/(Payments).........           (1,250)   (1,000)   (1,000)     (750)        0
  Sale of Stock.......................
  Other...............................
  Total...............................           (1,650)    3,000     1,000   (11,550)  (16,700)

Cash Flow from Investing
  PP&E Additions......................           (7,000)  (14,500)  (14,500)   (7,000)   (7,000)
  Cash Investment JV..................
  Cash Received from JV...............
  Proceeds from Mkt Sec...............
  Other...............................
  Total...............................           (7,000)  (14,500)  (14,500)   (7,000)   (7,000)

Increase/(Decrease) in Cash...........           (2,499)      204     2,130     2,346     2,574

Beginning Cash........................            1,800      (699)     (495)    1,635     3,981
Ending Cash...........................             (699)     (495)    1,635     3,981     6,555

                           SUMMARY CAPITAL & INTEREST

                                 1997    1998     1999     2000      2001      2002      2003
                                 ----   ------   ------   -------   -------   -------   -------
PP&E
Beginning Balance.............                   91,000    98,000   112,500   127,000   134,000
  SSOC........................                    1,500     1,500     1,500     1,500     1,500
  CFT -- Maint................                    5,500     5,500     5,500     5,500     5,500
  CFT -- SM...................                        0     7,500     7,500         0         0
  CFT -- Other
  Ending Balance..............          91,000   98,000   112,500   127,000   134,000   141,000
  Life........................                        7         7         7         7         7
Depreciation -- Increment
  SSOC........................
  One Half Year Depr -- LY....                                107       107       107       107
  One Half Year Depr -- TY....                      107       107       107       107       107
  Current Year Increment......                      107       214       214       214       214
  Previous Year Increment.....                                107       321       536       750
  Total Incremental Depr......                      107       321       536       750       964

  CFT.........................
  One Half Year Depr -- LY....                        0       393       929       929       393
  One Half Year Depr -- TY....                      393       929       929       393       393
  Current Year Increment......                      393     1,321     1,857     1,321       786
  Previous Year Increment.....                                393     1,714     3,571     4,893
  Total Incremental Depr......                      393     1,714     3,571     4,893     5,679

  MM..........................                              1,200     1,800     2,200     2,500
  SM..........................                                514     1,771     2,693     3,179

  Life........................                        7         7         7         7         7

  Depr Per Model..............                   10,309
  Base Model Depr.............      0        0    9,400     9,400     9,400     9,400     9,400
  Goodwill Amort..............                       90        90        90        90        90
  Additional Depr.............                      500     2,036     4,107     5,643     6,643
  Other.......................                     (472)        0         0         0         0
  Total Depr..................                    9,518    11,526    13,597    15,133    16,133

Debt Balance For Interest
  Calculation                    Rate
  Series A....................   9.24%           16,000    12,800     9,600     6,400     3,200
  Series B....................   9.39%            8,000     8,000     6,400     4,800     3,200
  Revolver....................   9.50%           11,400    17,200    25,000    25,400    16,450
  Sub Debt....................   3.00%                0         0         0         0         0

Interest
  Series A....................                    1,478     1,183       887       591       296
  Series B....................                      751       751       601       451       300
  Revolver....................                    1,083     1,634     2,375     2,413     1,563
  Sub Debt....................                        0         0         0         0         0
  Total.......................                    3,313     3,568     3,863     3,455     2,159

Check Figures
  Property BS.................          18,158    7,000    14,500    14,500     7,000     7,000
  Property CF.................      0        0    7,000    14,500    14,500     7,000     7,000
  Depr Accum BS...............          (5,425)  (9,518)  (11,526)  (13,597)  (15,133)  (16,133)
  Depr Exp CF.................      0        0   (9,518)  (11,526)  (13,597)  (15,133)  (16,133)